Exhibit 10.2

BACKSTOP COMMITMENT AGREEMENT

BY AND AMONG

SPIRIT AIRLINES INC.

THE OTHER DEBTORS PARTY HERETO

AND

THE BACKSTOP COMMITMENT PARTIES PARTY HERETO

Dated as of November 18, 2024

TABLE OF CONTENTS

SCHEDULES

Schedule 1	Senior Secured Commitment Schedule
Schedule 2	Convertible Commitment Schedule

Company Disclosure Schedules

EXHIBITS

Exhibit A	Form of BCA Joinder
Exhibit B	Form of Commitment Party Transfer Form
Exhibit C	Form of Company Acknowledgement
Exhibit D	Debtors to Sign Company Acknowledgement

BACKSTOP commitment AGREEMENT

THIS BACKSTOP COMMITMENT AGREEMENT (this “Agreement”), dated as of November 18, 2024, is made by and among Spirit Airlines Inc. a Delaware corporation (the “Company”), and each of its direct or indirect subsidiaries that executes and delivers a acknowledgment and joinder to this Agreement substantially in the form attached to this Agreement as Exhibit C (“Company Acknowledgment”) after the date hereof in accordance with this Agreement, and that become thereafter debtors and debtors-in-possession that file chapter 11 cases under title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (as it may be amended from time to time, the “Bankruptcy Code”) in the Bankruptcy Court (as defined below) (together with the Company, each, a “Debtor” and collectively, the “Debtors”), each Convertible Noteholder party hereto (collectively, the “Convertible Backstop Commitment Parties”), and each Senior Secured Noteholder party hereto (collectively, the “Senior Secured Backstop Commitment Parties” and, together with the Convertible Backstop Commitment Parties, the “Backstop Commitment Parties”). The Company, the other Debtors and each Backstop Commitment Party are referred to herein, collectively, as the “Parties,” and each, individually, a “Party.” Capitalized terms that are used but not otherwise defined in this Agreement shall have the respective meanings given to them in Section 1.1 hereof or, if not defined therein, shall have the meanings given to them in the Restructuring Support Agreement (as defined below).

RECITALS

WHEREAS, the Company has entered into a restructuring support agreement (including the terms and conditions set forth in the Plan attached as Exhibit A thereto) dated as of November 18, 2024, by and among the Debtors and the Consenting Stakeholders party thereto (together with all exhibits and schedules thereto, as may be amended, supplemented, or otherwise modified from time to time, the “Restructuring Support Agreement”), which provides for the restructuring of the Debtors’ capital structure and financial obligations pursuant to a joint plan of reorganization to be filed in bankruptcy cases voluntarily commenced under the Bankruptcy Code on November 18, 2024 in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court,” and such cases, the “Chapter 11 Cases”), implementing the terms and conditions of the Restructuring Transactions;

WHEREAS, pursuant to the Restructuring Support Agreement and the Plan, the Company intends to issue New Common Equity for an aggregate purchase price of $350 million (such New Common Equity, the “Offering Shares”), of which (i) Offering Shares (the “Senior Secured Direct Allocation Shares”) representing an aggregate purchase price equal to the Senior Secured Holdback Amount (as defined below) shall be allocated to the Senior Secured Backstop Commitment Parties (the “Senior Secured Direct Allocation”), (ii) Offering Shares (the “Convertible Direct Allocation Shares”) representing an aggregate purchase price equal to the Convertible Holdback Amount (as defined below) shall be allocated to the Convertible Backstop Commitment Parties (the “Convertible Direct Allocation” and, together with the Senior Secured Direct Allocation, the “Direct Allocation”), (iii) Offering Shares will be offered in a rights offering (the “Rights Offering”) to Eligible Participants (as defined below) pursuant to which (A) Offering Shares representing an aggregate purchase price equal to the Senior Secured Rights Offering Amount (as defined below) will be offered to Senior Secured Noteholders on a ratable basis based on such holder’s amount of Senior Secured Notes Claims (the “Senior Secured Rights

Offering Shares”), and (B) Offering Shares representing an aggregate purchase price equal to the Convertible Rights Offering Amount will be offered to Convertible Noteholders on a ratable basis based on such holder’s amount of Convertible Notes Claims (the “Convertible Rights Offering Shares” and, together with Senior Secured Rights Offering Shares, the “Rights Offering Shares”), in each case on, and subject to, the terms and conditions set forth herein and subject to such procedures, terms, conditions and documentation acceptable to the Company and the Required Backstop Commitment Parties;

WHEREAS, subject to the terms and conditions contained in this Agreement, each Backstop Commitment Party has agreed severally, and not jointly and severally, to fund its respective Direct Allocation Commitment (as defined below) and Rights Offering Backstop Commitment (as defined below), if any, based on its respective Commitment Percentage (as defined below) and each Backstop Commitment Party will be entitled to receive its respective Direct Allocation Shares (as defined below), Backstop Shares (as defined below) and Backstop Premium Shares (as defined below) in amounts as described herein and subject to the terms and conditions hereof and thereof; and

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, the Parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.1            Definitions. Except as otherwise expressly provided in this Agreement, whenever used in this Agreement (including any Schedules hereto), the following terms shall have the respective meanings specified therefor below or in the Restructuring Support Agreement, as applicable:

“Ad Hoc Group of Convertible Noteholders Advisors” has the meaning set forth in the Restructuring Support Agreement.

“Ad Hoc Group of Senior Secured Noteholders Advisors” has the meaning set forth in the Restructuring Support Agreement.

“Advisor Fees” has the meaning set forth in Section 3.2(a).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls or is Controlled by or is under common Control with such Person, and shall include the meaning of “affiliate” set forth in section 101(2) of the Bankruptcy Code as if such person were a debtor. “Affiliated” has a correlative meaning.

“Affiliated Fund” means which respect to any Backstop Commitment Party, (a) any Affiliates (including at the institutional level) of such Backstop Commitment Party or any fund, account (including any separately managed accounts) or investment vehicle that is controlled, managed, advised or sub-advised by such Backstop Commitment Party, an Affiliate of such Backstop Commitment Party or by the same investment manager, advisor or subadvisor as such Backstop Commitment Party or an Affiliate of such Backstop Commitment Party or any fund, account (including any separately managed accounts) or investment vehicle which is controlled, managed, advised or sub-advised by an Affiliate of a Backstop Commitment Party’s investment manager, advisor or sub-advisor, (b) one or more special purpose vehicles that are wholly owned by such Backstop Commitment Party and its Affiliates, created for the purpose of holding the Direct Allocation Amount and/or the Rights Offering Backstop Commitment or (c) any Person, or any of its Affiliates, that is party to a derivative or participation transaction with such Backstop Commitment Party pursuant to which there is a transfer of the economics of ownership of Senior Secured Notes Claims, Convertible Notes Claims or any securities to or from such Person.

“Agreement” has the meaning set forth in the preamble.

“Alternative Restructuring Proposal” has the meaning set forth in the Restructuring Support Agreement.

“Anti-Corruption Laws” has the meaning set forth in Section 4.24.

“Antitrust Authorities” means the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States, and any other Governmental Entity, whether domestic, foreign or supranational, having jurisdiction pursuant to, or enforcing, the Antitrust Laws, and “Antitrust Authority” means any of them.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and any other Law, whether domestic or foreign, governing agreements in restraint of trade, monopolization, pre-merger notification, the lessening of competition through merger or acquisition or anticompetitive conduct, and any foreign investment Laws.

“Applicable Consent” has the meaning set forth in Section 4.7.

“Backstop Cash Premium” means $35,000,000.

“Backstop Commitment Parties” has the meaning set forth in the preamble.

“Backstop Order” has the meaning set forth in the Restructuring Support Agreement.

“Backstop Premium” means the Senior Secured Backstop Premium and the Convertible Backstop Premium.

“Backstop Premium Shares” means the Senior Secured Backstop Premium Shares and the Convertible Backstop Premium Shares.

“Backstop Shares” means the Senior Secured Backstop Shares and the Convertible Backstop Shares.

“Bankruptcy Code” has the meaning set forth in the preamble.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated under section 2075 of title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as amended from time to time, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court, each as amended from time to time.

“BCA Approval Obligations” means, subject to the Backstop Order, the obligations of Company and the other Debtors under this Agreement and the Backstop Order.

“BCA Joinder” means the form of joinder agreement attached hereto as Exhibit A.

“Breaching Consenting Stakeholder” has the meaning set forth in Section 9.4(b).

“Business Day” means any day, other than a Saturday, Sunday or legal holiday, as defined in Bankruptcy Rule 9006(a).

“Chapter 11 Cases” has the meaning set forth in the Recitals.

“Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

“Closing” has the meaning set forth in Section 2.7(a).

“Closing Date” has the meaning set forth in Section 2.7(a).

“Collective Bargaining Agreement” has the meaning set forth in Section 4.13(a).

“Commitment Amount” means a Senior Secured Commitment Amount or a Convertible Commitment Amount, as applicable.

“Commitment Party Default” means either a Senior Secured Commitment Party Default or a Convertible Commitment Party Default, as applicable.

“Commitment Party Replacement” means a Senior Secured Commitment Party Replacement or a Convertible Commitment Party Replacement, as applicable.

“Commitment Party Subscription Deadline” means the Subscription Tender Deadline as set forth and defined in the Subscription Form.

“Commitment Party Transfer Form” means that certain form attached hereto as Exhibit B.

“Commitment Percentage” means a Senior Secured Commitment Percentage or a Convertible Commitment Percentage, as applicable.

“Company” has the meaning set forth in the preamble.

“Company Acknowledgement” has the meaning set forth in the preamble.

“Company Aircraft” has the meaning set forth in Section 4.31(a).

“Company Aircraft Finance Contract” has the meaning set forth in Section 4.31(e).

“Company Aircraft Purchase Contract” has the meaning set forth in Section 4.31(d).

“Company Airport” has the meaning set forth in Section 4.33.

“Company Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, and any other compensation or benefits plan, policy, program, arrangement or payroll practice, and each other stock or equity purchase, stock or equity option, or other equity or equity based award, severance, retention, employment, consulting, change of control, bonus, incentive, deferred compensation, employee loan, retirement, fringe benefit and other benefit plan, agreement, program, policy, legally binding commitment or other arrangement, other than a Foreign Plan or a Multiemployer Plan, in each case, established, sponsored, maintained or contributed to or required to be contributed to by any Debtor or any Debtor Subsidiary.

“Company Claims/Interests” has the meaning set forth in the Restructuring Support Agreement.

“Company Disclosure Schedules” means the disclosure schedules delivered by the Company to the Backstop Commitment Parties on the date of this Agreement.

“Company Organizational Documents” means collectively, the organizational documents of the Company, including any certificate of formation, articles of incorporation, limited liability company agreement, bylaws or any similar documents, as applicable.

“Company Permits” means all authorizations, permits, certificates, exemptions, waivers, approvals, orders, consents, franchises, variances, deviations, registrations, licenses and clearances of any Governmental Entity applicable to the Debtors and necessary for them to own, lease and operate their assets and properties and to operate the Debtors’ business as currently conducted.

“Company SEC Documents” means all of the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed with or furnished to the SEC by the Company.

“Company Slots” has the meaning set forth in Section 4.33(a).

“Confirmation Order” has the meaning set forth in the Restructuring Support Agreement.

“Consenting Stakeholders” has the meaning set forth in the Restructuring Support Agreement.

“Contract” means any agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, sublicense, settlement agreement, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto, whether written or oral, but excluding the Plan.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement, or otherwise.

“Convertible Available Shares” means the Direct Allocation Shares, Rights Offering Shares and Backstop Shares that a Defaulting Convertible Backstop Commitment Party has failed to fund as a result of a Convertible Commitment Party Default.

“Convertible Backstop Commitment Parties” has the meaning set forth in the preamble.

“Convertible Backstop Funding Notice” has the meaning set forth in Section 2.4(b).

“Convertible Backstop Premium” has the meaning set forth in Section 3.1(b)(i).

“Convertible Backstop Premium Shares” has the meaning set forth in Section 3.1(b)(i).

“Convertible Backstop Shares” has the meaning set forth in Section 2.2(b).

“Convertible Commitment Amount” has the meaning set forth in Section 2.2(b).

“Convertible Commitment Party Default” means the failure by any Convertible Backstop Commitment Party or its Related Purchasers (as applicable) to deliver and pay any portion of its respective Funding Amount by the Escrow Account Funding Date in accordance with Section 2.4(e).

“Convertible Commitment Party Replacement” has the meaning set forth in Section 2.6(a).

“Convertible Commitment Party Replacement Period” has the meaning set forth in Section 2.6(a).

“Convertible Commitment Percentage” means, with respect to each Convertible Backstop Commitment Party, the percentage set forth opposite such Convertible Backstop Commitment Party’s name on the Convertible Commitment Schedule.

“Convertible Commitment Schedule” means Schedule 2 hereto.

“Convertible Direct Allocation” has the meaning set forth in the Recitals.

“Convertible Direct Allocation Amount” has the meaning set forth in the Section 2.1(a).

“Convertible Direct Allocation Commitments” has the meaning set forth in the Section 2.1(a).

“Convertible Direct Allocation Shares” has the meaning set forth in the Recitals.

“Convertible Funding Amount” has the meaning set forth in Section 2.4(b).

“Convertible Holdback Amount” means (i) if the Convertible Notes RSA Condition has not been met, $37,187,500 and (ii) if the Convertible Notes RSA Condition has been met, $7,437,500.

“Convertible Noteholders” has the meaning set forth in the Restructuring Support Agreement.

“Convertible Notes Claims” has the meaning set forth in the Restructuring Support Agreement.

“Convertible Notes RSA Condition” means that, no later than 11:59 p.m., New York City time, on November 25, 2024, as such time may be extended with the consent of the Required Convertible Backstop Commitment Parties, Convertible Noteholders (as such term is defined in the Restructuring Support Agreement) holding, in the aggregate, at least 90.00% of the aggregate principal amount of the Convertible Notes Claims shall have executed the Restructuring Support Agreement.

“Convertible Replacing Commitment Parties” has the meaning set forth in Section 2.6(a).

“Convertible Rights Offering Amount” means (i) if the Convertible Notes RSA Condition has not been met, $37,187,500 and (ii) if the Convertible Notes RSA Condition has been met, $66,937,500.

“Convertible Rights Offering Backstop Commitment” has the meaning set forth in Section 2.2(b).

“Convertible Rights Offering Shares” has the meaning set forth in the Recitals.

“Convertible Unsubscribed Shares” has the meaning set forth in Section 2.2(b).

“Data Protection Laws” means all Laws pertaining to the protection, privacy, security, breach notification, and cross-border transfer of Personal Data.

“Debtors” has the meaning set forth in the preamble.

“Defaulting Commitment Party” means, in respect of a Senior Secured Commitment Party Default or Convertible Commitment Party Default, as applicable, in each case, that is continuing, the applicable Defaulting Senior Secured Backstop Commitment Party or Defaulting Convertible Backstop Commitment Party.

“Defaulting Convertible Backstop Commitment Party” means, in respect of a Convertible Commitment Party Default that is continuing, the applicable defaulting Convertible Backstop Commitment Party.

“Defaulting Senior Secured Backstop Commitment Party” means, in respect of a Senior Secured Commitment Party Default that is continuing, the applicable defaulting Senior Secured Backstop Commitment Party.

“Deferred Compensation Liability” means the amount, as of immediately prior to the date hereof and on and as of the Closing Date, of all distributions that may become payable in respect of any non-qualified deferred compensation plan established, maintained, sponsored, or contributed, or required to be contributed, by a Debtor or any of its Subsidiaries, including any supplemental retirement plan, and account balances thereunder.

“Defined Benefit Pension Plan” means any plan that is subject to Section 412 of the Tax Code, Section 302 of ERISA or Title IV of ERISA (including a Multiemployer Plan) maintained, sponsored or contributed to, or for which there is an obligation to contribute to, by any of the Debtors or any ERISA Affiliate at any time during the preceding six (6) plan years.

“Definitive Documents” has the meaning set forth in the Restructuring Support Agreement.

“DIP Claim” means a claim under the DIP Facility.

“DIP Facility” has the meaning set forth in the Restructuring Support Agreement.

“DIP Orders” has the meaning set forth in the Restructuring Support Agreement.

“Direct Allocation” has the meaning set forth in the Recitals.

“Direct Allocation Amount” means (i) for each Senior Secured Backstop Commitment Party such Senior Secured Backstop Commitment Party’s Senior Secured Direct Allocation Amount and (ii) for each Convertible Backstop Commitment Party such Convertible Backstop Commitment Party’s Convertible Direct Allocation Amount.

“Direct Allocation Commitment” means a Senior Secured Direct Allocation Commitment or a Convertible Direct Allocation Commitment, as applicable.

“Direct Allocation Shares” means the Senior Secured Direct Allocation Shares or the Convertible Direct Allocation Shares, as applicable.

“Disclosure Statement” has the meaning set forth in the Restructuring Support Agreement.

“Disclosure Statement Order” means the Solicitation Procedures Order, as such term is defined in the Restructuring Support Agreement.

“DTC” means The Depository Trust Company.

“Eligible Participant” means a Convertible Noteholder or a Senior Secured Noteholder, as applicable.

“Environmental Laws” means all applicable Laws and Orders relating in any way to the protection of the environment, preservation of natural resources, health and safety matters (to the extent relating to exposure to Hazardous Materials), or pollution, including such Laws relating to the presence, use, manufacturing, production, generation, handling, management, transportation, treatment, recycling, storage, importing, Release or threatened Release, or cleanup of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder, in each case, as in effect from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any of the Debtors or any of its subsidiaries, is, or at any relevant time during the past six (6) years was, treated as a single employer or under common control under or within the meaning of Section 414 of the Tax Code or Section 4001 of ERISA.

“Escrow Account” has the meaning set forth in Section 2.4(a).

“Escrow Account Funding Date” has the meaning set forth in Section 2.4(e).

“EU/UK Qualified Investor” has the meaning set forth in Article 2(e) of the Prospectus Regulation.

“Event” means any event, development, occurrence, circumstance, effect, condition, result, state of facts or change.

“Ex-Im Laws” means, (a) applicable Laws related to export controls, including the U.S. Export Administration Regulations administered by the U.S. Department of Commerce; and (b) applicable Laws related to the importation of goods, including those administered by U.S. Customs and Border Protection.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and including any rule or regulation promulgated thereunder.

“Exit Financing Facility” has the meaning set forth in the Restructuring Support Agreement.

“Expense Reimbursement” has the meaning set forth in Section 3.2(a).

“FAA” means the Federal Aviation Administration.

“Federal Aviation Act” means Subtitle VII of Title 49 of the U.S. Code.

“Filing Party” has the meaning set forth in Section 6.10(b).

“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, vacated, stayed, modified, or amended, and as to which the time to appeal, seek certiorari, or move for a new trial, reargument, or rehearing has expired and no appeal, petition for certiorari, or other proceeding for a new trial, reargument, or rehearing thereof has been timely sought, or if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, reargument, or rehearing shall have expired; provided, however, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in another court of competent jurisdiction) or sections 502(j) or 1144 of the Bankruptcy Code has been or may be filed with respect to such order or judgment.

“Financial Reports” has the meaning set forth in Section 6.4.

“Financial Statements” has the meaning set forth in Section 4.9.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement, scheme or agreement established, sponsored, maintained or contributed to or required to be contributed to by any Debtor or any Debtor Subsidiary or with respect to which any Debtor or Debtor Subsidiary has or could reasonably be expected to have liability, contingent or otherwise, in each case, primarily for the benefit of employees or service providers employed outside the United States.

“Funding Amount” means the Senior Secured Funding Amount or Convertible Funding Amount, as applicable.

“Funding Notice” means the Senior Secured Backstop Funding Notice or Convertible Backstop Funding Notice, as applicable.

“GAAP” means the generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

“Governmental Entity” means any “governmental unit” set forth in section 101(27) of the Bankruptcy Code and foreign governmental authorities.

“Hazardous Materials” means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents which are regulated by Environmental Law or which can give rise to liability under any Environmental Law due to their dangerous or deleterious properties or characteristics, including explosive or radioactive substances or petroleum or any fraction thereof, petroleum distillates, petroleum products, natural gas, asbestos or asbestos containing materials, per- or polyfluoroalkyl substances, polychlorinated biphenyls, toxic mold or radon gas.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“Immediate Family Member” means, with respect to any Person, any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such Person, and any person (other than a tenant or employee) sharing the household of such Person.

“Indemnified Claim” has the meaning set forth in Section 8.2.

“Indemnified Person” has the meaning set forth in Section 8.1.

“Indemnifying Party” has the meaning set forth in Section 8.1.

“Intellectual Property Rights” means all right, title, and interest in and to the following worldwide: (i) patents, patent applications, patent disclosures and inventions and all improvements thereto (whether or not patentable or reduced to practice), and any reissue, continuation, continuation-in-part, renewals, renewal applications, revision, divisional, extension or reexamination thereof; (ii) trademarks, service marks, and trade dress, trade names, corporate names, certification marks, collective marks, d/b/a’s, logos, slogans, and other indicia of origin and all registrations, applications, and renewals in connection therewith (and all goodwill associated therewith); (iii) domain names and social media handles, and all registrations therefor; (iv) rights in all works of authorship (whether copyrightable or not), copyrights and all registrations, applications, and renewals thereof, and all derivative works, and moral rights; (v) trade secrets, know-how, technologies, algorithms, processes, techniques, protocols, methods, layouts, templates, tools, designs, customer lists and supplier lists, and specifications (“Trade Secrets”); and (vi) intellectual property rights in Software.

“Intended Tax Treatment” has the meaning set forth in Section 3.3.

“Equity Interests” has the meaning set forth in the Restructuring Support Agreement.

“Investment Company Act” has the meaning set forth in Section 4.27.

“IP Contracts” means all written Contracts pursuant to which the Debtors or any of their Subsidiaries (i) grant any license, sublicense, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to any Person, other than to the Debtors or any of their Subsidiaries, under or to any Intellectual Property Rights (except Ordinary Course Licenses) or (ii) are granted a license, sublicense, covenant not to assert, release, agreement not to enforce or prosecute, or immunity to or under any Person’s Intellectual Property Rights (other than Ordinary Course Licenses or licenses for non-customized, off-the-shelf software), in the case of both clauses (i) or (ii), that are material to the conduct of the business of the Debtors and their Subsidiaries, taken as a whole.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge, after reasonable inquiry of their direct reports as such individuals would normally conduct in the ordinary course of their business, of the President and Chief Executive Officer and Class III Director (Ted Christie III), the Executive Vice President and Chief Operating Officer (John Bendoraitis), the Executive Vice President and Chief Financial Officer (Fred Cromer), Executive Vice President and Chief Commercial Officer (Matthew H. Klein), Senior Vice President, General Counsel and Secretary (Thomas C. Canfield) of the Company.

“Law” has the meaning set forth in the Restructuring Support Agreement.

“Leased Real Property” means any and all parcels of or interests in real property leased, subleased or licensed by, or for which a right to use or occupy has been granted to, any of the Debtors or their respective Subsidiaries, as of the date of this Agreement and the Closing Date, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the lease, license or occupancy right thereof, which is used or intended to be used in the business of any of the Debtors or their respective Subsidiaries.

“Legal Proceedings” has the meaning set forth in Section 4.12.

“Legend” has the meaning set forth in Section 6.9.

“Lien” means any lien, adverse claim, charge, option, warrant, right of first refusal or first offer, escrow, servitude, security interest, mortgage, pledge, reservation, equitable interest, deed of trust, indenture, easement, encumbrance, restriction on transfer, conditional sale or other title retention agreement, lease, sublease, license, preemptive right, community property interest, collateral assignment, hypothecation, right of way, defect in title, lien or judicial lien as defined in sections 101(36) and (37) of the Bankruptcy Code, or other restrictions or encumbrances of any kind.

“Lookback Date” means January 1, 2022.

“Losses” has the meaning set forth in Section 8.1.

“Management Incentive Plan” means any post-Plan Effective Date incentive plan providing for the issuance of equity and equity-based awards with respect to New Common Equity, as approved by the board of directors of the Company, in accordance with and subject to the terms and conditions of the Plan and the Restructuring Support Agreement.

“Material Adverse Effect” means any Event occurring after the date hereof that individually, or together with all other Events, has had a material and adverse effect on (a) the business, assets, liabilities, finances, properties, prospects, results of operations or condition (financial or otherwise) of the Debtors and their Subsidiaries, taken as a whole, or (b) the ability of the Debtors and their Subsidiaries, taken as a whole, to perform their obligations under, or to consummate the transactions contemplated by, the Transaction Agreements, including the Rights Offering; provided, that in the case of clause (a), except to the extent such Event results from, arises out of, or is attributable to, the following (either alone or in combination): (i) any change after the date hereof in global, national or regional political conditions (including hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or material worsening of any such hostilities, acts of war, sabotage, terrorism or military actions existing or underway) or in the general business, market, financial or economic conditions affecting the industries, regions and markets in which the Debtors or their Subsidiaries operate, including any change in the United States or applicable foreign economies or securities, commodities or financial markets, or force majeure events or “acts of God”; (ii) any changes after the date hereof in applicable Law or GAAP, or in the interpretation or enforcement thereof; (iii) the negotiation, execution, announcement or performance of this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby; (iv) changes in the market price or trading volume of the claims or equity or debt securities of the Debtors or their Subsidiaries (but not the underlying facts giving rise to such changes unless such facts are otherwise excluded pursuant to the clauses contained in this definition); (v) the filing of the Chapter 11 Cases or actions taken in connection with the Chapter 11 Cases that are directed by the Bankruptcy Court and made in compliance with the Bankruptcy Code and the Transaction Agreements; (vi) declarations of national emergencies in the United States or natural disasters in the United States; (vii) the Events leading up to the filing of the Chapter 11 Cases that were publicly disclosed prior to the date hereof; (viii) the occurrence of a Commitment Party Default and any Events that directly arise out of such Commitment Party Default; (ix) any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic, its variants or any other similar pandemic), or any Law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, regulation, statute, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement; (x) any actions taken by the Debtors and their Subsidiaries that are directed or instructed by the FAA, and (xi) any Event disclosed or described in the Company Disclosure Schedules; provided, that the exceptions set forth in clauses (i), (ii), (vi), (ix) and (x) shall not apply to the extent that such Event is disproportionately adverse to the Debtors and their Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Debtors or their Subsidiaries operate.

“Material Contracts” means all “plans of acquisition, reorganization, arrangement, liquidation or succession” and “material contracts” (as such terms are defined in Items 601(b)(2) and 601(b)(10) of Regulation S-K under the Exchange Act) to which any of the Debtors is a party. For the avoidance of doubt, the term “Material Contracts” shall include any Contract containing any indemnification, warranty, support, maintenance or service obligation on the part of the Debtors, other than any such Contract entered in the ordinary course of the business of the Debtors.

“Money Laundering Laws” has the meaning set forth in Section 4.25(a).

“Multiemployer Plan” means a multiemployer plan as defined in Sections 4001(a)(3) and (3)(37) of ERISA to which any of the Debtors or any of their Subsidiaries or any respective ERISA Affiliate is making or accruing an obligation to make contributions, has within any of the preceding six (6) plan years made or accrued an obligation to make contributions, or each such plan with respect to which any such entity has any actual or contingent liability or obligation.

“New Common Equity” has the meaning set forth in the Restructuring Support Agreement.

“Offering Shares” has the meaning set forth in the Recitals.

“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Entity or arbitrator of applicable jurisdiction.

“Ordinary Course License” means any of the following agreements of the Company or any other Debtor: (i) any license contained in a customer subscription, license or service agreement, (ii) any standard confidentiality or non-disclosure agreement, or (iii) any other license with respect to Intellectual Property Rights that is non-exclusive and entered into in the ordinary course of business, consistent with past practice.

“Outside Date” means the date set forth in Section 4(l) of the Restructuring Support Agreement, as such date may be extended pursuant to the terms of the Restructuring Support Agreement.

“Owned Real Property” means, collectively, all real property owned in fee by any of the Debtors or their respective Subsidiaries, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Party” has the meaning set forth in the preamble.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

“Per Share Subscription Price” means (i) the product of (a) 70% and (b) Plan Equity Value, divided by (ii) Total Shares Outstanding.

“Permitted Investor” means that such Person is either (i) a “qualified institutional buyer,” as such term is defined in Rule 144A under the Securities Act, (ii) a non-U.S. person as defined under Regulation S under the Securities Act, or (iii) an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under the Securities Act; or if the Person is resident, located or has a registered office in any member state of the European Economic Area or the United Kingdom, such Person must be an EU/UK Qualified Investor.

“Permitted Liens” means (a) with respect to assets or property constituting Prepetition RCF Collateral, Liens permitted by clauses (3), (4), (5), (7), (8), (9), (10), (11) and/or (13) of the definition of “Permitted Liens” in the Prepetition RCF, (b) with respect to assets or property constituting Prepetition Senior Secured Notes Collateral, Liens permitted by clauses (3), (4), (5), (6), (7), (8), (9), (10), (11), (12), (14), (15) and/or (16) of the definition of “Permitted Liens” in the Senior Secured Notes Indenture, (c) with respect to assets or property not constituting Prepetition RCF Collateral or Prepetition Senior Secured Notes Collateral, (i) statutory Liens for current Taxes that (x) are not delinquent, (y) are being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto in accordance with GAAP and reflected in the Financial Statements, or (z) for U.S. Taxes only, the nonpayment of which is permitted or required by the Bankruptcy Code or the Bankruptcy Court, (ii) statutory Liens of the landlords, if any, under the Real Property Leases, and operator’s, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other similar statutory Liens for labor, materials or supplies, provided any such Lien is incurred in the ordinary course of business consistent with past practice and as otherwise not prohibited under this Agreement, for amounts that are not delinquent and that do not materially detract from the value of, or materially impair the use of, any of the Real Property or personal property of any of the Debtors, (iii) zoning, building codes and other similar land use Laws regulating the use or occupancy of any Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such Real Property; provided, that no such zoning, building codes and other land use Laws individually or in the aggregate, materially and adversely affect, impair or interfere with the use, occupancy, ownership, value and/or maintenance of or the access to such Real Property or any property affected thereby or, the operation of the business of the Company, the other Debtors and/or their respective subsidiaries as presently conducted, (iv) easements, covenants, conditions, restrictions of record, and other similar recorded matters affecting title to any Real Property that do not, individually or in the aggregate, materially interfere with the use, occupancy, ownership, value and/or maintenance of or the access to the property burdened thereby or the conduct of the business of the Company, the other Debtors, and/or their respective subsidiaries as presently conducted or as presently planned to be conducted or their use of any of their respective assets, (v) matters that would be disclosed by an accurate survey or inspection of the Real Property, (vi) any Ordinary Course License, and (vii) Liens listed on Section 1.1 of the Company Disclosure Schedules, (d) Liens that, pursuant to the Confirmation Order, will not survive beyond the Plan Effective Date and (e) Liens securing the DIP Facility.

“Permitted Transfer” has the meaning set forth in Section 2.3(b).

“Permitted Transferees” has the meaning set forth in Section 2.3(c).

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any governmental authority.

“Personal Data” means any and all information that can reasonably be used to identify an individual natural person, household or device, including name, physical address, telephone number, email address, financial account number, password or PIN, device identifier or unique identification number, government-issued identifier (including Social Security Number and driver’s license number), medical, health or insurance information, gender, data of birth, educational or employment information, religious or political view or affiliation and marital or other status (to the extent any of these data elements can reasonably be associated with an individual natural person or is linked to any such data element that can reasonably be associated with an individual natural person, household or device). Personal Data also includes any information not listed above if such information is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” or “personal information” under any Data Protection Laws.

“Petition Date” has the meaning set forth in the Restructuring Support Agreement.

“Plan” has the meaning set forth in the Restructuring Support Agreement.

“Plan Effective Date” has the meaning set forth in the Restructuring Support Agreement.

“Plan Equity Value” means $806,451,613.

“Plan Supplement” has the meaning set forth in the Restructuring Support Agreement.

“Pre-Closing Period” has the meaning set forth in Section 6.2(a).

“Prepetition RCF” has the meaning set forth in the DIP Orders.

“Prepetition RCF Collateral” has the meaning set forth in the DIP Orders.

“Prepetition Senior Secured Notes Collateral” has the meaning set forth in the DIP Orders.

“Privacy Statements” means, collectively, all of the Debtors’ and their Subsidiaries’ external privacy policies or privacy statements made to customers and publicly posted privacy policies regarding the collection, use, disclosure, transfer, storage, maintenance, retention, deletion, disposal, modification or other processing of data protected under Data Protection Laws .

“Pro Rata Share” means (i) with respect to the Senior Secured Notes Claims, a fraction (expressed as a percentage), the numerator of which is the principal amount of Senior Secured Notes Claims held by the applicable Senior Secured Noteholder and the denominator of which is the aggregate principal amount of all Senior Secured Notes Claims, and (ii) with respect to the Convertible Notes Claims, a fraction (expressed as a percentage), the numerator of which is the principal amount of the Convertible Notes Claims held by the applicable Convertible Noteholder and the denominator of which is the aggregate principal amount of all Convertible Notes Claims.

“Prospectus Regulation” means Regulation (EU) No 2017/1129 of the European Parliament and of the European Council of 14 June 2017, and as such regulation forms part of United Kingdom domestic law pursuant to the European Union (Withdrawal) Act 2018, or such other successor rule, regulation or legislation as may apply in the European Economic Area or the United Kingdom.

“Real Property” means, collectively any and all Owned Real Property and Leased Real Property.

“Real Property Lease” and “Real Property Leases” have the meanings set forth in Section 4.17(b).

“Registration Rights Agreement” has the meaning set forth in Section 6.6(a).

“Regulation S” has the meaning set forth in Section 5.11(b).

“Related Party” has the meaning given to “related person” in Item 404 of Regulation S-K.

“Related Party Transaction” has the meaning set forth in Section 6.2(b)(iii).

“Related Purchaser” means, with respect to any Backstop Commitment Party, any reasonably creditworthy Affiliate or Affiliated Fund of such Backstop Commitment Party (other than any portfolio company of such Backstop Commitment Party or its Affiliates).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating in, into, onto or through the environment. “Released” has a correlative meaning.

“Replacement Funding Notice” has the meaning set forth in Section 2.5(a).

“Replacing Commitment Parties” means either the Senior Secured Replacing Commitment Parties or the Convertible Replacing Commitment Parties, as applicable.

“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors, consultants and other representatives.

“Required Backstop Commitment Parties” means, collectively, the Required Senior Secured Backstop Commitment Parties and the Required Convertible Backstop Commitment Parties.

“Required Convertible Backstop Commitment Parties” means, at any time, Convertible Backstop Commitment Parties holding Commitment Percentages representing commitments to purchase at least 50.1% of the Convertible Backstop Shares.

“Required Senior Secured Backstop Commitment Parties” means, at any time, Senior Secured Backstop Commitment Parties holding Commitment Percentages representing commitments to purchase at least 50.1% of the Senior Secured Backstop Shares.

“Required Consenting Convertible Noteholders” has the meaning set forth in the Restructuring Support Agreement.

“Required Consenting Senior Secured Noteholders” has the meaning set forth in the Restructuring Support Agreement.

“Restricted Period” has the meaning set forth in Section 5.11(d).

“Restructuring Support Agreement” has the meaning set forth in the Recitals.

“Restructuring Transactions” has the meaning set forth in the Restructuring Support Agreement.

“Rights Offering” has the meaning set forth in the Recitals.

“Rights Offering Backstop Commitment” means a Senior Secured Rights Offering Backstop Commitment or a Convertible Rights Offering Backstop Commitment, as applicable.

“Rights Offering Procedures” means the procedures with respect to the Rights Offering, including any modifications thereto, that are approved by the Bankruptcy Court pursuant to the Disclosure Statement Order, which procedures shall be in form and substance satisfactory to the Required Backstop Commitment Parties and the Company.

“Rights Offering Shares” has the meaning set forth in the Recitals.

“Rights Offering Subscription Agent” means Epiq Corporate Restructuring, LLC , or another subscription agent appointed by the Company and satisfactory to the Required Backstop Commitment Parties.

“RSA Joinder” means a joinder to the Restructuring Support Agreement in the form of Exhibit C thereto.

“Rule 144A” has the meaning set forth in Section 5.11(b).

“Sanctioned Country” means any country or territory that is itself the target of comprehensive Sanctions (as of the execution of the Agreement, Crimea, Cuba, Iran, North Korea, Syria, and those portions of the Donetsk People’s Republic or Luhansk People’s Republic regions and such other regions of Ukraine over which any Sanctions authority imposes comprehensive Sanctions).

“Sanctioned Person” means any Person that is (a) the target of Sanctions, including any Person identified on U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, Sectoral Sanctions Identifications List, or any other Sanctions-related list maintained by a Sanctions authority; (b) a Person that is organized, located, resident, or primarily doing business in a Sanctioned Country; or (c ) any Person owned or controlled by any Person(s) described in clause(s) (a) and/or (b) to the extent such owned or controlled Person is subject to the same restrictions or prohibitions as the Person(s) described in clause(s) (a) and/or (b).

“Sanctions” means any economic, financial and trade sanctions administered or enforced by the U.S. government (including without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union and each member state thereof, the Cayman Islands or the United Kingdom (including His Majesty’s Treasury).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and including any rule or regulation promulgated thereunder.

“Security Incident” means any unauthorized or unlawful access, acquisition, exfiltration, manipulation, erasure, loss, use, or disclosure that compromises the confidentiality, integrity, availability or security of Personal Data, or that triggers any reporting requirement under any breach notification Law or contractual provision.

“Senior Secured Available Shares” means the Direct Allocation Shares, Rights Offering Shares and Backstop Shares that a Defaulting Senior Secured Backstop Commitment Party has failed to fund as a result of a Senior Secured Commitment Party Default.

“Senior Secured Backstop Commitment Parties” has the meaning set forth in the preamble.

“Senior Secured Backstop Funding Notice” has the meaning set forth in Section 2.4(a).

“Senior Secured Backstop Premium” has the meaning set forth in Section 3.1(a)(i).

“Senior Secured Backstop Premium Shares” has the meaning set forth in Section 3.1(a)(i).

“Senior Secured Backstop Shares” has the meaning set forth in Section 2.2(a).

“Senior Secured Commitment Amount” has the meaning set forth in Section 2.2(a).

“Senior Secured Commitment Party Default” means the failure by any Senior Secured Backstop Commitment Party or its Related Purchasers (as applicable) to deliver and pay any portion of its respective Funding Amount by the Escrow Account Funding Date in accordance with Section 2.4(e).

“Senior Secured Commitment Party Replacement” has the meaning set forth in Section 2.5(a).

“Senior Secured Commitment Party Replacement Period” has the meaning set forth in Section 2.5(a).

“Senior Secured Commitment Percentage” means, with respect to each Senior Secured Backstop Commitment Party, the percentage set forth opposite such Senior Secured Backstop Commitment Party’s name on the Senior Secured Commitment Schedule.

“Senior Secured Commitment Schedule” means Schedule 1 hereto.

“Senior Secured Direct Allocation” has the meaning set forth in the Recitals.

“Senior Secured Direct Allocation Amount” has the meaning set forth in the Section 2.1(a).

“Senior Secured Direct Allocation Commitment” has the meaning set forth in the Section 2.1(a).

“Senior Secured Direct Allocation Shares” has the meaning set forth in the Recitals.

“Senior Secured Funding Amount” has the meaning set forth in the Section 2.4(a).

“Senior Secured Holdback Amount” means (i) if the Senior Secured Notes RSA Condition has not been met, $137,812,500 and (ii) if the Senior Secured Notes RSA Condition has been met, $27,562,500.

“Senior Secured Noteholders” has the meaning set forth in the Restructuring Support Agreement.

“Senior Secured Notes Claims” has the meaning set forth in the Restructuring Support Agreement.

“Senior Secured Notes Indenture” has the meaning set forth in the Restructuring Support Agreement.

“Senior Secured Notes RSA Condition” means that, no later than 11:59 p.m., New York City time, on November 25, 2024, as such time may be extended with the consent of the Required Senior Secured Backstop Commitment Parties, Senior Secured Noteholders (as such term is defined in the Restructuring Support Agreement) holding, in the aggregate, at least 90.00% of the aggregate principal amount of the Senior Secured Notes Claims shall have executed the Restructuring Support Agreement.

“Senior Secured Replacing Commitment Parties” has the meaning set forth in Section 2.5(a).

“Senior Secured Rights Offering Backstop Commitment” has the meaning set forth in Section 2.2(a).

“Senior Secured Rights Offering Amount” means (i) if the Senior Secured Notes RSA Condition has not been met, $137,812,500 and (ii) if the Senior Secured Notes RSA Condition has been met, $248,062,500.

“Senior Secured Rights Offering Shares” has the meaning set forth in the Recitals.

“Senior Secured Unsubscribed Shares” has the meaning set forth in Section 2.2(a).

“Software” means any and all (a) computer programs and applications, architectures, libraries, codes, firmware and middleware, including any and all software implementations of algorithms, analytics, models and methodologies, whether in Source Code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) all programmer and user documentation, including user manuals and training materials, relating to any of the foregoing and (e) any of the foregoing used or included in software or application for wireless mobile communication devices.

“Source Code” means computer software and code, in form other than object code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“SOX” has the meaning set forth in Section 4.29.

“Subscription Form” means that certain Convertible Notes Subscription Form and/or certain Senior Secured Notes Subscription Form (each as defined in the Rights Offering Procedures), as applicable, to be used by any Eligible Participant electing to purchase Rights Offering Shares in the Rights Offering.

“Subscription Rights” means the subscription rights to fund and purchase the Rights Offering Shares.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary), (a) owns, directly or indirectly, more than fifty percent (50%) of the stock or other Equity Interests, (b) has the power to elect a majority of the board of directors or similar governing body, or (c) has the power to direct the business and policies. For the avoidance of doubt, a “Subsidiary” of the Company includes any non-Debtor subsidiary.

“Systems” means the operational technology systems, information technology and related infrastructure used, owned, leased or licensed by or for the business of the Debtors and their Subsidiaries, including industrial control systems, firmware, hardware, networks, interfaces, platforms and related systems.

“Tax” or “Taxes” means all taxes, assessments, duties, levies or other mandatory governmental charges paid to a Governmental Entity, including all U.S. federal, state, local, and non-U.S. and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes, assessments, duties, levies or other mandatory governmental charges in the nature of a tax paid to a Governmental Entity (whether payable directly or by withholding and whether or not requiring the filing of a return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon and shall include any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group, as successor, or by contract.

“Tax Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Tax Return” means any return, declaration, report, election, estimates, claim for refund, information return or other documents (including any related or supporting schedules or statements, and including any attachment thereto or amendment thereof) filed or required to be filed with any Governmental Entity in connection with the determination, assessment or collection of any Taxes, or the administration of any Laws.

“Total Shares Outstanding” means the total number of shares of New Common Equity outstanding on the Plan Effective Date after giving effect to the consummation of the transactions contemplated by the Plan and this Agreement, including, for the avoidance of doubt, the Offering Shares and the Backstop Premium Shares, but without giving effect to any New Common Equity issued or reserved for issuance pursuant to the Management Incentive Plan.

“Transaction Agreements” has the meaning set forth in Section 4.2.

“Transfer” means to sell, resell, reallocate, transfer, assign, pledge, hypothecate, participate, donate, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions). “Transfer” used as a noun has a correlative meaning.

“Treasury Regulations” means the regulations promulgated under the Tax Code.

“Union” has the meaning set forth in Section 4.13(a).

“WARN Act” has the meaning set forth in Section 4.13(b).

“Willful or intentional breach” has the meaning set forth in Section 9.4(a).

Section 1.2            Construction. In this Agreement, unless the context otherwise requires:

(a)               references to Articles, Sections and Schedules are references to the articles and sections or subsections of, and the schedules attached to, this Agreement;

(b)               references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (pdf), facsimile transmission or comparable means of communication;

(c)               words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d)               the words “hereof,” “herein,” “hereto,” “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Schedules and Exhibits attached to this Agreement, and not to any provision of this Agreement;

(e)               the term “this Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated, or supplemented;

(f)                “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(g)               references to “day” or “days” are to calendar days;

(h)               references to “the date hereof” means the date of this Agreement;

(i)                 unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder in effect from time to time; and

(j)                 references to “dollars” or “$” refer to currency of the United States of America, unless otherwise expressly provided.

Section 1.3            Consent Rights under the Restructuring Support Agreement.

For the avoidance of doubt, nothing in this Agreement shall be interpreted in any way to limit in any manner any consent right of the Consenting Stakeholders or any other party under the Restructuring Support Agreement.

Article II
RIGHTS OFFERING BACKSTOP COMMITMENT

Section 2.1            The Direct Allocation; The Rights Offering; Rights Offering Shares.

(a)          On and subject to the terms and conditions hereof, the Company shall conduct the Direct Allocation pursuant to which, at the Closing, (i)(A) the Company shall issue and sell to each Senior Secured Backstop Commitment Party, and (B) each Senior Secured Backstop Commitment Party hereby agrees, severally, and not jointly and severally, to purchase from the Company, a number of Offering Shares equal to its Senior Secured Commitment Percentage of the Senior Secured Direct Allocation Shares at the Per Share Subscription Price (such Senior Secured Backstop Commitment Party’s “Senior Secured Direct Allocation Amount” and such obligations to purchase the Senior Secured Direct Allocation Shares, the “Senior Secured Direct Allocation Commitments”), and (ii)(A) the Company shall issue and sell to each Convertible Backstop Commitment Party, and (B) each Convertible Backstop Commitment Party hereby agrees, severally, and not jointly and severally, to purchase from the Company, a number of Offering Shares equal to its Convertible Commitment Percentage of the

Convertible Direct Allocation Shares at the Per Share Subscription Price (such Convertible Backstop Commitment Party’s “Convertible Direct Allocation Amount” and such obligations to purchase the Convertible Direct Allocation Shares, the “Convertible Direct Allocation Commitments”).

(b)               On and subject to the terms and conditions hereof, the Company shall conduct the Rights Offering pursuant to and in accordance with the Rights Offering Procedures, this Agreement, the Restructuring Support Agreement, the Disclosure Statement Order and the Backstop Order, as applicable, in all material respects.

(c)               (i) Each Eligible Participant that exercises its Subscription Rights to fund Rights Offering Shares, shall be entitled to elect to receive up to its Pro Rata Share of the Rights Offering Shares, (ii) each Senior Secured Backstop Commitment Party shall exercise its Subscription Rights to purchase its Pro Rata Share of the Senior Secured Rights Offering Shares, and (iii) each Convertible Backstop Commitment Party shall exercise its Subscription Rights to purchase its Pro Rata Share of the Convertible Rights Offering Shares.

(d)               No later than the Commitment Party Subscription Deadline, each Backstop Commitment Party shall arrange to tender its Senior Secured Notes and/or Convertible Notes, as applicable, in accordance with the Rights Offering Procedures.

(e)               The Rights Offering will be conducted and the Rights Offering Shares will be offered, issued and distributed, in each case under the Plan without registration under the Securities Act or any similar federal or local Law in reliance on Bankruptcy Code section 1145(a), to the extent permitted. The Direct Allocation Shares, the Backstop Shares and the Backstop Premium Shares issued to the Backstop Commitment Parties pursuant to this Agreement, will be exempt from the registration requirements of the Securities Act pursuant to Rule 506(b) of Regulation D promulgated under the Securities Act or Section 4(a)(2) of the Securities Act, Regulation S under the Securities Act or another available exemption under the Securities Act.

Section 2.2            The Rights Offering Backstop Commitment.

(a)               Senior Secured Backstop Commitment Parties. On and subject to the terms and conditions hereof, including entry of the Backstop Order, each Senior Secured Backstop Commitment Party agrees, severally, and not jointly and severally, to purchase, and the Company agrees to issue to such Senior Secured Backstop Commitment Party, on the Closing Date at the Per Share Subscription Price, an aggregate number of Senior Secured Rights Offering Shares equal to (i) such Senior Secured Backstop Commitment Party’s Senior Secured Commitment Percentage multiplied by (ii) the aggregate number of Senior Secured Rights Offering Shares that Senior Secured Noteholders did not elect to purchase in the Rights Offering (the “Senior Secured Unsubscribed Shares”) as set forth on such Senior Secured Backstop Commitment Party’s Funding Notice delivered pursuant to Section 2.4 (the aggregate purchase price of such Senior Secured Backstop Commitment Party’s Senior Secured Unsubscribed Shares, its “Senior Secured Commitment Amount” and such Senior Secured Unsubscribed Shares, such Senior Secured Backstop Commitment Party’s “Senior Secured Backstop Shares” and such obligation to purchase Senior Secured Backstop Shares, such Senior Secured Backstop Commitment Party’s “Senior Secured Rights Offering Backstop Commitment”).

(b)               Convertible Backstop Commitment Parties. On and subject to the terms and conditions hereof, including entry of the Backstop Order, each Convertible Backstop Commitment Party agrees, severally, and not jointly and severally, to purchase, and the Company agrees to issue to such Convertible Backstop Commitment Party, on the Closing Date at the Per Share Subscription Price, an aggregate number of Convertible Rights Offering Shares equal to (i) such Convertible Backstop Commitment Party’s Convertible Commitment Percentage multiplied by (ii) the aggregate number of Convertible Rights Offering Shares that Convertible Noteholders did not elect to purchase in the Rights Offering (the “Convertible Unsubscribed Shares”) as set forth on such Convertible Backstop Commitment Party’s Funding Notice pursuant to Section 2.4 (the aggregate purchase price of such Convertible Backstop Commitment Party’s Convertible Unsubscribed Shares, its “Convertible Commitment Amount” and such Convertible Unsubscribed Shares, such Convertible Backstop Commitment Party’s “Convertible Backstop Shares” and, such obligation to purchase Convertible Backstop Shares, such Convertible Backstop Commitment Party’s “Convertible Rights Offering Backstop Commitment”).

Section 2.3            Assignment & Designation of Commitment Rights.

(a)               From the date hereof until the Commitment Party Subscription Deadline, each Backstop Commitment Party shall have the right to:

(i)                 by written notice to the Company and the Rights Offering Subscription Agent, require that all or any portion of its (1) Direct Allocation Shares, (2) Rights Offering Shares, (3) Backstop Shares, and/or (4) Backstop Premium Shares, in each case, at the Closing Date, be issued in the name(s) of, and delivered to one or more of, its Related Purchasers without the need for such Backstop Commitment Party to Transfer any portion of its Direct Allocation Commitment, Rights Offering Backstop Commitment, Senior Secured Notes Claims, Convertible Notes Claims and/or Subscription Rights to such Related Purchaser(s) which notice of designation by the applicable Backstop Commitment Party, shall (i) specify the amount of such Direct Allocation Shares, Rights Offering Shares, Backstop Shares, and/or Backstop Premium Shares, as applicable, to be delivered to or issued in the name of each such Related Purchaser at the Closing Date; and (ii) contain a confirmation (as set forth in the Subscription Form) by each such Related Purchaser of the accuracy of the representations and warranties made by each Backstop Commitment Party under this Agreement or the Rights Offering Procedures as applied to such Related Purchaser; provided, that no such designation shall relieve such Backstop Commitment Party from any of its obligations under this Agreement; and

(ii)              by written notice to the Company and the Rights Offering Subscription Agent elect to have one or more of its Related Purchasers or other Affiliates or Affiliated Funds fund all or any portion of its Funding Amount at the Closing Date, without the need for such Backstop Commitment Party to transfer any portion of its Direct Allocation Commitment, Rights Offering Backstop Commitment, Senior Secured Notes Claims, Convertible Notes Claims and/or Subscription Rights to such Related Purchaser(s) or other Affiliate(s) or Affiliated Fund(s), which notice shall (i) specify the applicable Funding Amount to be delivered by each such Related Purchaser or other Affiliate or Affiliated Fund on behalf of its respective Backstop Commitment Party at the Closing Date; and (ii) contain a confirmation by each such Related Purchaser or other Affiliate or Affiliated Fund of the accuracy of the representations and warranties made by each Backstop Commitment Party under this Agreement or the Rights Offering Procedures as applied to such Related Purchaser or other Affiliate or Affiliated Fund; provided, that no such designation shall relieve such Backstop Commitment Party from any of its obligations under this Agreement.

(b)               From the date hereof until the Commitment Party Subscription Deadline, each Backstop Commitment Party may Transfer (each, a “Permitted Transfer”) (A) the rights and obligations of such Backstop Commitment Party to participate in the Direct Allocation and purchase the Direct Allocation Shares and (B) the rights and obligations of such Backstop Commitment Party to provide the Rights Offering Backstop Commitment and to purchase any Backstop Shares and receive Backstop Premium Shares, provided, that, any transfer of any of the foregoing must comply with the requirements of this Section 2.3.

(c)               Any Permitted Transfer pursuant to Section 2.3(b) must be to any other Backstop Commitment Party or its Related Purchasers (provided, that such Related Purchaser is also a Permitted Investor) (collectively, the “Permitted Transferees”). Each such Permitted Transferee must execute and provide to the Rights Offering Subscription Agent, the Company, the Ad Hoc Group of Senior Secured Noteholders Advisors and the Ad Hoc Group of Convertible Noteholders Advisors promptly (no later than two (2) Business Days after any Permitted Transfer) a BCA Joinder (unless already party to this Agreement), and an RSA Joinder (unless already party to the Restructuring Support Agreement). Each transferring Backstop Commitment Party and Permitted Transferee must provide to the Rights Offering Subscription Agent, the Company, the Ad Hoc Group of Senior Secured Noteholders Advisors and the Ad Hoc Group of Convertible Noteholders Advisors promptly (no later than two (2) Business Days after any Permitted Transfer) a Commitment Party Transfer Form with such Permitted Transferee being deemed a Backstop Commitment Party. Upon the receipt of a Commitment Party Transfer Form, including, as set forth therein, an executed BCA Joinder and an executed RSA Joinder (if applicable), which shall constitute notice of such Permitted Transfer, the Rights Offering Subscription Agent shall note such Permitted Transfer in the respective records maintained by the Rights Offering Subscription Agent pursuant to Section 2.3(f) promptly but no later than three (3) Business Days following receipt of such notice of Transfer. If a Funding Notice has been issued to any such transferring Backstop Commitment Party, the Rights Offering Subscription Agent shall issue updated Funding Notices to such transferring Backstop Commitment Party and Permitted Transferee, as applicable, and the Permitted Transferee will be required to deliver and pay an amount equal to its respective Funding Amount by wire transfer of immediately available funds in U.S. dollars into the Escrow Account no later than three (3) Business Days prior to the Closing Date.

(d)               Any Transfer in violation of this Section 2.3 shall be void ab initio.

(e)               In the event a Backstop Commitment Party acquires any additional Senior Secured Notes Claims or Convertible Notes Claims after the date hereof, such acquisition shall not increase such Backstop Commitment Party’s Commitment Percentage, provided, that, this Section 2.3(e) shall not in any way limit the right of any Backstop Commitment Party to complete Permitted Transfers in accordance with Section 2.3(b).

(f)                Upon request of the Ad Hoc Group of Senior Secured Noteholders Advisors or the Ad Hoc Group of Convertible Noteholders Advisors, the Company shall direct the Rights Offering Subscription Agent to provide, to the extent such information has been provided to the Rights Offering Subscription Agent or is in its possession, as soon as commercially reasonably practicable but in no event later than five (5) Business Days following receipt of such request, the Ad Hoc Group of Senior Secured Noteholders Advisors or Ad Hoc Group of Convertible Noteholders Advisors, as applicable, with copies of the records (which may be in electronic format) identifying, as of the close of business on the date of such request, the names of the Persons who are recorded to receive and the amounts (to the extent calculable as of the date of such request) that such Persons are recorded to receive on the Closing Date of the Direct Allocation Shares, the Rights Offering Shares, the Backstop Shares, and the Backstop Premium Shares. For the avoidance of doubt, the Company shall direct the Rights Offering Subscription Agent to maintain records of each of the foregoing (to the extent such information has been provided to the Rights Offering Subscription Agent or is in its possession) and for purposes of determining whether any consent threshold set forth herein has been met, and the Parties agree to rely on such records.

Section 2.4            Escrow Account Funding.

(a)               Senior Secured Backstop Funding Notice. No later than the fifth (5th) calendar day following the Commitment Party Subscription Deadline, upon instruction and on behalf of the Company and subject to the prior written consent (with delivery by electronic mail being sufficient) of the Required Consenting Senior Secured Noteholders (which consent shall not be unreasonably withheld, delayed or conditioned) the Rights Offering Subscription Agent shall deliver to each Senior Secured Backstop Commitment Party a written notice (each, a “Senior Secured Backstop Funding Notice,”) setting forth (i) the aggregate amount of Senior Secured Unsubscribed Shares; (ii) such Senior Secured Backstop Commitment Party’s aggregate number of Senior Secured Rights Offering Shares subscribed for in the Rights Offering; (iii) such Senior Secured Backstop Commitment Party’s Senior Secured Commitment Amount; (iv) such Senior Secured Backstop Commitment Party’s Senior Secured Direct Allocation Amount; (v) the aggregate purchase price for such Senior Secured Backstop Commitment Party’s Senior Secured Rights Offering Shares subscribed for in the Rights Offering; (vi) the sum of clauses (iii), (iv), and (v) (such sum, such Senior Secured Backstop Commitment Party’s “Senior Secured Funding Amount”); and (vii) subject to the last sentence of Section 2.4(e), the non-interest bearing escrow account (the “Escrow Account”) designated in an escrow agreement acceptable to the Company and the Required Backstop Commitment Parties (the “Escrow Agreement”) and corresponding wire instructions, to which such Backstop Commitment Party (other than those that are registered investment companies under the Investment Company Act or whose investment management arrangements otherwise preclude funding into escrow (“Investment Companies”), unless such Backstop Commitment Party shall so choose) shall deliver and pay its Senior Secured Funding Amount. On the Plan Effective Date, each Senior Secured Backstop Commitment Party that is an Investment Company shall, at its option, deliver and pay its respective Senior Secured Funding Amount by wire transfer of immediately available funds in U.S. dollars to a segregated bank account of the Rights Offering Subscription Agent designated by the Rights Offering Subscription Agent in the Senior Secured Backstop Funding Notice, or make other arrangements that are acceptable to the applicable Investment Company and the Debtors, in satisfaction of such Senior Secured Backstop Commitment Party’s Senior Secured Commitment Amount and its obligations to fully exercise the Subscription Rights.

(b)               Convertible Backstop Funding Notice. No later than fifth (5th) calendar day following the Commitment Party Subscription Deadline, upon instruction and on behalf of the Company and subject to the prior written consent (with delivery by electronic mail being sufficient) of the Required Consenting Convertible Noteholders (which consent shall not be unreasonably withheld, delayed or conditioned) the Rights Offering Subscription Agent shall, on behalf of the Company, deliver to each Convertible Backstop Commitment Party a written notice (each, a “Convertible Backstop Funding Notice”) setting forth (i) the aggregate amount of Convertible Unsubscribed Shares; (ii) such Convertible Backstop Commitment Party’s aggregate number of Convertible Rights Offering Shares subscribed for in the Rights Offering; (iii) such Convertible Backstop Commitment Party’s Convertible Commitment Amount; (iv) such Convertible Backstop Commitment Party’s Convertible Direct Allocation Amount; (v) the aggregate purchase price for such Convertible Backstop Commitment Party’s Convertible Rights Offering Shares subscribed for in the Rights Offering; (vi) the sum of clauses (iii), (iv), and (v) (such sum, such Convertible Backstop Commitment Party’s “Convertible Funding Amount”); and (vii) subject to the last sentence of Section 2.4(e), the Escrow Account designated in the Escrow Agreement and corresponding wire instructions, to which such Convertible Backstop Commitment Party (other than those that are Investment Companies, unless such Backstop Commitment Party shall so choose) shall deliver and pay its Convertible Funding Amount. On the Plan Effective Date, each Convertible Backstop Commitment Party that is an Investment Company shall, at its option, deliver and pay its respective Convertible Funding Amount by wire transfer of immediately available funds in U.S. dollars to a segregated bank account of the Rights Offering Subscription Agent designated by the Rights Offering Subscription Agent in the Convertible Backstop Funding Notice, or make other arrangements that are acceptable to the applicable Investment Company and the Debtors, in satisfaction of such Convertible Backstop Commitment Party’s Convertible Commitment Amount and its obligations to fully exercise the Subscription Rights.

(c)               Funding Notice Information. The Company shall promptly direct the Rights Offering Subscription Agent to provide any written backup, information and documentation in its possession relating to the information contained in any applicable Funding Notice as any Backstop Commitment Party may reasonably request.

(d)               [Reserved].

(e)               Escrow Account Funding. Subject to the Escrow Agreement but no later than three (3) Business Days following receipt of the Funding Notice (as such date may be extended with the consent of the Company and the Required Backstop Commitment Parties, but in no event later than two (2) Business Days before the Plan Effective Date, the “Escrow Account Funding Date”), each Backstop Commitment Party shall deliver and pay an amount equal to its respective Funding Amount, by wire transfer of immediately available funds in U.S. dollars into the Escrow Account in satisfaction of such Backstop Commitment Party’s Direct Allocation Amount, Rights Offering Backstop Commitment and the Subscription Rights that such Backstop Commitment Party exercised. If the Closing does not occur within ten (10) Business Days following the Escrow Account Funding Date, all amounts deposited by the Backstop Commitment Parties in the Escrow Account shall be returned to the Backstop Commitment Parties in accordance with the terms and conditions of the Escrow Agreement.

Section 2.5            Senior Secured Commitment Party Default; Replacement of Defaulting Senior Secured Backstop Commitment Parties.

(a)               Upon the occurrence of a Senior Secured Commitment Party Default, the other Senior Secured Backstop Commitment Parties and their respective Related Purchasers (other than any Defaulting Senior Secured Backstop Commitment Party) shall have the right and opportunity (but not the obligation), within three (3) Business Days (or such longer period as may be provided by the Company with the consent of the Required Backstop Commitment Parties (which shall not be unreasonably withheld)) after receipt of written notice from the Company to all Senior Secured Backstop Commitment Parties of such Senior Secured Commitment Party Default, which notice shall be given promptly following the occurrence of such Senior Secured Commitment Party Default and to all Senior Secured Backstop Commitment Parties substantially concurrently (such period, the “Senior Secured Commitment Party Replacement Period”), to make arrangements for one or more of the Senior Secured Backstop Commitment Parties and their respective Related Purchasers (other than the Defaulting Senior Secured Backstop Commitment Party) to fund all or any portion of the Senior Secured Available Shares (such funding, a “Senior Secured Commitment Party Replacement”) on the terms and subject to the conditions set forth in this Agreement and in such amounts as may be agreed upon by all of the Senior Secured Backstop Commitment Parties electing to fund all or any portion of the Senior Secured Available Shares, or, if no such arrangements are made, based upon the relative applicable Commitment Amounts of any such Senior Secured Backstop Commitment Parties (other than any Defaulting Commitment Party) and their respective Related Purchasers (such Senior Secured Backstop Commitment Parties, the “Senior Secured Replacing Commitment Parties”). Following the expiration of the Senior Secured Commitment Party Replacement Period, the Company shall promptly, but no later than one (1) Business Day provide each Senior Secured Replacing Commitment Party with a revised Funding Notice (the “Replacement Funding Notice”) that reflects the updated Funding Amount of such Senior Secured Replacing Commitment Party and the amount that each Senior Secured Replacing Commitment Party is required to fund pursuant to Section 2.7(c) after taking into consideration the Senior Secured Commitment Party Replacement. Within two (2) Business Days following receipt of the Replacement Funding Notice, each Senior Secured Replacing Commitment Party shall fund any unfunded Funding Amount to the Escrow Account. Any Senior Secured Available Shares funded by a Senior Secured Replacing Commitment Party shall be included, among other things, in the determination of (i) the Senior Secured Backstop Shares (and the corresponding right to receive Senior Secured Backstop Shares) of such Senior Secured Replacing Commitment Party for all purposes hereunder, (ii) the Senior Secured Direct Allocation Amount and/or the Senior Secured Commitment Amount of such Senior Secured Replacing Commitment Party for purposes of Section 2.5(d), Section 2.4(e), Section 2.7(c), Section 3.1 (as applicable) and Section 3.2 (as applicable), and (iii) the Senior Secured Commitment Amount of such Senior Secured Replacing Commitment Party for purposes of the definition of “Required Backstop Commitment Parties”. If a Senior Secured Commitment Party Default occurs, the Outside Date shall be extended to the extent necessary to allow for the Senior Secured Commitment Party Replacement and the Closing Date to be completed and occur prior to the Outside Date.

(b)               The Convertible Backstop Commitment Parties shall have the right (but not the obligation) to make arrangements for one or more of the Convertible Backstop Commitment Parties to fund any portion of the Senior Secured Available Shares not otherwise funded by any Senior Secured Replacing Commitment Parties (in such case, each such funding Convertible Backstop Commitment Party shall constitute a Senior Secured Replacing Commitment Party and shall be bound by the funding period as set forth under above Section 2.5(a)).

(c)               Notwithstanding anything in this Agreement to the contrary, if a Senior Secured Backstop Commitment Party is a Defaulting Senior Secured Backstop Commitment Party, or if this Agreement is terminated with respect to such Senior Secured Backstop Commitment Party as a result of its default hereunder, such Defaulting Senior Secured Backstop Commitment Party shall not be entitled to any of the Senior Secured Direct Allocation Shares, Backstop Shares, Backstop Premium Shares, or expense reimbursement (including the Expense Reimbursement other than the Advisor Fees) or indemnification provided, or to be provided, under or in connection with this Agreement or any other Transaction Agreement.

(d)               Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be deemed to require a Senior Secured Backstop Commitment Party to pay more than its Senior Secured Direct Allocation Amount for its Senior Secured Direct Allocation Shares, its Senior Secured Commitment Amount for its Senior Secured Backstop Shares, or the aggregate purchase price calculated based on the Per Share Subscription Price for its Pro Rata Share of the Senior Secured Rights Offering Shares, as applicable.

(e)               For the avoidance of doubt, notwithstanding anything to the contrary set forth in Section 9.4, but subject to Section 10.11, no provision of this Agreement shall relieve any Defaulting Senior Secured Backstop Commitment Party from liability hereunder, or limit the availability of the remedies set forth in Section 10.10 or any other remedy available under applicable Laws, in connection with any such Defaulting Senior Secured Backstop Commitment Party’s Senior Secured Commitment Party Default, and the Parties hereto may enforce rights of money damages and/or specific performance upon such Senior Secured Commitment Party Default. Any Defaulting Senior Secured Backstop Commitment Party shall be liable to each other Senior Secured Backstop Commitment Party that is not a Defaulting Senior Secured Backstop Commitment Party, and to the Company, as a result of any breach of its obligations hereunder. For the avoidance of doubt, nothing in this provision shall require the Company to issue any New Common Equity (including any Senior Secured Backstop Premium Shares) to any Defaulting Senior Secured Backstop Commitment Party.

Section 2.6            Convertible Commitment Party Default; Replacement of Defaulting Convertible Backstop Commitment Parties.

(a)               Upon the occurrence of a Convertible Commitment Party Default, the other Convertible Backstop Commitment Parties and their respective Related Purchasers (other than any Defaulting Convertible Backstop Commitment Party) shall have the right and opportunity (but not the obligation), within three (3) Business Days (or such longer period as may be provided by the Company with the consent of the Required Backstop Commitment Parties (which shall not be unreasonably withheld)) after receipt of written notice from the Company to all Convertible Backstop Commitment Parties of such Convertible Commitment Party Default, which notice shall be given promptly following the occurrence of such Convertible Commitment Party Default and to all Convertible Backstop Commitment Parties substantially concurrently (such period, the “Convertible Commitment Party Replacement Period”), to make arrangements for one or more of the Convertible Backstop Commitment Parties and their respective Related Purchasers (other than the Defaulting Convertible Backstop Commitment Party) to fund all or any portion of the Convertible Available Shares (such funding, a “Convertible Commitment Party Replacement”) on the terms and subject to the conditions set forth in this Agreement and in such amounts as may be agreed upon by all of the Convertible Backstop Commitment Parties electing to fund all or any portion of the Convertible Available Shares, or, if no such arrangements are made, based upon the relative applicable Commitment Amounts of any such Convertible Backstop Commitment Parties (other than any Defaulting Commitment Party) and their respective Related Purchasers (such Convertible Backstop Commitment Parties the “Convertible Replacing Commitment Parties”). Following the expiration of the Convertible Commitment Party Replacement Period, the Company shall promptly, but no later than one (1) Business Day, provide each Convertible Replacing Commitment Party with a Replacement Funding Notice that reflects the updated Funding Amount of such Convertible Replacing Commitment Party and the amount that each Convertible Replacing Commitment Party is required to fund pursuant to Section 2.7(c) after taking into consideration the Convertible Commitment Party Replacement. Within two (2) Business Days following receipt of the Replacement Funding Notice, each Convertible Replacing Commitment Party shall fund any unfunded Funding Amount to the Escrow Account. Any Convertible Available Shares funded by a Convertible Replacing Commitment Party shall be included, among other things, in the determination of (i) the Convertible Backstop Shares (and the corresponding right to receive Convertible Backstop Shares) of such Convertible Replacing Commitment Party for all purposes hereunder, (ii) the Convertible Direct Allocation Amount and/or the Convertible Commitment Amount of such Convertible Replacing Commitment Party for purposes of Section 2.5(d), Section 2.4(e), Section 2.7(c), Section 3.1 (as applicable) and Section 3.2 (as applicable), and (iii) the Convertible Commitment Amount of such Convertible Replacing Commitment Party for purposes of the definition of “Required Backstop Commitment Parties”. If a Convertible Commitment Party Default occurs, the Outside Date shall be extended to the extent necessary to allow for the Convertible Commitment Party Replacement and the Closing Date to be completed and occur prior to the Outside Date.

(b)               The Senior Secured Backstop Commitment Parties shall have the right (but not the obligation) to make arrangements for one or more of the Senior Secured Backstop Commitment Parties to fund any portion of the Convertible Available Shares not otherwise funded by any Convertible Replacing Commitment Parties (in such case, each such funding Senior Secured Backstop Commitment Party shall constitute a Convertible Replacing Commitment Party and shall be bound by the funding period as set forth under above Section 2.6(a)).

(c)               Notwithstanding anything in this Agreement to the contrary, if a Convertible Backstop Commitment Party is a Defaulting Convertible Backstop Commitment Party, or if this Agreement is terminated with respect to such Convertible Backstop Commitment Party as a result of its default hereunder, such Defaulting Convertible Backstop Commitment Party shall not be entitled to any of the Convertible Direct Allocation Shares, Backstop Shares, Backstop Premium Shares, or expense reimbursement (including the Expense Reimbursement other than the Advisor Fees) or indemnification provided, or to be provided, under or in connection with this Agreement or any other Transaction Agreement.

(d)               Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be deemed to require a Convertible Backstop Commitment Party to pay more than its Convertible Direct Allocation Amount for its Convertible Direct Allocation Shares, its Convertible Commitment Amount for its Convertible Backstop Shares, or the aggregate purchase price calculated based on the Per Share Subscription Price for its Pro Rata Share of the Convertible Rights Offering Shares, as applicable.

(e)               For the avoidance of doubt, notwithstanding anything to the contrary set forth in Section 9.4, but subject to Section 10.11, no provision of this Agreement shall relieve any Defaulting Convertible Backstop Commitment Party from liability hereunder, or limit the availability of the remedies set forth in Section 10.10 or any other remedy available under applicable Laws, in connection with any such Defaulting Convertible Backstop Commitment Party’s Convertible Commitment Party Default, and the Parties hereto may enforce rights of money damages and/or specific performance upon such Convertible Commitment Party Default. Any Defaulting Convertible Backstop Commitment Party shall be liable to each other Convertible Backstop Commitment Party that is not a Defaulting Convertible Backstop Commitment Party, and to the Company, as a result of any breach of its obligations hereunder. For the avoidance of doubt, nothing in this provision shall require the Company to issue any New Common Equity (including any Convertible Backstop Premium Shares) to any Defaulting Convertible Backstop Commitment Party.

Section 2.7            Closing.

(a)               Subject to Article VII, and Article IX, and unless otherwise mutually agreed in writing between the Debtors and the Required Backstop Commitment Parties, the closing of the Rights Offering and the Direct Allocation (the “Closing”) shall take place electronically on the date on which all of the conditions set forth in Article VII shall have been satisfied or waived in accordance with this Agreement (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(b)               On the Closing Date, the Company will issue:

(i)                 to each Senior Secured Backstop Commitment Party, such Senior Secured Backstop Commitment Party’s Direct Allocation Shares, the Senior Secured Rights Offering Shares, the Senior Secured Backstop Shares and the Senior Secured Backstop Premium Shares.

(ii)              to each Convertible Backstop Commitment Party, such Convertible Backstop Commitment Party’s Direct Allocation Shares, the Convertible Rights Offering Shares, the Convertible Backstop Shares and the Convertible Backstop Premium Shares.

(c)               On the Closing Date, the Debtors will deliver to the Backstop Commitment Parties, to the satisfaction of the Required Backstop Commitment Parties:

(i)                 a certificate of the chief financial officer or chief accounting officer of the Company with respect to solvency matters, in form and substance acceptable to the Required Backstop Commitment Parties; and

(ii)              any documentation and other information reasonably requested in connection with Sanctions or Money Laundering Laws, including, without limitation, “know-your-customer” rules and regulations.

(d)               Subject to Section 2.7(b), at the Closing, the funds held in the Escrow Account (and any amounts paid to a Rights Offering Subscription Agent bank account pursuant to the Rights Offering Procedures) shall, as applicable, be released and utilized in accordance with the Plan or Confirmation Order, as applicable.

(e)               Subject to Article VII, at the Closing, issuance of the Direct Allocation Shares, Rights Offering Shares, Backstop Shares and Backstop Premium Shares will be made by the Company to each Backstop Commitment Party (or its designee in accordance with Section 2.3, as applicable) against payment for such shares (or, in the case of the Backstop Premium Shares, as consideration for each Backstop Commitment Party’s obligations hereunder) to be funded by such Backstop Commitment Party, in satisfaction of such Backstop Commitment Party’s obligations under this Agreement.

Section 2.8            Withholding. The Company and each of its designees and Affiliates shall be entitled to deduct or withhold any Taxes or other amounts with respect to any amounts payable pursuant to this Agreement that are required to be deducted or withheld under applicable Law. The Company shall cooperate in good faith with the Backstop Commitment Parties to reduce or eliminate, to the extent reasonably possible and permitted by applicable Law, any such amounts required to be deducted or withheld. The Company and each of its designees and Affiliates will be authorized to take any actions that may be reasonably necessary or appropriate to comply with such deduction or withholding requirements, including to request any reasonably necessary Tax forms, including IRS form W-9 or the appropriate series of IRS form W-8, as applicable, or any similar information for the purpose of determining whether any such withholding is required. Any such deducted or withheld amounts shall be treated as paid to the Person to whom such amounts would otherwise have been paid for purposes of this Agreement.

Section 2.9           Pre-funded Warrants. Notwithstanding any other provision of this Agreement, a Backstop Commitment Party may elect at any time prior to the Closing Date to receive, in lieu of all or a portion of the Backstop Shares, Backstop Premium Shares or Direct Allocation Shares that would otherwise be issuable to it, pre-funded warrants to acquire such Backstop Shares, Backstop Premium Shares or Direct Allocation Shares exercisable for an exercise price equal to the par value of the New Common Equity (the “Pre-Funded Warrants”). The Pre-Funded Warrants will include customary beneficial ownership limitation provisions prohibiting the exercise of the Pre-Funded Warrants to the extent that, after giving effect to an exercise of the Pre-Funded Warrants, the Backstop Commitment Party, together with any affiliates and any members of a Section 13(d) group with the Backstop Commitment Party and/or its affiliates, would beneficially own (as such term is defined under Rule 13d-3 under the Exchange Act) in excess of either 4.99% or 9.99% of the outstanding New Common Equity (which threshold shall be specified by the applicable Backstop Commitment Party).

Article III
BACKSTOP COMMITMENT CONSIDERATION AND EXPENSE REIMBURSEMENT

Section 3.1            Backstop Premium Payable by the Debtors.

(a)               Senior Secured Backstop Commitment Parties.

(i)                 Subject to Section 3.2, in consideration for the Senior Secured Direct Allocation Commitments and the Senior Secured Rights Offering Backstop Commitments and the other agreements and undertakings of the Senior Secured Backstop Commitment Parties in respect of the Rights Offering and the Senior Secured Direct Allocation under this Agreement, and pursuant to and in accordance with the Rights Offering Procedures, this Agreement, the Restructuring Support Agreement, the Disclosure Statement Order and the Backstop Order, the Debtors shall pay or cause to be paid to each Senior Secured Backstop Commitment Party (including any Senior Secured Replacing Commitment Party, but excluding any Defaulting Senior Secured Backstop Commitment Party) or such Senior Secured Backstop Commitment Party’s designee(s), as applicable, a non-refundable premium (the “Senior Secured Backstop Premium”) equal to a number of shares of New Common Equity equal to the product of (i) such Senior Secured Backstop Commitment Party’s Senior Secured Commitment Percentage and (ii) of 4.8825% of the Total Shares Outstanding (the “Senior Secured Backstop Premium Shares”) to the Senior Secured Backstop Commitment Parties; provided, that if the Closing does not occur, the Senior Secured Backstop Premium shall be payable only in cash and only to the extent provided in (and in accordance with) Section 9.4(b).

(ii)              The provisions for the payment of the Senior Secured Backstop Premium, the Expense Reimbursement and the indemnification provided herein, are an integral part of the transactions contemplated by this Agreement and without these provisions the Senior Secured Backstop Commitment Parties would not have entered into this Agreement.

(iii)            Subject to Section 9.4(b), the Company shall cause the Senior Secured Backstop Premium to be paid to the applicable Senior Secured Backstop Commitment Parties on (and as a condition to) the Plan Effective Date.

(iv)             The Senior Secured Backstop Premium and the Expense Reimbursement shall, pursuant to the Backstop Order, constitute allowed administrative expenses of the Debtors’ estates under sections 503(b) and 507 of the Bankruptcy Code and shall not be subject to set-off, recharacterization, avoidance or disallowance.

(v)               The Senior Secured Backstop Premium (including the applicable portion of the Backstop Cash Premium (in satisfaction of the Backstop Premium pursuant to Section 9.4(b)) shall be fully earned, non-refundable and non-avoidable upon the execution of this Agreement, and, subject to Section 9.4(b), shall be paid by the Debtors on the Closing Date as set forth above.

(b)               Convertible Backstop Commitment Parties.

(i)                 Subject to Section 3.2, in consideration for the Convertible Direct Allocation Commitments and the Convertible Rights Offering Backstop Commitments and the other agreements and undertakings of the Convertible Backstop Commitment Parties in respect of the Rights Offering and the Convertible Direct Allocation under this Agreement, and pursuant to and in accordance with the Rights Offering Procedures, this Agreement, the Restructuring Support Agreement, the Disclosure Statement Order and the Backstop Order, the Debtors shall pay or cause to be paid to each Convertible Backstop Commitment Party (including any Convertible Replacing Commitment Party, but excluding any Defaulting Convertible Backstop Commitment Party) or such Convertible Backstop Commitment Party’s designee(s), as applicable, a non-refundable premium (the “Convertible Backstop Premium”) equal to a number of shares of New Common Equity equal to the product of (i) such Convertible Backstop Commitment Party’s Convertible Commitment Percentage and (ii) of 1.3175% of the Total Shares Outstanding (the “Convertible Backstop Premium Shares”) to the Convertible Backstop Commitment Parties; provided that if the Closing does not occur, the Convertible Backstop Premium shall be payable only in cash and only to the extent provided in (and in accordance with) Section 9.4(b).

(ii)              The provisions for the payment of the Convertible Backstop Premium, the Expense Reimbursement and the indemnification provided herein, are an integral part of the transactions contemplated by this Agreement and without these provisions the Convertible Backstop Commitment Parties would not have entered into this Agreement.

(iii)            Subject to Section 9.4(b), the Company shall cause the Convertible Backstop Premium to be paid to the applicable Convertible Backstop Commitment Party on (and as a condition to) the Plan Effective Date.

(iv)             The Convertible Backstop Premium and the Expense Reimbursement shall, pursuant to the Backstop Order, constitute allowed administrative expenses of the Debtors’ estates under sections 503(b) and 507 of the Bankruptcy Code and shall not be subject to set-off, recharacterization, avoidance or disallowance.

(v)               The Convertible Backstop Premium (including the applicable portion of the Backstop Cash Premium (in satisfaction of the Backstop Premium pursuant to Section 9.4(b)), shall be fully earned, non-refundable and non-avoidable upon the execution of this Agreement and, subject to Section 9.4(b), shall be paid by the Debtors on the Closing Date as set forth above.

Section 3.2            Expense Reimbursement.

(a)               Whether or not the transactions contemplated hereunder are consummated, in accordance with and subject to the Backstop Order, the Debtors agree to pay, in accordance with Section 3.2(b) below, and to the extent such fees and expenses remain unpaid, (i) all reasonable and documented out-of-pocket fees and expenses (other than Taxes but including travel costs and expenses) of the Backstop Commitment Parties and the Ad Hoc Group of Senior Secured Noteholders Advisors and Ad Hoc Group of Convertible Noteholders Advisors incurred on behalf of the Backstop Commitment Parties in connection with the Chapter 11 Cases and/or the Restructuring Transactions (whether incurred before or after the Petition Date), including the negotiation, preparation and implementation of the Transaction Agreements and the other agreements and transactions contemplated hereby and thereby (the “Advisor Fees”) and (ii) any applicable filing or other similar fees required to be paid by the Backstop Commitment Parties in all applicable jurisdictions (such payment obligations, the “Expense Reimbursement”). The Expense Reimbursement shall, pursuant to the Backstop Order, constitute allowed administrative expenses against each of the Debtors’ estates under sections 503(b) and 507 of the Bankruptcy Code and shall not be subject to set-off, recharacterization, avoidance or disallowance. For the avoidance of doubt, the amount payable pursuant to this Section 3.2 shall be determined without duplication of recovery under the Restructuring Support Agreement or other Transaction Agreements.

(b)               The Expense Reimbursement accrued through the date on which the Backstop Order is entered shall be paid in accordance with the Backstop Order as promptly as reasonably practicable after the date of entry of the Backstop Order. The Expense Reimbursement shall thereafter be payable in accordance with the procedures set forth in the Backstop Order; provided, that the Debtors’ final payment shall be made contemporaneously with the Closing or the earlier termination of this Agreement pursuant to Article IX.

Section 3.3            Tax Treatment of Backstop Premium. The Backstop Commitment Parties and the Debtors agree that for U.S. federal and applicable U.S. state, local and territory income Tax purposes, (a) the entering into of the Rights Offering Backstop Commitments pursuant to this Agreement shall be treated as the sale of put options by the Backstop Commitment Parties to the Debtors and (b) the Backstop Premium shall be treated as “put premium” in respect of such options and shall not be treated as a fee (collectively, the “Intended Tax Treatment”). Each Debtor and Backstop Commitment Party shall prepare its respective U.S. federal, and applicable U.S. state, local and territory income Tax Returns in a manner consistent with the Intended Tax Treatment, and none of the Backstop Commitment Parties or any Debtor shall take any position or action with respect to U.S. Taxes (whether in audits, Tax Returns or otherwise) inconsistent with the Intended Tax Treatment, except as otherwise required by a “determination” within the meaning of Section 1313(a) of the Tax Code. The Parties agree that, as of the date hereof, no deduction or withholding of Tax is required by Law with respect to the payment of the Backstop Premium under this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE DEBTORS

Except (a) as set forth in the corresponding section of the Company Disclosure Schedules (it being understood that any information, item or matter set forth in one section or subsection of the Company Disclosure Schedules shall be deemed a disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement (i) to which there is an explicit cross-reference to such information, item or matter or (ii) to the extent that it is reasonably apparent based upon the content of such disclosure that such information, item or matter is relevant to such other section or subsection) or (b) as disclosed in the Company SEC Documents filed with (or furnished to) the SEC on or after December 31, 2021 and no later than two (2) Business Days prior to the date hereof (excluding any cautionary, predictive or forward-looking disclosures contained in the “Forward-Looking Statements” or “Risk Factors” sections thereof), the Company (or, in the case of each Debtor that becomes a party hereto after the date of this Agreement, as of the date such Debtor becomes a Party to this Agreement by executing and delivering a Company Acknowledgement) hereby represents and warrants to the Backstop Commitment Parties as of the date of this Agreement, as set forth below.

Section 4.1            Organization and Qualification. Each of the Debtors and each of their Subsidiaries (a) is a duly organized and validly existing corporation, limited liability company, or limited partnership, as the case may be, and, if applicable, in good standing (or the equivalent thereof to the extent such concept is recognized in the applicable jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) has the corporate, limited liability company or other applicable power and authority to own its property and assets and to transact the business in which it is currently engaged and presently proposes to engage and (c) except where the failure to have such authority or qualification would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business as currently conducted requires such qualifications.

Section 4.2            Corporate Power and Authority. Each of the Debtors has the requisite corporate, limited liability company or other applicable power and authority (a) (i) subject to entry of the Backstop Order and the Confirmation Order, to enter into, execute and deliver this Agreement and to perform the BCA Approval Obligations and (ii) subject to entry of the Backstop Order and the Confirmation Order, to perform each of its other obligations hereunder and (b) subject to entry of the Backstop Order, the Disclosure Statement Order, and the Confirmation Order, to consummate the transactions contemplated herein and in the Plan, to enter into, execute and deliver all agreements to which it will be a party as contemplated by this Agreement and the Plan (including the Definitive Documents, the Restructuring Support Agreement and this Agreement, collectively, the “Transaction Agreements”) and to perform its obligations under each of the Transaction Agreements (other than this Agreement). Subject to the receipt of the foregoing Orders, as applicable, the execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite corporate action on behalf of the Company and the Debtors and no other corporate proceedings on the part of the Company or the Debtors are or will be necessary to authorize this Agreement or any of the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.

Section 4.3            Execution and Delivery; Enforceability. This Agreement has been duly executed and delivered by each of the Company and the other Debtors. Subject to entry of the Backstop Order, the Disclosure Statement Order, and the Confirmation Order, as applicable, each other Transaction Agreement will be, duly executed and delivered by the Company and the other Debtors party thereto. Upon entry of the Backstop Order and assuming due authorization and valid execution and delivery hereof by the Backstop Commitment Parties, the BCA Approval Obligations will constitute the valid and legally binding obligations of the Company and, to the extent applicable, the other Debtors, enforceable against the Company and, to the extent applicable, the other Debtors, in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity. Upon entry of the Backstop Order and assuming due authorization and valid execution and delivery of this Agreement and the other Transaction Agreements by the Backstop Commitment Parties and, to the extent applicable, any other parties hereof and thereof, each of the obligations of the Company and, to the extent applicable, the other Debtors hereunder and thereunder will constitute the valid and legally binding obligations of the Company and, to the extent applicable, the other Debtors, enforceable against the Company and, to the extent applicable, the other Debtors, in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws now or hereafter in effect relating to creditor’s rights generally and subject to general principles of equity.

Section 4.4            Authorized and Issued Interests.

(a)               On the Closing Date, (i) the total issued Equity Interests of the Company will consist solely of the New Common Equity issued pursuant to the Plan, the New Common Equity issued as Rights Offering Shares under the Rights Offering, the New Common Equity issued as Direct Allocation Shares under the Direct Allocation, the New Common Equity issued as Backstop Shares pursuant to Article II and the New Common Equity issued as Backstop Premium Shares pursuant to Article III, (ii) no Equity Interests will be held by the Company in its treasury, (iii) no Equity Interests of the Company will be reserved for issuance upon exercise of stock options and other rights to purchase or acquire Equity Interests of the Company granted in connection with any employment arrangement entered into in accordance with Section 6.3, except as reserved in respect of the Management Incentive Plan, and (iv) no warrants to purchase Equity Interests of the Company will be issued and outstanding. Except as set forth in the prior sentence, as of the Closing Date, no units or shares of capital stock or other equity securities or voting interest in the Company or any securities convertible into or exchangeable or exercisable for securities or other equity securities of the Company or any of its Subsidiaries will have been issued, reserved for issuance or outstanding.

(b)               Except as described in this Section 4.4 and except as set forth in the Registration Rights Agreement, the Company Organizational Documents, this Agreement, the Restructuring Support Agreement or as required under the Plan as of the Closing Date, none of the Debtors or any of their respective Subsidiaries will be party to or otherwise bound by or subject to any outstanding option, warrant, call, right, security, commitment, Contract, arrangement, or undertaking (including any preemptive right) that (i) obligates the Debtors or their respective Subsidiaries to issue, deliver, sell or transfer, or repurchase, redeem, or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed, or otherwise acquired, any units or shares of the capital stock of, or other equity or voting interests in, any of the Debtors or their respective Subsidiaries or any security convertible or exercisable for or exchangeable into any units or capital stock of, or other equity or voting interest in, any of the Debtors or their respective Subsidiaries, (ii) obligates any of the Debtors or their respective Subsidiaries to issue, grant, extend, or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement, or undertaking, (iii) restricts the transfer of any units or shares of capital stock of any of the Debtors or their respective Subsidiaries (other than any restrictions included in the Exit Financing Facility or any corresponding pledge agreement), or (iv) relates to the voting of any Equity Interests in any of the Debtors or their respective Subsidiaries, except as to voting rights attendant to any such Equity Interests or as set forth in the organizational documents thereof.

Section 4.5            Issuance. The New Common Equity to be issued pursuant to the Plan by the Company on the Closing Date, the Direct Allocation Shares to be issued in the Direct Allocation, the Rights Offering Shares to be issued in connection with the consummation of the Rights Offering and the Backstop Shares and Backstop Premium Shares to be issued pursuant to the terms hereof, will, when issued and delivered on the Closing Date, be duly and validly authorized, issued and delivered and shall be fully paid and non-assessable, Liens (other than transfer restrictions imposed hereunder or under the Company Organizational Documents or by applicable Law), preemptive rights, rights of first refusal, subscription and similar rights (other than any rights set forth in the Company Organizational Documents and the Registration Rights Agreement).

Section 4.6            No Conflict. Assuming the consents described in clauses (a) through (h) of Section 4.7 are obtained, the execution and delivery by the Company and, if applicable, any Debtor, of this Agreement, the Plan and the other Transaction Agreements, the compliance by the Company and, if applicable, any other Debtor, with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not (i) conflict with, or result in a breach, modification or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent specified in the Plan, in the acceleration of, or the creation of any Lien under, or cause any payment or consent to be required under any Contract to which the Company or any Debtor will be bound as of the Closing Date after giving effect to the Plan or to which any of the property or assets of the Company or any Debtor will be subject as of the Closing Date after giving effect to the Plan, (ii) result in any violation of the provisions of any of the Company’s or the Debtors’ organizational documents (other than, for the avoidance of doubt, a breach or default that would be triggered as a result of the Chapter 11 Cases or the Company’s or any Debtor’s undertaking to implement the Restructuring Transactions through the Chapter 11 Cases), or (iii) result in any violation of any Law or Order applicable to the

Company or any Debtor or any of their properties, except in each of the cases described in clauses (i) and (iii) for any conflict, breach, modification, violation, default or acceleration which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.7            Consents and Approvals. No consent, approval, authorization, Order, registration, or qualification of or with any Governmental Entity having jurisdiction over the Company or any of the other Debtors or any of their properties (each, an “Applicable Consent”) is required for the execution and delivery by the Company and, to the extent relevant, the other Debtors, of this Agreement, the Plan and the other Transaction Agreements, the compliance by the Company and, to the extent relevant, the Debtors, with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, except for (a) entry of the Backstop Order authorizing the Company and the Debtors to enter into this Agreement and perform the BCA Approval Obligations, (b) entry of the Disclosure Statement Order, (c) entry by the Bankruptcy Court, or any other court of competent jurisdiction, of Orders as may be necessary in the Chapter 11 Cases from time-to-time, (d) entry of the Confirmation Order, (e) filings, notifications, authorizations, approvals, consents, or clearances from the FAA, (f) filings, notifications, authorizations, approvals, consents, clearances or termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement, (g) such consents, approvals, authorizations, registrations or qualifications as may be required under local or state securities or “Blue Sky” Laws in connection with the issuance of the Subscription Rights, the issuance of the Rights Offering Shares pursuant to the exercise of the Subscription Rights or the issuance of the Backstop Shares or Backstop Premium Shares, and (h) any Applicable Consents that, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.8            Arm’s-Length. The Company and the Debtors acknowledge and agree that (a) each of the Backstop Commitment Parties is acting solely in the capacity of an arm’s-length contractual counterparty to the Company and the Debtors with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any of its Subsidiaries and (b) no Backstop Commitment Party is advising the Company or any of its Subsidiaries as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.

Section 4.9            Financial Statements. (i) The audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2023 and the related audited consolidated statements of income, cash flows and shareholders’ equity of the Company and its Subsidiaries for such fiscal year then ended, and (ii) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of June 30, 2024 and the related consolidated statements of income, cash flows and shareholders’ equity of the Company and its Subsidiaries for such quarter then ended, were prepared, in all material respects, in accordance with GAAP (except as disclosed therein), and represent a true and fair view, in all material respects, of the consolidated financial condition, financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates thereof and for such period covered thereby (collectively, the “Financial Statements”). All such Financial Statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP, as applicable, consistently throughout the periods involved (except as disclosed therein).

Section 4.10        Absence of Certain Changes. Except as set forth in Section 4.10 of the Company Disclosure Schedules, since the Lookback Date until the date of this Agreement, no Event has occurred or exists that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.11        No Violation; Compliance with Laws. (a) The Company is not in violation of its certificate of incorporation or bylaws and (b) no other Debtor or any of its respective Subsidiaries is in violation of its respective charter and bylaws, certificate of formation and limited liability company operating agreement or similar organizational document, as applicable. None of the Debtors or their Subsidiaries is or has been at any time since the Lookback Date in violation of any Law or Order, except for any such violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.12        Legal Proceedings. Other than as set forth in Section 4.12 of the Company Disclosure Schedules, the anticipated Chapter 11 Cases and any adversary proceedings or contested motions commenced in connection therewith, (a) there are no material legal, governmental, administrative, judicial or regulatory investigations, audits, actions, suits, claims, arbitrations, demands, demand letters, claims, notices of noncompliance or violations, or proceedings (“Legal Proceedings”) pending or, to the Knowledge of the Company, threatened to which any of the Debtors or their Subsidiaries is a party or to which any property of any of the Debtors or their Subsidiaries is the subject which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) no Event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Legal Proceeding, in each case that in any manner draws into question the validity or enforceability of this Agreement, the Plan or the other Transaction Agreements or that would reasonably be expected to have, in the aggregate, a Material Adverse Effect.

Section 4.13        Labor Relations.

(a)               Except as set forth in Section 4.13(a)(i) of the Company Disclosure Schedules, as of the date of this Agreement, none of the Debtors or their respective Subsidiaries is a party or subject to any collective bargaining agreements, works council agreements, labor union Contracts, trade union agreements, and other similar agreements (each a “Collective Bargaining Agreement”) with any union, works council, or labor organization (each a “Union” and collectively “Unions”). Except as set forth in Section 4.13(a)(ii) of the Company Disclosure Schedules, (i) since the Lookback Date, to the Knowledge of the Debtors, no Union or group of employees of any of the Debtors or their respective Subsidiaries has made a written demand for recognition or certification as the bargaining representative of the Debtors’ or their respective Subsidiaries’ employees, or filed a petition for recognition as the bargaining representative of the Debtors’ or their respective Subsidiaries’ employees with any Governmental Entity; (ii) as of the date of this Agreement, no Collective Bargaining Agreement is being negotiated by any of the Debtors or their respective Subsidiaries; and (iii) since the Lookback Date, there have been no actual or, to the Knowledge of the Company, threatened strikes, lockouts, slowdowns, work stoppages, boycotts, handbilling, picketing, walkouts, labor demonstrations, leafleting, sit-ins, sick-outs, or other forms of organized labor with respect to any of the Debtors or their respective Subsidiaries that are material to the Debtors, taken as a whole. The consummation of the transactions contemplated by the Transaction Agreements will not give rise to a right of termination or right of renegotiation on the part of any Union under any Collective Bargaining Agreement to which any of the Debtors (or any predecessor) or any of their respective Subsidiaries is a party or otherwise bound.

(b)               Except as set forth in Section 4.13(b) of the Company Disclosure Schedules since the Lookback Date, the Debtors or their respective Subsidiaries have been in material compliance with all applicable Laws relating to labor and employment, including but not limited to all Laws relating to employment practices; the hiring, promotion, assignment, and termination of employees; plant closures, layoffs, and furloughs (including the Worker Adjustment and Retraining Notification Act of 1988 and any similar state, local or foreign Laws (the “WARN Act”); discrimination; harassment (including sexual harassment); retaliation; equal employment opportunities; automated employment decision tools and other artificial intelligence; employee trainings and notices; disability; labor relations; wages and hours; the Fair Labor Standards Act; classification of independent contractors; hours of work; payment of wages; restrictive covenants; immigration; workers’ compensation; employee benefits; background and credit checks; working conditions; occupational safety and health; and family and medical leave.

Section 4.14        Intellectual Property.

(a)               Except as set forth in Section 4.14(a) of the Company Disclosure Schedules, the Debtors or their respective Subsidiaries or Affiliates exclusively own, or have the enforceable right under written licenses to use, all the Intellectual Property Rights that are material to and necessary for the operation of their respective businesses as currently conducted (“Material Intellectual Property Rights”).

(b)               Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Material Intellectual Property Rights owned by the Debtors are owned free and clear of all Liens, other than Permitted Liens, and all registrations and applications included in such Material Intellectual Property Rights are, as applicable, subsisting and have not expired (except subject to applicable statutory terms), been canceled, or been abandoned, (ii) to the Knowledge of the Company, each item of the Material Intellectual Property Rights is valid and enforceable and (iii) no Legal Proceeding (other than office actions issued by the applicable Governmental Entity in connection with the prosecution of applications) is pending or, to the Knowledge of the Company, threatened by or before any Governmental Entity, that challenges the legality, validity, enforceability, registration, use or ownership of any item of such Material Intellectual Property Rights.

(c)               Except as set forth in Section 4.14(c) of the Company Disclosure Schedules or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Debtors nor their respective Subsidiaries have granted, conveyed or transferred (or is obligated to grant, convey or transfer) to any Person or has permitted (or is obligated to permit) any Person to retain any ownership interest, including any joint or partial ownership interest, or any exclusive licensed rights, in any of the Material Intellectual Property Rights.

(d)               Except as set forth in Section 4.14(d) of the Company Disclosure Schedules or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, no Legal Proceedings are pending or, to the Knowledge of the Company, are threatened against the Debtors or any of their Subsidiaries, alleging that any of the Material Intellectual Property Rights or the operation of the businesses of the Debtors or any of their Subsidiaries (i) have or are infringing, misappropriating, diluting or otherwise violating the Intellectual Property Rights of any Person or (ii) constituted unfair competition or unfair trade practices.

(e)               Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company, (i) no Person is infringing, misappropriating, diluting, or otherwise violating any Material Intellectual Property Rights owned by the Debtors or any of their Subsidiaries, and (ii) neither the Debtors nor any of their Subsidiaries has instituted or threatened to institute any Legal Proceeding against any Person alleging such Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Material Intellectual Property Rights owned by the Debtors or any of their Subsidiaries.

(f)                Since the Lookback Date, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Debtors and each of their Subsidiaries have taken commercially reasonable actions, at least consistent with industry standards, to maintain and protect (A) all confidential information of the Debtors and each of their Subsidiaries that derives independent economic value, actual or potential, from not being known to other Persons, and (B) all Trade Secrets of the Debtors and each of their Subsidiaries; (ii) to the Knowledge of the Company, there has been no unauthorized disclosure, access, or theft of the Trade Secrets of the Debtors or any of their Subsidiaries, or unauthorized disclosure by the Debtors or any of their Subsidiaries of any third party information that has been supplied to the Debtors or any of their Subsidiaries in confidence; and (iii) neither the Debtors nor any of their Subsidiaries has disclosed, delivered, or licensed to any Person, agreed to disclose, deliver, or license to any Person, or deposited or agreed to deposit with any Person, any owned Source Code or any other Trade Secrets of the Debtors or any of their Subsidiaries, other than to Persons and third parties bound by confidentiality obligations.

(g)               Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in a material breach, violation, modification, cancellation, termination, or suspension of any IP Contract, (ii) all IP Contracts shall remain in full force and effect immediately following the Closing in accordance with their terms, and, as of immediately after the Closing, the Debtors will be entitled to exercise all of their respective rights under all IP Contracts to the same extent as prior to the Closing and (iii) the consummation of the transactions contemplated hereby shall not require any consents, approvals, or other authorization by any third party concerning any IP Contracts.

Section 4.15        Privacy and Data Protection.

(a)               Since the Lookback Date and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Debtors and their Subsidiaries are and have been in compliance with all applicable Data Protection Laws, the Privacy Statements, PCI DSS and the obligations under their Contracts; (ii) the Debtors and their Subsidiaries have (A) taken appropriate steps reasonably designed to implement and maintain such policies, procedures, and practices governing Personal Data as are required to comply with all applicable Data Protection Laws, the Privacy Statements, PCI DSS and the obligations under their Contracts, and (B) followed such policies, procedures, and practices in the conduct of the business of the Debtors and their Subsidiaries.

(b)               Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Debtors and their Subsidiaries have adopted commercially reasonable information security and privacy programs, including reasonable and appropriate administrative, physical, and technical safeguards, to protect the confidentiality, integrity, availability and security of Personal Data against unauthorized access, use, modification, disclosure or other misuse.

(c)               Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Debtors and their Subsidiaries have used commercially reasonable efforts to prevent the introduction into the Systems , and, to the Knowledge of the Company, such Systems do not contain, any ransomware, disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials. Since the Lookback Date, the Systems (i) have not suffered any unplanned or critical failures, continued substandard performance, errors, breakdowns or other adverse Events that have caused any disruption or interruption in the operation of the business of the Debtors and their Subsidiaries; (ii) have been in good working order; (iii) have functioned in accordance with all specifications and any other descriptions under which they were supplied; (iv) to the Knowledge of the Company, have been substantially free of any defects, bugs and errors; and (v) have been sufficient for the needs of the business of the Debtors and their Subsidiaries, except, for each of (i)-(v), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)               Since the Lookback Date, (i) the Debtors and their Subsidiaries have not suffered any Security Incident, and to the Knowledge of the Company, no service provider (in the course of providing services for or on behalf of the Debtors or any of their Subsidiaries) has suffered any Security Incident, except, for each of (i) and (ii), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, there are no pending complaints, actions, fines, or other penalties facing the Debtors or their Subsidiaries in connection with any such Security Incident or other adverse Events relating to Personal Data, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.16        Certain Aircraft Matters. The Debtors and their Subsidiaries hold all material air operator’s certificates (or such similar document as is applicable in the relevant jurisdiction) sufficient in all material respects to operate aircraft in the manner and jurisdiction in which its aircraft are currently operated.

Section 4.17        Real and Personal Property.

(a)               Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, the applicable Debtor, or the applicable Subsidiary of the Debtors, has good, marketable and exclusive fee simple title to, and the valid and enforceable power and unqualified right to use and sell, transfer, convey or assign each parcel of Owned Real Property, free and clear of all Liens other than Permitted Liens. The Debtors or their respective Subsidiaries have not leased, licensed or otherwise granted any Person the right to use or occupy the Owned Real Property, which lease, license or grant is currently in effect.

(b)               Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, the applicable Debtor, or the applicable Subsidiary of the Debtors, has a valid, binding and enforceable leasehold interest under each lease, sublease, license or other similar document or instrument under which such Leased Real Property is occupied or used (individually, a “Real Property Lease” and collectively, the “Real Property Leases”), free and clear of all Liens other than Permitted Liens, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditor’s rights generally or general principles of equity, including the Chapter 11 Cases and any limitations of the Chapter 11 Cases as may be applied under non-U.S. law. Except as has not had, or would not reasonably be expected to have, a Material Adverse Effect, each Real Property Lease is in full force and effect and is the valid, binding and enforceable obligation of each party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditor’s rights generally or general principles of equity, including the Chapter 11 Cases. None of the Debtors or their Subsidiaries has received written notice of any good faith claim asserting that such leases are not in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)               There are no outstanding agreements, options, rights of first offer or rights of first refusal, or other contractual (or other) right or obligation on the part of any party to purchase, sell, assign or dispose any Real Property. There are not pending or, to the Knowledge of the Company, threatened any condemnation proceedings with respect to any Real Property. The Real Property constitutes all interests in real property (i) currently used, occupied or held for use in connection with the business of the Debtors and their respective Subsidiaries, as presently conducted, and (ii) necessary for the continued operation of the business of the Debtors and their respective Subsidiaries, as presently conducted.

(d)               Each of the Debtors and each of their respective Subsidiaries has valid title to all of its respective personal property and assets, except for Permitted Liens, and except where the failure (or failures) to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, all such personal property and assets are free and clear of Liens, other than Permitted Liens. Other than as a consequence of the Chapter 11 Cases, each of the Debtors and each of their respective Subsidiaries owns or possesses the right to use all of its personal property, and all licenses and rights with respect to any of the foregoing used in the conduct of their businesses, without any conflict (of which any of the Debtors and any of their Subsidiaries has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of the Debtors or their respective Subsidiaries, as the case maybe, except where such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.18        Licenses and Permits. The Debtors or their Subsidiaries possess all licenses, certificates, permits and other authorizations issued by, have made all declarations and filings with and have maintained all financial assurances required by, the appropriate Governmental Entities that are necessary for the ownership or lease of their respective properties and the conduct of the business, except where the failure to possess, make or give the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Debtors or their Subsidiaries (a) has received notice of any revocation or modification of any such license, certificate, permit or authorization or (b) has any reason to believe that any such license, certificate, permit, or authorization will not be renewed in the ordinary course, except to the extent that any of the foregoing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The execution, delivery and consummation, as applicable, by the Company and, if applicable, any other Debtor, of this Agreement, the Plan and the other Transaction Agreements, the compliance by the Company and, if applicable, any other Debtor, with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not give rise to (a) any obligations to obtain the consent of any Governmental Entity or (b) any action to revoke, terminate, withdraw, cancel, limit, condition, appeal or otherwise review, or any other adverse effect on, any license, certificate, permit or other authorization required by the Debtors or their Subsidiaries to conduct their respective business and occupy each of their properties, in each case, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.19        Environmental.. Except as set forth in Section 4.19 of the Company Disclosure Schedules or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) no unresolved written notice, claim, demand, request for information, Order, complaint or penalty has been received by any of the Debtors or their Subsidiaries, and there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, in each case, which allege a violation of or liability under any Environmental Laws (including with respect to exposure to Hazardous Materials), in each case relating to any of the Debtors or their Subsidiaries, (b) each Debtor and each of their respective Subsidiaries has received and maintained in full force and effect all environmental permits, licenses and other approvals, and has maintained all financial assurances, in each case to the extent necessary for its operations to comply with all applicable Environmental Laws and is, and since the Lookback Date, has been, in compliance with the terms of such permits, licenses and other approvals and with all applicable Environmental Laws, (c) none of the Debtors or their Subsidiaries are subject to any Order applicable to it or with respect to its assets arising under Environmental Law, (d) to the Knowledge of the Company, no Hazardous Material is located at, on or under any property currently or formerly owned, operated or leased by any of the Debtors or their Subsidiaries that has given rise or would reasonably be expected to give rise to any cost, liability or obligation of any of the Debtors or their Subsidiaries under any Environmental Laws, (e) no Hazardous Material has been Released, generated, treated, stored, transported or handled by any of the Debtors or their Subsidiaries, and none of the Debtors or their Subsidiaries has arranged for or permitted the disposal of Hazardous Material at any location, in each case, in a manner that has given rise or would reasonably be expected to give rise to any cost, liability or obligation of any of the Debtors or their Subsidiaries has under any Environmental Laws, and (f) none of Debtors or their Subsidiaries has, either expressly or by operation of Law, assumed any liabilities or obligations of any other Person arising under or relating to Environmental Laws that remains unresolved.

Section 4.20        Taxes. Except as set forth on Section 4.20 of the Company Disclosure Schedules and in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)               Each of the Debtors and their Subsidiaries have filed or caused to be filed all U.S. federal, state, and local and non-U.S. Tax Returns required to have been filed by it under applicable Laws (taking into account extensions) and each such Tax Return is true and correct and was prepared in compliance with all applicable Laws.

(b)               Each of the Debtors and their Subsidiaries has timely paid or caused to be timely paid (taking into account extensions) all Taxes due and payable by it (whether or not shown as due on the Tax Returns referred to in clause (a)) (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the date hereof, excluding Taxes (i) being contested in good faith by appropriate proceedings and for which the Debtors or their Subsidiaries have set aside on their books adequate reserves in accordance with GAAP or (ii) the nonpayment of which is permitted or required by the Bankruptcy Code.

(c)               As of the date hereof, with respect to the Debtors, other than in connection with the Chapter 11 Cases and other than Taxes or assessments that are being contested in good faith by appropriate proceedings and for which the Debtors or their Subsidiaries have set aside on their books adequate reserves in accordance with GAAP, (i) no claims have been asserted in writing with respect to any Taxes that have not be fully paid, settled or otherwise resolved, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested (other than any waivers or extensions obtained in the ordinary course of business) and (iii) no Tax Returns are currently being examined by, and no written notification of intention to examine any such Tax Returns has been received from, the IRS or any other Governmental Entity.

(d)               The Debtors and each Subsidiary have, within the time and in the manner prescribed by Law, withheld all amounts required to be withheld from all payments made (or treated as made) by the Debtors and each Subsidiary to employees, independent contractors, creditors, and other third parties; to the extent required by applicable Law, paid such withheld amounts to the proper Governmental Entity; and complied with all information reporting requirements related thereto in all material respects.

(e)               There are no Liens for Taxes (other than statutory liens for Taxes not yet due and payable that constitute Permitted Liens) upon any of the assets of the Debtors or their Subsidiaries.

(f)                No claim has ever been made in writing by any Tax authority or other Governmental Entity in a jurisdiction where any of the Debtors or Subsidiaries has not filed a Tax Return that it is or may be required to file a Tax Return or may be subject to Tax by such jurisdiction that has not been settled or otherwise resolved.

(g)               None of the Debtors nor any Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed by Section 355 or Section 361 of the Tax Code within the three (3) years preceding the date of this Agreement.

(h)               None of the Debtors nor their Subsidiaries is party to any Tax sharing, allocation, indemnity or similar agreement or arrangement that is currently in effect, other than any such agreement as to which only the Debtors, the Company or any of their Subsidiaries are parties or that was entered into the ordinary course of business and the principal purpose is not related to Taxes.

(i)                 None of the Debtors nor their Subsidiaries (i) has in the last ten (10) years, (and, to the Company’s knowledge, ever) been a member of an “affiliated group” within the meaning of Section 1504(a) of the Tax Code filing a consolidated U.S. federal income Tax return (other than the “affiliated group” the common parent of which is or was any of the Debtors) or (ii) has any liability for Taxes of any Person (other than any of the Debtors or any of their Subsidiaries) (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state, local or non-U.S. Law) or (B) as a Transferee or successor, or by Contract (other than any such agreement as to which only the Debtors, the Company or any of their Subsidiaries are parties or that was entered into the ordinary course of business and the principal purpose is not related to Taxes).

(j)                 No Debtor nor any Subsidiary is or has been a party to any “listed transaction,” as defined in Section 6707A of the Tax Code and Treasury Regulations Section 1.6011-4 or any similar transaction requiring disclosure to a Tax authority under any similar provision of Law.

Section 4.21        Employee Benefit Plans.

(a)               Except as set forth in Section 4.21(a)(i) of the Company Disclosure Schedules, none of the Debtors or their respective Subsidiaries nor any of their respective ERISA Affiliates sponsor, maintain, contribute to, or has an obligation to contribute to, or has any outstanding liability (contingent or otherwise) to any (x) Multiemployer Plan, (y) Defined Benefit Pension Plan or (z) non-qualified deferred compensation plan subject to Section 409A of the Code and in which employees subject to U.S. federal income taxes participate, in each case that are material to the Debtors, taken as a whole. Except as set forth in Section 4.21(a)(ii) of the Company Disclosure Schedules, none of the Company Benefit Plans or any Multiemployer Plans set forth in Section 4.21(a)(i) could reasonably be expected to result, individually or in the aggregate, in a material liability. No conditions exist that could reasonably be expected to result in any material liability or obligation (contingent or otherwise) to the Debtors or their respective Subsidiaries under Title IV of ERISA. Within the past six (6) years, none of the Debtors nor any of their ERISA Affiliates has incurred any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA that has not been satisfied in full, and, to the Knowledge of the Company, no condition or circumstance exists that presents a reasonable risk of the occurrence of any other withdrawal from or the partition, termination or insolvency of any such Multiemployer Plan that are material to the Debtors, taken as a whole.

(b)               Except as would not reasonably be expected to result, individually or in the aggregate, in material liability to Debtors, no employee pension benefit plan or any other material employee benefit, plan, program, practice, policy, agreement or arrangement governed by or subject to the Laws of a jurisdiction other than the United States of America to which Debtors have an obligation.

(c)               Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, each Foreign Plan complies with all applicable local laws and regulations thereto and there are no pending, or to the Knowledge of the Company, threatened in writing claims, sanctions, actions or lawsuits, asserted or instituted against any Company Benefit Plan or Foreign Plan in each case other than claims for benefits in the normal course.

(d)               Except as would not reasonably be expected to have, individually or in the aggregate, in material liability to Debtors, none of the Company Benefit Plans or Foreign Plans obligates any Debtor or any of their Subsidiaries to provide, nor has any Debtor or any of their Subsidiaries promised or agreed to provide or otherwise has any liability (contingent or otherwise) with respect to, retiree or post-employment health, welfare or life insurance or benefits, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar Law.

(e)               Except as set forth on Section 4.21(e)(i) of the Company Disclosure Schedules or as would not reasonably be expected to result, individually or in the aggregate, in a material liability, (A) all compensation and benefit arrangements of the Debtors and their respective Subsidiaries and all Company Benefits Plans comply and have complied in both form and operation with their terms and all applicable Laws and legal requirements, in all material respects, and (B) none of the Debtors has any obligation to provide any individual with a “gross up” or similar payment in respect of any Taxes that may become payable under Section 409A or 4999 of the Code. Except as set forth on Section 4.21(e)(ii) of the Company Disclosure Schedules, no Company Benefit Plan or compensation or benefit plan, practice, program, policy, agreement or arrangement exists that, as a result of the Chapter 11 Cases or any transactions related thereto, including the transactions contemplated by this Agreement, could reasonably be expected to (A) result in the acceleration of the time of payment or vesting of or (B) a material increase in the amount of compensation or benefits due to, in each case, any employee, director or other individual service provider of any of the Debtors or any of their Subsidiaries.

Section 4.22        Internal Control Over Financial Reporting. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that complies with the requirements of the Exchange Act and has been designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to the Knowledge of the Company, there are no weaknesses in the Company’s internal control over financial reporting as of the date hereof.

Section 4.23        Material Contracts. Other than as a result of a rejection motion filed by any of the Debtors in the Chapter 11 Cases, all Material Contracts are valid, binding and enforceable by and against the Debtor party thereto (except for where the failure to be valid, binding or enforceable would reasonably be expected to be material to the Debtors, taken as a whole), and, to the Knowledge of the Company, each other party thereto, and no written notice to terminate, in whole or part, any Material Contract has been delivered to any of the Debtors (except where such termination would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect). Other than as a result of the filing of the Chapter 11 Cases or any rejection motion filed by any of the Debtors in the Chapter 11 Cases, none of the Debtors nor, to the Knowledge of the Company, any other party to any Material Contract, is in material default or breach under the terms thereof, in each case, except for such instances of material default or breach that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.24        No Unlawful Payments. Except as set forth in Section 4.24 of the Company Disclosure Schedules, during the past five years, none of the Debtors or their respective Subsidiaries nor any of their respective directors, officers, or employees, or to the Knowledge of the Company, any of their agents or Representatives authorized to act on behalf of any Debtor or its Subsidiary, in each case in their capacity as such, has: (a) used any funds of any of the Debtors or their respective Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expense, in each case relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (c) otherwise violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the UK Bribery Act 2010, or any other applicable laws, rules and regulations related to corruption or bribery (“Anti-Corruption Laws”); or (d) made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, in each case of (a) – (d) in violation of any Anti-Corruption Law. No Legal Proceeding by or before any Governmental Entity or any arbitrator involving any of the Debtors or their respective Subsidiaries with respect to the Anti-Corruption Laws is pending or, to the Knowledge of the Company, threatened, and no Event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Legal Proceeding. The Company, the Debtors and their respective Subsidiaries have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance by the Debtors and their Subsidiaries and their respective Representatives with Anti-Corruption Laws.

Section 4.25        Compliance with Money Laundering, Ex-Im Laws and Sanctions Laws.

(a)               Debtors and their respective Subsidiaries, and their respective directors, officers, employees and, to the Knowledge of the Company, agents and Representatives authorized to act on behalf of any Debtor or Subsidiary, in each case in their capacity as such, are and, during the past five years have been, in compliance in all respects with the U.S. Currency and Foreign Transactions Reporting Act of 1970, the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Money Laundering Control Act of 1986, the UK Proceeds of Crime Act 2022, the UK Terrorism Act 2000, and all other applicable Laws, rules and regulations of any jurisdiction related to terrorist financing or money laundering, including “know-your-customer” and financial recordkeeping and reporting requirements (collectively, the “Money Laundering Laws”). No Legal Proceeding by or before any Governmental Entity or any arbitrator involving any of the Debtors or their respective Subsidiaries with respect to Money Laundering Laws is pending or to the Knowledge of the Company threatened and no Event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Legal Proceeding. The Debtors and their respective Subsidiaries have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance by the Debtors and their Subsidiaries and their respective Representatives with Money Laundering Laws.

(b)               None of the Debtors or their Subsidiaries nor any of their respective directors, officers, or employees, or to the Knowledge of the Company, any agents or Representatives authorized to act on behalf of any Debtor or its Subsidiary, is currently or has been during the past six (6) years a Sanctioned Person. Each Debtor and each of its Subsidiaries have for the past six (6) years complied and are in compliance with Ex-Im Laws. Each Debtor and each of its Subsidiaries have for the past six (6) years complied and are in compliance with Sanctions. None of the Debtors or their respective Subsidiaries has had during the past six (6) years or currently has assets located in any Sanctioned Country in violation of Sanctions, or otherwise directly or indirectly derives or has derived within the past six (6) years revenues, or is engaged or has engaged within the past six (6) years in any transaction(s), investments, dealings or activities (i) in or with, any Sanctioned Country or Sanctioned Person in each case in violation of Sanctions or (ii) in any manner which would result in a material violation of Sanctions. The Debtors will not, and will not permit any of their respective Subsidiaries to, directly or knowingly indirectly, use the proceeds of the Rights Offering, or lend, contribute or otherwise make available such proceeds to any other Debtor, its Subsidiaries, joint venture or other Person, (i) for the purpose of financing the transactions, investments, dealings or activities involving any Sanctioned Country or Sanctioned Person; or (ii) in any manner in violation of Sanctions, Ex-Im Laws, Anti-Corruption Laws or Money Laundering Laws by any Person (including any agent, Backstop Commitment Parties, arranger, advisor or other individual or entity participating in a transaction). No Legal Proceeding by or before any Governmental Entity or any arbitrator involving any of the Debtors or their respective Subsidiaries with respect to Sanctions or Ex-Im Laws is pending or, to the Knowledge of the Company, threatened, and no Event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Legal Proceeding. The Company, the Debtors and their respective Subsidiaries have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance by the Debtors and their Subsidiaries Sanctions and Ex-Im Laws.

Section 4.26        No Broker’s Fees. None of the Debtors or any of their respective Subsidiaries is a party to any Contract with any Person (other than this Agreement) that would give rise to a valid claim against the Backstop Commitment Parties for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the transactions contemplated by this Agreement.

Section 4.27        Investment Company Act. None of the Debtors or any of their respective Subsidiaries is, or immediately after giving effect to the consummation of the Restructuring Transactions and the application of proceeds thereof will be, an “investment company” required to register as such under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and this conclusion is based on one or more bases or exclusions other than Sections 3(c)(1) and 3(c)(7) of the Investment Company Act.

Section 4.28        Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) the Debtors and their respective Subsidiaries have insured their properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses in similar geographies; (b) all premiums due and payable in respect of insurance policies maintained by the Debtors and their respective Subsidiaries have been paid; (c) the Company reasonably believes that the insurance maintained by or on behalf of the Debtors and their respective Subsidiaries is adequate in all material respects; and (d) as of the date hereof, to the Knowledge of the Company, none of the Debtors and their respective Subsidiaries has received notice from any insurer or agent of such insurer with respect to any insurance policies of the Debtors and their respective Subsidiaries of any cancellation or termination of such policies, other than such notices which are received in the ordinary course of business or for policies that have expired in accordance with their terms.

Section 4.29        Disclosure, Company SEC Documents and Disclosure Statement. Other than as set forth in Section 4.29 of the Company Disclosure Schedules, the Company has filed with or furnished to the SEC all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by the Company since the Lookback Date under the Exchange Act or the Securities Act. As of their respective dates, and, if amended, as of the date of the last such amendment, each of the Company SEC Documents, (including exhibits and other information incorporated therein) including any financial statements or schedules included therein, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Document or necessary in order to make the statements in such Company SEC Document, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (“SOX”), as the case may be, and the applicable rules and regulations of the SEC under the Exchange Act, the Securities Act and SOX, as the case may be.

Section 4.30        Securities Registration Exemption; No Integration; No General Solicitation. Assuming the truth and accuracy of the representations of each Backstop Commitment Party set forth in Article V, the offer, sale and delivery of the Direct Allocation Shares, the Backstop Shares and any Backstop Premium Shares to the Backstop Commitment Parties in the manner contemplated by this Agreement and the

Plan shall be exempt from registration under Rule 506(b) of Regulation D promulgated under the Securities Act or Section 4(a)(2) of the Securities Act, Regulation S under the Securities Act or another available exemption under the Securities Act. The offer, sale and delivery of the Rights Offering Shares in the manner contemplated by this Agreement and the Plan shall be exempt from registration under Section 1145(a) of the Bankruptcy Code. The Company and the Debtors have not and will not, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the Rights Offering and this Agreement in a manner that would require registration of the Direct Allocation Shares, Backstop Shares or Backstop Premium Shares to be issued on the Plan Effective Date under the Securities Act. Neither the Company, Debtors nor any other Person acting on their behalf have or will solicit offers for, or offer or sell, any Direct Allocation Shares, Backstop Shares or Backstop Premium Shares by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D promulgated under the Securities Act or directed selling efforts within the meaning of Regulation S under the Securities Act, or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act, and all such persons have complied and will comply with the offering restrictions of Regulation S.

Section 4.31        Aircraft.

(a)               Section 4.31(a) of the Company Disclosure Schedules set forth, as of the date of this Agreement, a true and complete list of (i) all aircraft operated under the operating certificate of any Debtor and (ii) all aircraft owned or leased by any Debtor, (collectively, the “Company Aircraft”), including, for each Company Aircraft, a description of the type, manufacturer’s model name, manufacturer’s serial number, FAA registration number, the delivery date, the manufacture date or age, and whether it is owned or leased and by which Debtor.

(b)               As of the date of this Agreement, all Company Aircraft are properly registered on the FAA aircraft registry, in airworthy condition (except for any Company Aircraft undergoing maintenance or in storage), and have validly issued and current FAA certificates of airworthiness that are in full force and effect (except for the period of time any Company Aircraft may be out of service and such certificate is suspended in connection therewith).

(c)               As of the date of this Agreement, all Company Aircraft have been and are being maintained in all material respects according to applicable Laws, applicable FAA regulatory standards and FAA-approved maintenance programs of the Debtors. The Debtors have implemented maintenance schedules with respect to Company Aircraft and engines that, if complied with, result in the satisfaction of all requirements under all applicable airworthiness directives of the FAA and Federal Aviation Regulations required to be complied with and which are in accordance with the FAA-approved maintenance program of the Debtors, and the Debtors, as of the date of this Agreement, are in compliance with such maintenance schedules in all material respects (except with respect to Company Aircraft in storage as identified on Section 4.31(c) of the Company Disclosure Schedules), and the Debtors, as of the date of this Agreement, have no reason to believe that the Debtors will not satisfy in any material respect any component of such maintenance schedules on or prior to the dates specified in such maintenance schedules (except with respect to Company Aircraft in storage). As of the date of this Agreement, each Company

Aircraft’s structure, Systems and components are functioning in all material respects in accordance with their intended use, except for Company Aircraft that are undergoing maintenance and temporarily deferred maintenance items that are permitted by the Debtors’ maintenance programs. All deferred maintenance items and temporary repairs with respect to each such Company Aircraft, as of the date of this Agreement, have been or will be made in all material respects in accordance with the Debtors’ maintenance programs.

(d)               Section 4.31(d) of the Company Disclosure Schedules set forth, as of the date of this Agreement, a true and complete list of all Contracts (other than Contracts that may be terminated or cancelled by any Debtor without incurring any material penalty) pursuant to which the Debtors have a binding obligation following the date hereof to purchase or lease aircraft, engines or simulators where the reasonably expected expenditures under any such Contract exceed $5,000,000 per annum (together with all amendments, modifications and supplements thereto, each, a “Company Aircraft Purchase Contract”), including the manufacturer and model of all aircraft, engines or simulators subject to each Contract, the nature of the purchase or lease obligation (i.e., firm commitment, subject to reconfirmation or otherwise) and the anticipated year of delivery of the aircraft, engines or simulators subject to such Contract.

(e)               Section 4.31(e) of the Company Disclosure Schedules set forth, as of the date of this Agreement, a true and complete list of all Contracts pursuant to which the Debtors have financed, or have commitments to finance, Company Aircraft (including leases, mortgages and deferred or conditional sales agreements) involving amounts in excess of $5,000,000 (together with all amendments, modifications and supplements thereto, each, a “Company Aircraft Finance Contract”).

(f)                [Reserved].

(g)               As of the date of this Agreement, no Debtor is a party to any interchange or pooling agreements with respect to the Company Aircraft, other than pooling agreements in the ordinary course of business.

(h)               As of the date of this Agreement, all Company Aircraft are insured (i) as required by Law, (ii) for “Hull All Risks”, “All Risks” and “Hull War and Allied Perils” insurance of loss or damage whilst flying and on the ground on an agreed value basis for an amount at least equal to the market value of such Company Aircraft, and for liability insurances, in each case in extent and value as expected for a reputable large airline operating in the U.S., and (iii) as required by any financing or leasing documents in respect of such Company Aircraft.

Section 4.32        Company Slots and Operating Authorizations.

(a)               Section 4.32(a) of the Company Disclosure Schedules set forth a true and complete list as of the date of this Agreement of all takeoff and landing slots, slot exemptions, and operating authorizations from the FAA or any other Governmental Entity and other similar designated takeoff and landing rights used or held by any Debtor (the “Company Slots”) at any domestic or international airport and such list indicates (i) any Company Slots that have been permanently allocated to the Debtors from another air carrier and (ii) any Contracts concerning specific Company Slots.

(b)               Since the Lookback Date, the Debtors have complied in all material respects and is in compliance in all material respects with all regulations issued under the Federal Aviation Act and any other Laws (including any waivers or exemptions therefrom) promulgated in the United States or in any country in which the Debtors operate by either a civil aviation authority, airport authority or slot coordinator with respect to the Company Slots. The Company has not (a) received any written notice of any proposed withdrawal of any Company Slot by the FAA, any other Governmental Entity or any slot coordinator, or (b) agreed to any future slide, trade, purchase, sale, exchange, lease, or transfer of any of the Company Slots (except, in each case, for seasonal swaps and temporary returns to the FAA). The Company Slots have not been designated for the provision of essential air service under the regulations of the FAA, were not acquired pursuant to 14 C.F.R. Section 93.219, and have not been designated for international operations, as more fully detailed in 14 C.F.R. Section 93.217. To the extent covered by 14 C.F.R. Section 93.227 or any Order, notice, or requirement of the FAA, any other Governmental Entity or any slot coordinator, the Debtors have used the Company Slots (or the Company Slots have been used by other operators) either at least 80% of the maximum amount that each Company Slot could have been used during each full reporting period (as described in 14 C.F.R. Section 93.227(i) or any such Order, notice, or requirement) or such greater or lesser amount of minimum usage as may have been required to protect such Company Slots from termination or withdrawal under regulations or waivers established by the FAA, any other Governmental Entity, or any slot coordinator. All material reports required by the FAA, any other Governmental Entity or any slot coordinator relating to the Company Slots have been filed in a timely manner.

Section 4.33        Company Airports. As of the date of this Agreement, no airport authority at any airport at which the Debtors operate more than five (5) departures per day (each such airport, a “Company Airport”) has taken any action, nor, to the Knowledge of the Company, is any such action threatened, that would reasonably be expected to materially interfere with the ability of any Debtor to conduct its respective operations at any Company Airport in substantially the manner as currently conducted.

Section 4.34        U.S. Citizen; Air Carrier. The Company is a “citizen of the United States” as defined in 49 U.S.C. § 40102(a)(15) of the Federal Aviation Act and as interpreted by DOT, and the Company is fully authorized and qualified to operate as an “air carrier” within the meaning of the Federal Aviation Act operating under certificates and exemptions issued pursuant to the Federal Aviation Act (49 U.S.C. §§ 40102(a)(2), 40109, and 41101-41112).

Section 4.35        No Other Representations or Warranties. Except for the representations and warranties of the Company and where applicable, its Subsidiaries expressly contained in this Article IV (including the related portions of the Company Disclosure Schedules, the Restructuring Support Agreement, the Plan and the Definitive Documents), neither the Company, nor any other Person makes any express or implied representations or warranties regarding the Company, the Debtors or their Subsidiaries, and the Company and each Debtor hereby disclaims any such representation or warranty with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including any representation or warranty as to the accuracy or completeness of any information regarding the Debtors or their Subsidiaries furnished or made available to the Backstop Commitment Parties and their

Affiliates or as to the future revenue, profitability or success of the Company, the Debtors or their Subsidiaries, or any representation or warranty arising from statute or otherwise in Law.

Article V
REPRESENTATIONS AND WARRANTIES OF THE BACKSTOP COMMITMENT PARTIES

Each Backstop Commitment Party, severally, and not jointly and severally, represents and warrants as to itself only (unless otherwise set forth herein, as of the date of this Agreement) as set forth below.

Section 5.1            Organization. Such Backstop Commitment Party is a legal entity duly organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the Laws of its jurisdiction of incorporation or organization.

Section 5.2            Organizational Power and Authority. Such Backstop Commitment Party has the requisite power and authority (corporate, partnership or otherwise) to enter into, execute and deliver this Agreement and each other Transaction Agreement to which such Backstop Commitment Party is a party and to perform its obligations hereunder and thereunder and has taken all necessary action (corporate or otherwise) required for the due authorization, execution, delivery and performance by it of this Agreement and the other Transaction Agreements.

Section 5.3            Execution and Delivery; Enforceability. This Agreement and each other Transaction Agreement to which such Backstop Commitment Party is a party (a) has been, or prior to its execution and delivery will be, duly and validly executed and delivered by such Backstop Commitment Party and (b) upon entry of the Backstop Order and assuming due and valid execution and delivery hereof and thereof by the Company and the other Debtors (as applicable), will constitute valid and legally binding obligations of such Backstop Commitment Party, enforceable against such Backstop Commitment Party in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 5.4            No Conflict. Assuming that the consents referred to in clauses (a) and (b) of Section 5.5 are obtained, the execution and delivery by such Backstop Commitment Party of this Agreement and each other Transaction Agreement to which such Backstop Commitment Party is a party, the compliance by such Backstop Commitment Party with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (a) will not conflict with, or result in breach, modification, termination or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time or both), or result in the acceleration of, or the creation of any Lien under, any Contract to which such Backstop Commitment Party is party or is bound or to which any of the property or assets or such

Backstop Commitment Party are subject, (b will not result in any violation of the provisions of the certificate of incorporation or bylaws (or comparable constituent documents) of such Backstop Commitment Party and (c) will not result in any material violation of any Law or Order applicable to such Backstop Commitment Party or any of its properties, except in each of the cases described in clauses (a) or (c), for any conflict, breach, modification, termination, violation, default, acceleration or Lien which would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay, or materially and adversely impact such Backstop Commitment Party’s performance of its obligations under this Agreement.

Section 5.5            Consents and Approvals. No consent, approval, authorization, Order, registration or qualification of or with any Governmental Entity having jurisdiction over such Backstop Commitment Party or any of its properties is required for the execution and delivery by such Backstop Commitment Party of this Agreement and each other Transaction Agreement to which such Backstop Commitment Party is a party, the compliance by such Backstop Commitment Party with the provisions hereof and thereof and the consummation of the transactions (including the funding by such Backstop Commitment Party of its Direct Allocation Amount and Commitment Amount of the Backstop Shares) contemplated herein and therein, except (a) any consent, approval, authorization, Order, registration or qualification which, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay, or materially and adversely impact such Backstop Commitment Party’s performance of its obligations under this Agreement and each other Transaction Agreement to which such Backstop Commitment Party is a party and (b) filings, notifications, authorizations, approvals, consents, clearances or termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement.

Section 5.6            No Registration. Such Backstop Commitment Party understands that (a) the Rights Offering Shares, Direct Allocation Shares, Backstop Shares and the Backstop Premium Shares have not been registered under the Securities Act or any state or foreign securities or “Blue Sky” laws and no prospectus has been prepared in accordance with the requirements of the Prospectus Regulation by reason of a specific exemption from the registration provisions of the Securities Act and the Prospectus Regulation, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of such Backstop Commitment Party’s representations as expressed herein or otherwise made pursuant hereto, and (b) the Rights Offering Shares, Direct Allocation Shares, Backstop Shares and Backstop Premium Shares cannot be sold unless subsequently registered under the Securities Act or an exemption from registration or an exemption from the requirement to publish a prospectus under the Prospectus Regulation is available.

Section 5.7            Purchasing Intent. Such Backstop Commitment Party is acquiring the Rights Offering Shares, Direct Allocation Shares, Backstop Shares and Backstop Premium Shares for its own account or accounts or funds over which it holds voting discretion, not otherwise as a nominee or agent, and not otherwise with the view to, or for resale in connection with, any distribution thereof not in compliance with the

Securities Act, any applicable securities or “Blue Sky” laws of any state of the United States or other applicable securities Laws, and such Backstop Commitment Party has no present intention of selling, granting any other participation in, or otherwise distributing the same, except in compliance with the Securities Act, any applicable securities or “Blue Sky” laws of any state of the United States and any applicable securities Laws. Such Backstop Commitment Party has not engaged in any short selling of or any hedging transaction with respect to the Backstop Shares or Backstop Premium Shares in violation of the Securities Act.

Section 5.8        Sophistication; Investigation. Such Backstop Commitment Party has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Rights Offering Shares, Direct Allocation Shares, Backstop Shares and Backstop Premium Shares. Such Backstop Commitment Party understands and accepts that its investment in the Rights Offering Shares, Direct Allocation Shares, Backstop Shares and Backstop Premium Shares involve risks. Such Backstop Commitment Party has received such documentation as it has deemed necessary to make an informed investment decision in connection with its investment in the Rights Offering Shares, Direct Allocation Shares, Backstop Shares and the Backstop Premium Shares has had adequate time to review such documents prior to making its decision to invest, has had a full opportunity to ask questions of and receive answers from the Company or any person or persons acting on behalf of the Company concerning the terms and conditions of an investment in the Company and has made an independent decision to invest in the Rights Offering Shares, Direct Allocation Shares, Backstop Shares and Backstop Premium Shares based upon the foregoing and other information available to it, which it has deemed adequate for this purpose. With the assistance of each Backstop Commitment Party’s own professional advisors, to the extent that such Backstop Commitment Party has deemed appropriate, such Backstop Commitment Party has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Rights Offering Shares, Direct Allocation Shares, Backstop Shares and any New Common Equity (including Backstop Shares and Backstop Premium Shares). Such Backstop Commitment Party understands and is able to bear any economic risks associated with such investment (including the necessity of holding such shares for an indefinite period of time). Except for the representations and warranties expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules), any other Transaction Agreement or Plan, such Backstop Commitment Party has independently evaluated the merits and risks of its decision to enter into this Agreement and disclaims reliance on any representations or warranties, either express or implied, by or on behalf of any of the Debtors.

Section 5.9        No Broker’s Fees. Such Backstop Commitment Party is not a party to any Contract with any Person (other than the Transaction Agreements, the Ad Hoc Group of Senior Secured Noteholders Advisors and Ad Hoc Group of Convertible Noteholders Advisors and any Contract giving rise to the Expense Reimbursement hereunder) that would give rise to a valid claim against any of the Debtors for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the sale of the Backstop Shares and issuance of the Backstop Shares and Backstop Premium Shares.

Section 5.10        Sufficient Funds. Such Backstop Commitment Party has, or has ready access to, sufficient assets and the financial capacity to perform all of its obligations under this Agreement, including, to the extent applicable, the ability (or ability to cause its Related Purchasers) to fully exercise all Subscription Rights that are issued to it pursuant to the Rights Offering, fund such Backstop Commitment Party’s Rights Offering Backstop Commitment and purchase the Direct Allocation Shares.

Section 5.11        Additional Securities Law Matters.

(a)               Such Backstop Commitment Party has been advised by the Company that the Direct Allocation Shares, Backstop Shares and Backstop Premium Shares are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that such Backstop Commitment Party must continue to bear the economic risk of the investment in its Direct Allocation Shares, Backstop Shares and Backstop Premium Shares unless the offer and sale of its Direct Allocation Shares, Backstop Shares and Backstop Premium Shares is subsequently registered under the Securities Act and all applicable state or non-U.S. securities or “Blue Sky” laws or an exemption from such registration is available.

(b)               Such Commitment Party (i) is either (x) a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act (“Rule 144A”) or an institutional “accredited investor” within the meaning of Rule 501(a) (1), (2), (3), (7), (8), (9), (12), or (13) of the Securities Act or (y) not a “U.S. Person” as such term is defined in Regulation S under the Securities Act (“Regulation S”) and is not acquiring the Backstop Shares or Backstop Premium Shares for the account or benefit of a U.S. person (as defined in Regulations S) or for the account, benefit of, or with a view to the resale or distribution of the Backstop Shares or Backstop Premium Shares to, any Person, located or with a registered office in any member state of the European Economic Area or the United Kingdom other than an EU/UK Qualified Investor and (ii) has the knowledge, skill and experience in business, financial and investment matters so that the undersigned is capable of evaluating the merits, risks and consequences of an investment in the Backstop Shares and any Backstop Premium Shares and is able to bear the economic risk of loss of such investment, including the complete loss of such investment. Such Backstop Commitment Party further represents that it fully understands the limitations on transfer and restrictions on sales and other dispositions set forth in this Agreement.

(c)               Such Backstop Commitment Party is either (i) not resident or located or has its registered office in any member state of the European Economic Area or the United Kingdom; or (ii) if such Backstop Commitment Party is resident or located or has its registered office in any member state of the European Economic Area or the United Kingdom, is an EU/UK Qualified Investor.

(d)               If such Backstop Commitment Party is being issued the Direct Allocation Shares, Backstop Shares and Backstop Premium Shares pursuant to Regulation S, such Backstop Commitment Party has been advised and acknowledges that: (a) in issuing and selling the securities to such person who is not a “U.S. person” (as defined in Regulation S) (a “Non-U.S. person”) pursuant hereto, the Company and the Debtors are relying upon the “safe harbor” provided by Regulation S; (b) it is a condition to the availability of the Regulation S “safe harbor”

that the Direct Allocation Shares, Backstop Shares and Backstop Premium Shares not be offered or sold in the United States (as defined in Regulation S) or to a U.S. person until the expiration of a one-year “distribution compliance period” (or a six-month “distribution compliance period,” if the issuer is a “reporting issuer,” as defined in Regulation S) following the Closing Date; and (c) notwithstanding the foregoing, prior to the expiration of the one-year “distribution compliance period” (or six-month “distribution compliance period,” if the issuer is a “reporting issuer,” as defined in Regulation S) after the Closing (the “Restricted Period”), Direct Allocation Shares, Backstop Shares and Backstop Premium Shares may be offered and sold by the holder thereof only if such offer and sale is made in compliance with the terms of this Agreement and either: (X) if the offer or sale is within the United States or to or for the account of a U.S. person, the securities are offered and sold pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act; or (Y) the offer and sale is outside the United States and to other than a U.S. person; or (Z) if to a person or undertaking resident, located or with a registered office in any member state of the European Economic Area or the United Kingdom, such Person is an EU/UK Qualified Investor. Such Backstop Commitment Party agrees that with respect to the Direct Allocation Shares, Backstop Shares and Backstop Premium Shares being issued pursuant to Regulation S, until the expiration of the Restricted Period: (a) such Non-U.S. person, its agents or its Representatives have not and will not solicit offers to buy, offer for sale or sell any of the Direct Allocation Shares, Backstop Shares and Backstop Premium Shares, or any beneficial interest therein in the United States or to or for the account of a U.S. person; (b) notwithstanding the foregoing, the Direct Allocation Shares, Backstop Shares and Backstop Premium Shares may be offered and sold by the holder thereof only if such offer and sale is made in compliance with the terms of this Agreement and either: (X) if the offer or sale is within the United States or to or for the account of a U.S. person, the securities are offered and sold pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act; or (Y) the offer and sale is outside the United States and to other than a U.S. person, provided, that any offer or sale to a Person resident, located or with a registered office in any member state of the European Economic Area or the United Kingdom is only made to an EU/UK Qualified Investor; and (c) such Non-U.S. person shall not engage in hedging transactions with regard to the securities unless in compliance with the Securities Act. The restrictions in this Agreement applicable to such Backstop Commitment Parties are binding upon subsequent Transferees of the applicable Direct Allocation Shares, Backstop Shares and Backstop Premium Shares, except for Transferees pursuant to an effective registration statement. Each Backstop Commitment Party agrees that after the Restricted Period, the Direct Allocation Shares, Backstop Shares and Backstop Premium Shares being issued pursuant to Regulation S may be offered or sold within the United States or to or for the account of a U.S. person only pursuant to applicable securities Laws. Each Backstop Commitment Party acknowledges that, to the extent any Direct Allocation Shares, Backstop Shares and Backstop Premium Shares are being issued to such Backstop Commitment Party pursuant to Regulation S, the offer and sale of such Direct Allocation Shares, Backstop Shares and Backstop Premium Shares is made in an “offshore transaction” under Regulation S.

(e)               Such Backstop Commitment Party is not funding the Backstop Shares as a result of any advertisement, article, notice or other communication regarding the Backstop Shares or Backstop Premium Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to such Backstop Commitment Party’s knowledge, any other general solicitation or general advertisement or directed selling efforts.

Section 5.12        Legal Proceedings. As of the date hereof, there are no Legal Proceedings pending or threatened to which such Backstop Commitment Party is a party or to which any property of such Backstop Commitment Party is the subject that would reasonably be expected to prevent, materially delay or materially impair the ability of such Backstop Commitment Party to consummate the transactions contemplated hereby.

Section 5.13        Arm’s Length. Such Backstop Commitment Party acknowledges and agrees that the Company and the Debtors are acting solely in the capacity of an arm’s-length contractual counterparty to such Backstop Commitment Party with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering).

Section 5.14        No Other Representations or Warranties. Except for the representations and warranties of such Backstop Commitment Party expressly contained in this Article V, neither such Backstop Commitment Party nor any other Person makes any express or implied representations or warranties regarding such Backstop Commitment Party, and such Backstop Commitment Party hereby disclaims any such representation or warranty with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including any representation or warranty as to the accuracy or completeness of any information regarding such Backstop Commitment Party furnished or made available to the Company, the Debtors or their Subsidiaries, or any representation or warranty arising from statute or otherwise in Law.

Article VI
ADDITIONAL COVENANTS

Section 6.1            Orders Generally. The Debtors shall use commercially reasonable efforts to take all steps reasonably necessary and desirable, consistent with the Restructuring Support Agreement, and the Plan to (a) obtain entry of the Backstop Order, the Disclosure Statement Order, and the Confirmation Order, and (b) cause the Backstop Order, the Disclosure Statement Order, and the Confirmation Order supported by the Required Backstop Commitment Parties to become Final Orders (and request that such Orders become effective immediately upon entry by the Bankruptcy Court pursuant to a waiver of Rules 3020 and 6004(h) of the Bankruptcy Rules, as applicable).

Section 6.2            Conduct of Business.

(a)               Except as expressly set forth in this Agreement, the Restructuring Support Agreement or the Plan, or as required by applicable Law, Collective Bargaining Agreement or with the prior written consent of Required Backstop Commitment Parties (requests for which, including related information, shall be directed to the Ad Hoc Group of Senior Secured Noteholders Advisors and Ad Hoc Group of Convertible Noteholders Advisors, and which consent will not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”), the Debtors and their Subsidiaries shall, taking into account the Restructuring Transactions and the commencement and pendency of the Chapter 11 Cases, operate in the ordinary course of business consistent with past practice and the operations contemplated by the Company’s business plan (as may be updated from time to time, with the consent of the Required Backstop Commitment Parties for any material updates (which consent shall not be unreasonably withheld, delayed or conditioned)), including using commercially reasonable efforts to (i) preserve substantially intact its business organization, operations and assets, (ii) keep available the services of its executive officers and key employees on commercially reasonable terms, (iii) maintain in effect all Company Permits, (iv) maintain satisfactory relationships of the Company with any persons with which the Company has material business relations and with Governmental Entities that have jurisdiction over its business and operations, and (v) protect and maintain material Intellectual Property Rights owned by the Company, including avoiding the cancellation of any such material registered Intellectual Property Rights.

(b)               For the avoidance of doubt, the following shall be deemed to occur outside of the ordinary course of business of the Debtors and their Subsidiaries and shall require the prior written consent (delivery by electronic mail will be deemed sufficient) of the Required Backstop Commitment Parties (which shall not be unreasonably withheld, delayed or conditioned) unless the same would otherwise be permissible under the Restructuring Support Agreement, the Plan, this Agreement or required by any Material Contract existing on the date hereof or applicable Law:

(i)                 entry into, or any material amendment, modification, termination, waiver, supplement, restatement or other change to, any Material Contract (including, for the avoidance of doubt, (a) any contracts for the sale of aircrafts, (b) any contracts in connection with enhanced equipment trust certificate (EETC) transactions, and (c) any agreements with RTX Corporation or Pratt & Whitney regarding compensation for the loss of utilization related to removal of engines from service) or any assumption of any Material Contract in connection with the Chapter 11 Cases (other than (A) any Material Contracts that are otherwise addressed by clause (vii) below, (B) any such amendment modification, waiver, supplement, restatement or other change that, taken as a whole, is no less favorable to the Debtors than the Contract prior thereto, or (C) any extension of a Material Contract on substantially similar terms in the ordinary course of business);

(ii)              breach any obligation under or seek to amend, suspend, waive, or terminate any Material Contract;

(iii)            entry into any transaction with a Related Party, including the entry into, or any amendment, modification, waiver, supplement, restatement or other change to, any Contract between any Debtor, on the one hand, and any Related Party of any of the Debtors, or Affiliate thereof, on the other hand (each a “Related Party Transaction”);

(iv)             entry into, or any material amendment, modification, waiver, supplement, restatement or other change to, any employment agreement or consulting or arrangement with its officers or members of senior management (which, for the sake of clarity, means any “insider” (as defined in the Bankruptcy Code) to which any of the Debtors or any of their respective Subsidiaries is a party;

(v)               any (A) material increase in the compensation (whether in the form of salary, hourly rate, bonus, target bonus, equity award, severance or otherwise) payable to any “insider” (as defined in the Bankruptcy Code), or granting of any bonus, benefit payment (contingent or otherwise) to any such individual, except annual compensation increases and merit-based adjustments in the ordinary course of business or as required by the terms of and in accordance with any written employment or engagement agreement currently in effect between the Debtors and such person or (B) adoption or amendment of any material agreement that has the effect of the foregoing;

(vi)             any (A) hiring, transfer or termination by any of the Debtors without cause, or (B) material reduction by any of the Debtors without cause in the title or responsibilities, in each case, of any employee who, as of the date of this Agreement, is at the level of Senior Vice President or above;

(vii)          the adoption, termination or material amendment of any material Company Benefit Plan (including any plans that if adopted as of the date hereof would be “Company Benefit Plans”) by any of the Debtors, other than in the ordinary course of business;

(viii)        making, rescinding or changing any material election in respect of income or other material Taxes or accounting policies of any Debtor (other than making elections that are consistent with the Debtor’s past practice or in the ordinary course of business); changing an annual accounting period; changing any material method of accounting in respect of income or other material Taxes; amending any material Tax return; entering into any “closing agreement” (as defined in Section 7121 of the Tax Code) or similar Contract in respect of material amount of income or other material Taxes with any Governmental Entity; settling or compromising any income or other material Tax claim, action or assessment in respect of income or other material Taxes; surrendering any right to claim a material refund of Taxes; seek any ruling with respect to material Taxes from any governmental authority; consenting to any extension or waiver of the limitation period applicable to any income or other material Tax claim or assessment (other than any extension or waiver in the ordinary course of business); in each case, except (a) such actions being taken in the ordinary course of business and as required by applicable Law, (b) only to the extent such action would be binding on any of the Debtors after the Closing and (c) with respect to the matter set forth on Section 6.2(b)(viii) of the Company Disclosure Schedules (which shall not be deemed to occur outside of the ordinary course of business);

(ix)             commencement, release, assignment, compromise, discharge, waiver, settlement, agreement to settle or satisfaction of any material Legal Proceeding (other than any Legal Proceeding with respect to any Tax matters);

(x)               (A) entry into any lease or sublease for real property or amendment of any Real Property Lease in any material respect, or (B) the failure to perform, in any material respect, all applicable obligations under each material Real Property Lease as and when required under each such material Real Property Lease;

(xi)             entry into any agreement to sell, transfer, assign, pledge, lease, burden or encumber any Owned Real Property, or permitting any new encumbrance to attach to, or be recorded against, title to any Owned Real Property;

(xii)          [Reserved];

(xiii)        any exclusive licensing of Material Intellectual Property Rights to third parties; and

(xiv)         directly or indirectly, create, issue, incur, assume, suffer to exist or become liable in respect of any material indebtedness for borrowed money, evidenced by bonds, notes, debentures or capitalized lease obligations, or Lien of any kind, including any local law liens, on any property or asset (other than Permitted Liens and any debt secured by such Permitted Liens outstanding as of the date hereof).

(c)               Except as otherwise provided in this Agreement, nothing in this Agreement shall give the Backstop Commitment Parties, directly or indirectly, any right to control or direct the operations of the Debtors prior to the Closing Date. Prior to the Closing Date, the Debtors shall exercise, consistent with the terms and conditions of this Agreement, control and supervision of the business of the Debtors.

Section 6.3            Access to Information; Confidentiality.

(a)               Subject to applicable Law and Section 6.3(b), upon reasonable notice during the Pre-Closing Period, the Debtors shall afford the Backstop Commitment Parties and their Representatives upon request reasonable access, during normal business hours and without unreasonable disruption or interference with the Debtors’ business or operations, to the Debtors’ employees, properties, books, Contracts and records and, during the Pre-Closing Period, the Debtors shall furnish promptly to such parties all reasonable information concerning the Debtors’ business, properties, Collective Bargaining Agreements and personnel as may reasonably be requested by any such party; provided, that the foregoing shall not require the Debtors (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, would cause any of the Debtors to violate any of their respective obligations with respect to confidentiality to a third party if the Company shall have used its commercially reasonable efforts to obtain, but failed to obtain, the consent of such third party to such inspection or disclosure, (ii) to disclose any legally privileged information of any of the Debtors or their Subsidiaries or (iii) to violate any applicable Laws or Orders; provided, further, that such access shall not include any invasive or environmental investigation, sampling, testing or analysis (other than a Phase I environmental site assessment). All requests for information and access made in accordance with this Section 6.3 shall be directed to an Executive Officer of the Company or such Person as may be designated by the executive officers of the Company.

(b)               From and after the date hereof until the date that is one (1) year after the expiration of the Pre-Closing Period, each Backstop Commitment Party shall, and shall cause its Representatives to, (i) keep confidential and not provide or disclose to any Person any documents or information received or otherwise obtained by such Backstop Commitment Party or its Representatives pursuant to Section 6.3(a), Section 6.4 or in connection with a request for approval pursuant to Section 6.2 (except that provision or disclosure may be made to any Affiliate, Affiliated Fund or Representative of such Backstop Commitment Party who needs to know such information for purposes of this Agreement or the other Transaction Agreements and who agrees to observe the terms of this Section 6.3(b) or is under a professional or contractual duty of confidentiality to such Backstop Commitment Party (and such Backstop Commitment Party will remain liable for any breach of such terms by any such Affiliate or Representative)), and (ii) not use such documents or information for any purpose other than in connection with this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby. Notwithstanding the foregoing, the immediately preceding sentence shall not apply in respect of documents or information that (A) is now or subsequently becomes generally available to the public through no violation of this Section 6.3(b), (B) becomes available to a Backstop Commitment Party or its Representatives on a non-confidential basis, (C) becomes available to a Backstop Commitment Party or its Representatives through document production or discovery in connection with the Chapter 11 Cases or other judicial or administrative process, but subject to any confidentiality restrictions imposed by the Chapter 11 Cases or other such process, or (D) such Backstop Commitment Party or any Representative thereof is required to disclose pursuant to judicial or administrative process or pursuant to applicable Law or applicable securities exchange rules; provided, that, such Backstop Commitment Party or such Representative shall provide the Company with prompt written notice of such legal compulsion and shall use commercially reasonable efforts to cooperate with the Company to obtain a protective Order or similar remedy to cause such information or documents not to be disclosed, including interposing all available objections thereto, at the Company’s sole cost and expense; provided, further, that, in the event that such protective Order or other similar remedy is not obtained, the disclosing party shall furnish only that portion of such information or documents that is legally required to be disclosed and shall exercise its commercially reasonable efforts (at the Company’s sole cost and expense) to obtain assurance that confidential treatment will be accorded such disclosed information or documents. Notwithstanding the foregoing, any Backstop Commitment Party or its Affiliates or Representatives may disclose such information or documents without notice of any kind to any regulatory authority (including any self-regulatory authority) in connection with any routine examination, investigation, regulatory sweep or other regulatory inquiry not specifically targeted to the disclosing party.

(c)               Except as required by this Agreement and the other Transaction Agreements, each of the Debtors agrees that it shall only disclose material non-public information to any Backstop Commitment Party or its Representatives who (i) has confirmed it wishes to receive such material non-public information and (ii) is party to a non-disclosure agreement containing customary cleansing mechanisms as to which such information is subject.

Section 6.4            Financial Information. During the Pre-Closing Period, the Debtors shall deliver to the Ad Hoc Group of Senior Secured Noteholders Advisors and Ad Hoc Group of Convertible Noteholders Advisors and to each Backstop Commitment Party that so requests, all financial statements, forecasts and reports the Debtors are required to promptly deliver to any lender under the DIP Facility as of the date hereof (the “Financial Reports”).

Section 6.5            Commercially Reasonable Efforts.

(a)               To the extent not obligated under the terms of the Restructuring Support Agreement, and without in any way limiting any other respective obligation of the Debtors or any Backstop Commitment Party in this Agreement, each Party shall use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Plan, including using commercially reasonable efforts in:

(i)                 timely preparing and filing all documentation reasonably necessary to effect all necessary notices, reports and other filings of such Person and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or Governmental Entity;

(ii)              cooperating with the defense of any Legal Proceedings in any way challenging (A) this Agreement, the Plan, the Registration Rights Agreement or any other Transaction Agreement, (B) the Backstop Order, the Disclosure Statement Order, and the Confirmation Order, or (C) the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining Order entered by any Governmental Entity vacated or reversed; and

(iii)            working together in good faith to finalize the Company Organizational Documents, Transaction Agreements, the Registration Rights Agreement and all other documents relating thereto for timely inclusion in the Plan and filing with the Bankruptcy Court.

(b)               Subject to applicable Laws or applicable rules relating to the exchange of information, and in accordance with the Restructuring Support Agreement, the Backstop Commitment Parties and the Debtors shall have the right to review in advance, and to the extent practicable each will consult with the other on all of the information relating to Backstop Commitment Parties or the Debtors, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or Governmental Entity in connection with the transactions contemplated by this Agreement or the Plan; provided, however, that the Backstop Commitment Parties are not required to provide for review in advance declarations or other evidence submitted in connection with any filing with the Bankruptcy Court. In exercising the foregoing rights, the Parties shall act as reasonably and as promptly as practicable.

(c)               Nothing contained in this Section 6.5 shall limit the ability of any Backstop Commitment Party to consult with the Debtors, to appear and be heard, or to file objections, concerning any matter arising in the Chapter 11 Cases to the extent not inconsistent with the Transaction Agreements.

Section 6.6            Registration Rights Agreement; Company Organizational Documents.

(a)               The Plan will provide that from and after the Plan Effective Date each Backstop Commitment Party shall be entitled to registration rights pursuant to a registration rights agreement to be entered into as of the Plan Effective Date, which agreement shall be in form and substance consistent with the terms set forth in the Restructuring Support Agreement and otherwise in form and substance acceptable to the Required Backstop Commitment Parties (the “Registration Rights Agreement”). A form of the Registration Rights Agreement shall be filed with the Bankruptcy Court as part of the Plan Supplement or an amendment thereto.

(b)               The Plan will provide that on the Plan Effective Date, the Company Organizational Documents will be duly authorized, approved, adopted and in full force and effect. Forms of the Company Organizational Documents shall be filed with the Bankruptcy Court as part of the Plan Supplement or an amendment thereto.

Section 6.7            Blue Sky. The Company shall file a Form D with the SEC with respect to the Direct Allocation Shares, Backstop Shares and Backstop Premium Shares issued hereunder to the extent required under Regulation D of the Securities Act and shall provide, upon request, a copy thereof to each Backstop Commitment Party or its Representatives. The Company shall, within the time specified by the applicable law or regulation, use commercially reasonable efforts to obtain an exemption for, or to qualify the offer, sale and issuance (as applicable) of the Rights Offering Shares, the Backstop Shares and the Backstop Premium Shares to the Backstop Commitment Parties pursuant to this Agreement under applicable securities and “Blue Sky” Laws of the states of the United States (or to obtain an exemption from such qualification) and any applicable foreign jurisdictions, and shall provide evidence of any such action so taken to the Backstop Commitment Parties, as soon as reasonably practicable thereafter.  The Company shall use commercially reasonable efforts to timely make all filings and reports relating to the offer, sale and issuance (as applicable) of the Direct Allocation Shares, Backstop Shares , Backstop Premium Shares and Rights Offering Shares issued hereunder required under applicable securities and “Blue Sky” Laws of the states of the United States.  The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 6.7.

Section 6.8            Use of Proceeds. The Company and the Debtors will apply the proceeds from the Direct Allocation, the exercise of the Subscription Rights and the sale of the Backstop Shares for the purposes identified in the Disclosure Statement and the Plan.

Section 6.9            Share Legend. Each certificate evidencing (i) Direct Allocation Shares, (ii) Backstop Shares, and (iii) Backstop Premium Shares issued hereunder shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

In the event that any such Direct Allocation Shares, Backstop Shares or Backstop Premium Shares are uncertificated, such Direct Allocation Shares, Backstop Shares or Backstop Premium Shares shall be subject to a restrictive notation substantially similar to the Legend in the share ledger or other appropriate records maintained by the Company or agent and the term “Legend” shall include such restrictive notation. The Issuer shall promptly remove the Legend (or restrictive notation, as applicable) set forth above from the certificates evidencing any such shares (or the share register or other appropriate Company records, in the case of uncertified shares), upon request, at any time after the restrictions described in such Legend cease to be applicable, including, as applicable, when such shares may be sold without volume limitations, manner of sale requirements or current public information requirements under Rule 144 of the Securities Act. The Company may reasonably request such opinions, certificates or other evidence that such restrictions no longer apply as a condition to removing the Legend.

Section 6.10        Antitrust Approval.

(a)               Each Party agrees to use commercially reasonable efforts to (i) if applicable, file, or cause to be filed, the Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission and any filings (or, if required by any Antitrust Authority, any drafts thereof) under any other Antitrust Laws that are necessary to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable and in all cases in compliance with any filing deadlines included in the relevant Antitrust Laws (and with respect to any filings required pursuant to the HSR Act, no later than 10 (ten) Business Days following the date hereof) and (ii) promptly furnish any documents or information reasonably requested by any Antitrust Authority.

(b)               The Debtors and each Backstop Commitment Party that is subject to an obligation pursuant to the Antitrust Laws to notify or make any filing with respect to any transaction contemplated by this Agreement, the Plan or the other Transaction Agreements and that has notified the Debtors in writing of such obligation (each such Backstop Commitment Party, a “Filing Party”) agree to reasonably cooperate with each other in the preparation of and as to the appropriate time of filing such notification and its content. The Debtors and each Filing Party shall, to the extent permitted by applicable Law: (i) promptly notify each other of, and if in writing, furnish each other with copies of (or, in the case of material oral communications, advise each other orally) of any material communications from or with an Antitrust Authority (except that no Party will be obligated to provide complete copies of its premerger filing submitted under the HSR Act); (ii) not participate in any meeting with an Antitrust Authority unless it consults with each other Filing Party and the Debtors, as applicable, in advance and, to the extent practicable and permitted by the Antitrust Authority and applicable Law, give each other Filing Party and the Debtors, as applicable, a reasonable opportunity to attend and participate thereat; (iii) furnish each other Filing Party and the Debtors, as applicable, with copies of all material correspondence and communications between such Filing Party or the Debtors and any Antitrust Authority; (iv) furnish each other Filing Party with such necessary information and reasonable assistance as may be reasonably necessary in connection with the preparation of necessary filings or submission of information to any Antitrust Authority; and (v) not withdraw its filing, if any, or agree to extend any waiting periods under the HSR Act without the prior written consent of the Required Backstop Commitment Parties and the Debtors. The communications contemplated by this Section 6.10 may be made by the Debtors or a Filing Party on an outside counsel-only basis or subject to other agreed upon confidentiality safeguards. The obligations in this Section 6.10 shall not apply to filings, correspondence, communications or meetings with Antitrust Authorities unrelated to the transactions contemplated by this Agreement, the Plan or the other Transaction Agreements. Notwithstanding the foregoing, nothing in this Agreement shall require any party to provide to the other party any information or materials that (i) are sensitive personally identifiable information, (ii) are legally privileged, or (iii) are competitively sensitive.

(c)               The Debtors and each Filing Party shall use their commercially reasonable efforts to obtain all authorizations, approvals, consents, or clearances under any applicable Antitrust Laws and to cause the termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement at the earliest possible date after the date of this Agreement. Notwithstanding the foregoing, nothing in this Section 6.10 shall require any Backstop Commitment Party or any of their Affiliates to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or sale, to accept any operational restriction, or to take any other action that could be expected to limit the rights of the Backstop Commitment Party or its Affiliates or, from and after the Closing, the Debtors.

Section 6.11        Alternative Restructuring Proposal.  Notwithstanding anything to the contrary in this Agreement, and subject to the Restructuring Support Agreement, each of the Debtors and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or Representatives shall have the rights to take any action with respect to an Alternative Restructuring Proposal as set forth in Section 6.03 of the Restructuring Support Agreement.

Section 6.12        Rule 144A Transferability. To the extent that the New Common Equity is then not listed on a national securities exchange, the Company shall use commercially reasonable efforts to ensure as soon as reasonably practicable after the Plan Effective Date that the New Common Equity can be transferred pursuant to Rule 144A, including compliance with the requirements under Rule 144(A)(d)(4) and any other applicable securities Laws.

Section 6.13        Anti-Corruption Laws, Money Laundering Laws, Ex-Im Laws and Sanctions.

(a)            The Debtors and their respective Subsidiaries shall comply in all respects with Anti-Corruption Laws, Money Laundering Laws, Ex-Im Laws and Sanctions.

(b)            The Debtors and their respective Subsidiaries shall maintain in effect policies and procedures designed to ensure compliance by the Debtors, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Money Laundering Laws, Ex-Im Laws and Sanctions. The Debtors and their respective Subsidiaries shall cooperate with reasonable requests from any (i) Senior Secured Backstop Commitment Party or its Related Purchasers (as applicable) or (ii) Convertible Backstop Commitment Party or its Related Purchasers (as applicable), for any information or documentation relating to compliance with Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions and Ex-Im Laws and Debtors and their respective Subsidiaries’ associated policies and procedures.

(c)            Debtors will not, and will not permit any of its Subsidiaries to, directly or knowingly indirectly, use the proceeds of the Rights Offering, or lend, contribute or otherwise make available such proceeds to any other Debtor, its Subsidiaries, joint venture or other Person, (i) for the purpose of financing activities, investments, activities, or transactions involving any Sanctioned Country or Sanctioned Person; or (ii) in any manner in violation of Sanctions, Ex-Im Laws, Anti-Corruption Laws or Money Laundering Laws by any Person (including any agent, Backstop Commitment Parties, arranger, advisor or other individual or entity participating in a transaction).

(d)            Each Debtor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, fund all or part of any repayment of the Rights Offering or other payments under this Agreement in a manner that would cause any Person (including any agent, Backstop Commitment Parties, arranger, advisor or other individual or entity participating in a transaction) to be in violation of any Anti-Corruption Laws, Anti-Money Laundering Laws, Ex-Im Laws or Sanctions.

Section 6.14        DTC Eligibility. The Company shall use commercially reasonable efforts to promptly make, when applicable from time to time, all Offering Shares eligible for deposit, clearance and settlement with DTC in accordance with, and to the extent permitted pursuant to, applicable DTC rules and procedures.

Article VII
CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 7.1            Conditions to the Obligations of the Backstop Commitment Parties. The obligations of each Backstop Commitment Party to consummate the transactions contemplated hereby shall be subject to (unless waived in accordance with Section 7.2) the satisfaction of the following conditions prior to or at the Closing:

(a)               Backstop Order. The Bankruptcy Court shall have entered the Backstop Order, and such Order shall be a Final Order.

(b)               Disclosure Statement Order. The Bankruptcy Court shall have entered the Disclosure Statement Order, and such Order shall be a Final Order.

(c)               Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order, and such Order shall be a Final Order.

(d)               Direct Allocation and Rights Offering. The Direct Allocation and the Rights Offering shall have been conducted, in all material respects, in accordance with the Backstop Order, the Disclosure Statement Order, the Rights Offering Procedures and this Agreement, as applicable.

(e)               Plan Effective Date and Issuances Pursuant to this Agreement. The following shall have occurred, or shall occur concurrently with the Closing (i) the Plan Effective Date and (ii) the issuance of the Direct Allocation Shares, the Rights Offering Shares, the Backstop Shares and the Backstop Premium Shares.

(f)                Registration Rights Agreement; Company Organizational Documents.

(i)                 The Registration Rights Agreement shall have been executed and delivered by the Company, shall otherwise have become effective with respect to the Backstop Commitment Parties and the other parties thereto, and shall be in full force and effect.

(ii)              The Company Organizational Documents shall have been duly approved and adopted and shall be in full force and effect.

(g)               Expense Reimbursement. The Debtors shall have paid all Expense Reimbursements accrued through the Closing Date pursuant to Section 3.2; provided, that invoices for such Expense Reimbursement must have been received by the Debtors at least three (3) Business Days prior to the Closing Date in order to be required to be paid as a condition to Closing.

(h)               Antitrust Approvals. All applicable waiting periods (and any extensions thereof) under any Antitrust Laws, or imposed by any Antitrust Authority, in connection with the transactions contemplated by this Agreement shall have been terminated or expired and all authorizations, approvals, consents or clearances under the Antitrust Laws or otherwise required by a Governmental Entity in connection with the transactions contemplated by this Agreement shall have been obtained.

(i)                 Federal Aviation Administration. All authorizations, approvals, consents or clearances required by the FAA in connection with the transactions contemplated by this Agreement and the Restructuring Support Agreement shall have been obtained.

(j)                 [Reserved].

(k)               No Legal Impediment to Issuance. No Law or Order shall have become effective or been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement;

(l)                 Representations and Warranties.

(i)                 The representations and warranties of the Debtors contained in, Section 4.10 (Absence of Certain Changes) shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date after giving effect to the Plan (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

(ii)              The representations and warranties of the Debtors contained in Section 4.1 (Organization and Qualification), Section 4.2 (Corporate Power and Authority), Section 4.3 (Execution and Delivery; Enforceability), Section 4.4 (Authorized and Issued Interests), Section 4.5 (Issuance), Section 4.6 (No Conflict), Section 4.26 (No Broker’s Fees), Section 4.27 (Investment Company Act) and Section 4.30 (Securities Registration Exemption; No Integration; No General Solicitation) shall be true and correct in all material respects on and as of the Closing Date after giving effect to the Plan (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date).

(iii)            The representations and warranties of the Debtors contained in Section 4.24 (No Unlawful Payments) and Section 4.25 (Compliance with Money Laundering and Sanctions Laws) shall, with respect to the Debtors, taken as a whole, be true and correct in all material respects on and as of the Closing Date after giving effect to the Plan (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date).

(iv)             The representations and warranties of the Debtors contained in this Agreement other than those referred to in clauses (i), (ii) and (iii) above shall be true and correct (disregarding all materiality or Material Adverse Effect qualifiers) on and as of the Closing Date after giving effect to the Plan with the same effect as if made on and as of the Closing Date after giving effect to the Plan (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct does not constitute, individually or in the aggregate, a Material Adverse Effect.

(m)             Covenants. The Debtors shall have performed and complied, in all material respects, with all of their respective covenants and agreements contained in this Agreement and the Restructuring Support Agreement that contemplate, by their terms, performance or compliance prior to the Closing Date.

(n)               Material Adverse Effect. Since the date of this Agreement, there shall not have occurred, and there shall not exist, any Event that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(o)               Officer’s Certificate. The Backstop Commitment Parties shall have received on and as of the Closing Date a certificate of the chief executive officer or chief financial officer of the Company confirming that the conditions set forth in Sections 7.1(l) (Representations and Warranties), Section 7.1(m) (Covenants) and Section 7.1(n) (Material Adverse Effect) have been satisfied.

(p)               Funding Notice. Each Backstop Commitment Party shall have received a Funding Notice in accordance with the terms of Section 2.4.

(q)               Exit Financing Facility. The Exit Financing Facility shall have become effective, shall be for the amounts set forth in the Restructuring Support Agreement, if applicable, and shall otherwise be in form and substance substantially in accordance with the Restructuring Support Agreement or as otherwise set forth in the Plan.

(r)                Key Contracts. As of the Plan Effective Date, except as otherwise provided in the Restructuring Support Agreement, or any applicable provisions of the Plan (which shall govern in the event of any inconsistency), the Debtors shall have assumed all executory Contracts and unexpired leases other than those identified on a schedule of rejected Contracts included in the Plan Supplement (or pursuant to a separate motion filed with the Bankruptcy Court), which shall be in form and substance reasonably acceptable to the Company, the Required Backstop Commitment Parties and otherwise consistent with the Restructuring Support Agreement, and any applicable provisions of the Plan.

(s)                Restructuring Support Agreement. The Restructuring Support Agreement remains in full force and effect in accordance with its terms and shall not have been terminated in accordance with its terms (except as a result of the occurrence of the Plan Effective Date).

(t)                 DIP Documentation. There shall not have occurred an event of default under the DIP Documentation (as defined in the DIP Orders) that has not been cured or waived in accordance therewith.

(u)               Plan Effective Date. All conditions precedent to the Plan Effective Date shall have been satisfied or waived by the Required Backstop Commitment Parties.

(v)               Minimum Liquidity. After giving effect to the Restructuring Transactions and the Closing and, assuming the effectiveness of the Plan, the sum of unrestricted cash, cash equivalents and short-term investments on the Company’s balance sheet plus availability under any exit revolving credit facility (the “Exit Revolver”) entered into by the Company that is in effect immediately following the Closing shall be at least $700,000,000 (the "Minimum Liquidity Threshold"); provided that, if the Exit Revolver is less than $300,000,000, then the Minimum Liquidity Threshold shall be reduced dollar for dollar by the amount that Exit Revolver is less than $300,000,000; provided further that, the Minimum Liquidity Threshold shall under no circumstances be lower than $650,000,000.

Section 7.2            Waiver of Conditions to Obligations of Backstop Commitment Parties. All or any of the conditions set forth in Section 7.1 may only be waived in whole or in part with respect to all Backstop Commitment Parties by a written instrument executed by the Required Backstop Commitment Parties in their sole discretion, and if so waived, all Backstop Commitment Parties shall be bound by such waiver, provided, that any such waiver that would have the effect of amending, restating, modifying, or changing this Agreement or any of such Backstop Commitment Party’s rights hereunder in a manner that would otherwise require any Backstop Commitment Party’s consent pursuant to Section 10.8 shall also require the consent of such Backstop Commitment Party.

Section 7.3            Conditions to the Obligations of the Debtors. The obligations of the Debtors to consummate the transactions contemplated hereby with the Backstop Commitment Parties are subject to (unless waived by the Debtors) the satisfaction of each of the following conditions:

(a)               Backstop Order. The Bankruptcy Court shall have entered the Backstop Order, and such Order shall be a Final Order.

(b)               Disclosure Statement Order. The Bankruptcy Court shall have entered the Disclosure Statement Order, and such Order shall be a Final Order.

(c)               Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order, and such Order shall be a Final Order.

(d)               Plan Effective Date. The Plan Effective Date shall have occurred, or shall be deemed to have occurred concurrently with the Closing, as applicable, in accordance with the terms and conditions in the Plan and in the Confirmation Order.

(e)               Antitrust Approvals. All applicable waiting periods under any Antitrust Laws, or imposed by any Antitrust Authority in connection with the transactions contemplated by this Agreement shall have been terminated or expired and all authorizations, approvals, consents or clearances under the Antitrust Laws or otherwise required by any Governmental Entity in connection with the transactions contemplated by this Agreement shall have been obtained.

(f)                Federal Aviation Administration. All authorizations, approvals, consents or clearances required by the FAA in connection with the transactions contemplated by this Agreement and the Restructuring Support Agreement shall have been obtained.

(g)               [Reserved].

(h)               No Legal Impediment to Issuance. No Law or Order shall have become effective or been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement.

(i)                 Representations and Warranties. The representations and warranties of the Backstop Commitment Parties contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date), except where the failure to be so true and correct would not, individually or in the aggregate, prevent or materially impede the Backstop Commitment Parties from consummating the transactions contemplated by this Agreement.

(j)                 Covenants. The Backstop Commitment Parties shall have performed and complied, in all material respects, with all of their covenants and agreements contained in this Agreement and the Restructuring Support Agreement and in any other document delivered pursuant to this Agreement, except where the failure to perform or comply would not, individually or in the aggregate, prevent or materially impede the Backstop Commitment Parties from consummating the transactions contemplated by this Agreement.

(k)               Exit Financing Facility. The Exit Financing Facility shall have become effective, shall be for the amounts set forth in the Restructuring Support Agreement, if applicable, and shall otherwise be in form and substance substantially in accordance with the Restructuring Support Agreement or as otherwise set forth in the Plan.

(l)                 Restructuring Support Agreement. The Restructuring Support Agreement shall remain in full force and effect in accordance with its terms and shall not have been terminated in accordance with its terms (except as a result of the occurrence of the Plan Effective Date).

Article VIII
INDEMNIFICATION AND CONTRIBUTION

Section 8.1            Indemnification Obligations. Following the entry of the Backstop Order, the Company and the other Debtors (the “Indemnifying Parties” and each, an “Indemnifying Party”) shall, to the maximum extent permitted by law, jointly and severally, indemnify and hold harmless each Backstop Commitment Party and its Affiliates, Affiliated Funds equity holders, members, partners, general partners, managers and its and their respective Representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (other than any Taxes) arising out of a claim asserted by a third-party (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement, including the Rights Offering Backstop Commitment, the Direct Allocation Amount, the Rights Offering or the Direct Allocation, the payment of the Backstop Premium or the use of the proceeds of the Direct Allocation or the Rights Offering, or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by the Company, the other Debtors, their respective equity holders, Affiliates, creditors or any other Person, and reimburse each Indemnified Person upon demand for reasonable documented (with such documentation subject to redaction to preserve attorney client and work product privileges) legal or other third-party expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement or the Plan are consummated or whether or not this Agreement is terminated; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (a) as to a Defaulting Commitment Party, its Related Parties or any Indemnified Person related thereto, caused by a Commitment Party Default by such Backstop Commitment Party, or (b) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the fraud, bad faith or willful misconduct of such Indemnified Person.

Section 8.2            Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided, that (a) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (b) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Article VIII. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, at its election by providing written notice to such Indemnified Person, the Indemnifying Party will be entitled to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof or participation therein (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required)), (ii) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after the Indemnifying Party has received notice of commencement of the Indemnified Claims from, or delivered on behalf of, the Indemnified Person, (iii) after the Indemnifying Party assumes the defense of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Party has failed or is failing to defend such claim and provides written notice of such determination and the basis for such determination, and such failure is not reasonably cured within ten (10) Business Days of receipt of such notice, or (iv) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.

Section 8.3            Settlement of Indemnified Claims. In connection with any Indemnified Claim for which an Indemnified Person is assuming the defense in accordance with this Article VIII, the Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected by such Indemnified Person without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, this Article VIII. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld, conditioned or delayed in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (a) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (b) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

Section 8.4            Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 8.1, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed to be in the same proportion as (a) the total value received or proposed to be received by the Company pursuant to the funding of the Direct Allocation Shares, Rights Offering Shares and Backstop Shares contemplated by the Rights Offering, this Agreement and the Plan bears to (b) the Backstop Premium paid or proposed to be paid to the Backstop Commitment Parties. The Indemnifying Parties also agree that no Indemnified Person shall have any liability based on their comparative or contributory negligence or otherwise to the Indemnifying Parties, any Person asserting claims on behalf of or in right of any of the Indemnifying Parties, or any other Person in connection with an Indemnified Claim.

Section 8.5            Treatment of Indemnification Payments. All amounts paid by an Indemnifying Party to an Indemnified Person under this Article VIII shall, to the extent permitted by applicable Law, be treated as adjustments to the Funding Amount for all applicable Tax purposes. The provisions of this Article VIII are an integral part of the transactions contemplated by this Agreement and without these provisions the Backstop

Commitment Parties would not have entered into this Agreement. The Backstop Order shall provide that the obligations of the Debtors under this Article VIII shall constitute allowed administrative expenses of the Debtors’ estates under sections 503(b) and 507 of the Bankruptcy Code and shall not be subject to set-off, recharacterization, avoidance or disallowance and are payable without further Order of the Bankruptcy Court, and that the Debtors may comply with the requirements of this Article VIII without further Order of the Bankruptcy Court.

Section 8.6            No Survival. All representations, warranties, covenants and agreements made in this Agreement shall not survive the Closing Date except for covenants and agreements that by their terms are to be satisfied after the Closing Date, which covenants and agreements shall survive until satisfied in accordance with their terms.

Article IX
TERMINATION

Section 9.1            Consensual Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by mutual written consent of the Debtors and the Required Backstop Commitment Parties.

Section 9.2            Automatic Termination; Termination by the Backstop Commitment Parties.

(a)               Notwithstanding anything to the contrary in this Agreement, this Agreement shall terminate automatically without any further action or notice by any Party at 5:00 p.m., New York City time, on the same date as the occurrence of any of the following Events; provided, that, the Required Backstop Commitment Parties may waive such termination or extend any applicable dates in accordance with Section 10.8:

(i)                 the Closing Date has not occurred by 11:59 p.m., New York City time, on the Outside Date, unless prior thereto the Plan Effective Date occurs and the Direct Allocation and the Rights Offering have been consummated; and

(ii)              the Restructuring Support Agreement is terminated as to all parties thereto in accordance with its terms.

(b)               This Agreement may be terminated by the Required Backstop Commitment Parties, upon written notice to the Company upon the occurrence of any of the following Events:

(i)                 (A) the Company or any of the other Debtors shall have breached any representation, warranty, covenant or other agreement made by the Company or any of the other Debtors in this Agreement or any such representation or warranty shall have become inaccurate and such breach or inaccuracy would, individually or in the aggregate, cause a condition set forth in Section 7.1(l) (Representations and Warranties), Section 7.1(m) (Covenants) or Section 7.1(n)

(Material Adverse Effect) not to be satisfied, (B) the Backstop Commitment Parties shall have delivered written notice of such breach or inaccuracy to the Debtors, (C) notwithstanding anything to the contrary in Section 9.2(b), such breach or inaccuracy is not cured by the Company or the Debtors by the eighth (8th) Business Day after receipt of such notice, and (D) as a result of such failure to cure, any condition set forth in Section 7.1(l) (Representations and Warranties), Section 7.1(m) (Covenants), or Section 7.1(n) (Material Adverse Effect) is not capable of being satisfied; provided, that, this Agreement shall not terminate pursuant to this Section 9.2(b)(i) if (i) the Backstop Commitment Parties constituting the Required Backstop Commitment Parties are then in willful or intentional breach of this Agreement or (ii) if one or more Backstop Commitment Parties constituting the Required Backstop Commitment Parties is then in breach of any representation, warranty, covenant or other agreement hereunder that would result in the failure of any condition set forth in Section 7.3(j) or Section 7.3(k) being satisfied;

(ii)              any Law or final and non-appealable Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the Rights Offering or the transactions contemplated by this Agreement or the other Transaction Agreements (and, if applicable, such Law has not been reversed or vacated within eight (8) Business Days), in each case, on substantially the terms provided for therein, in a way that cannot be remedied in all material respects by the Debtors in a manner satisfactory to the Required Backstop Commitment Parties (provided, that to the extent inconsistent with the Restructuring Support Agreement or this Agreement, any economic treatment provided thereunder shall be reasonably acceptable to the Debtors and the Required Backstop Commitment Parties in their sole discretion);

(iii)            the Company or any Debtor (A) amends or modifies, or files a pleading seeking authority to amend or modify, the Definitive Documents in a manner that is inconsistent with this Agreement; (B) suspends or revokes the Transaction Agreements; or (C) publicly announces its intention to take any such action listed in sub-clauses (A) or (B) of this subsection;

(iv)             any of the Restructuring Support Agreement, the Backstop Order, Disclosure Statement Order or Confirmation Order is terminated, reversed, stayed, dismissed, vacated, or reconsidered, or any such Order is modified or amended after entry without the prior written consent of the Required Backstop Commitment Parties as applicable (and such action has not been reversed or vacated within eight (8) Business Days), in a manner that prevents or prohibits the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements in each case, on substantially the terms provided for therein, in a way that cannot be remedied in all material respects by the Debtors in a manner satisfactory to the Required Backstop Commitment Parties as applicable;

(v)               any of the Orders approving any Exit Financing Facility, this Agreement, the Rights Offering Procedures, the Plan or the Disclosure Statement or the Confirmation Order are reversed, stayed, dismissed, vacated or reconsidered or modified or amended without the acquiescence or written consent of the Required Backstop Commitment Parties, as applicable (and such action has not been reversed or vacated within thirty (30) calendar days after its issuance) in a manner that prevents or prohibits the consummation of the Restructuring Transactions contemplated in this Agreement or any of the Definitive Documents in each case, on substantially the terms provided for therein, in a way that cannot be remedied in all material respects by the Debtors satisfactory to the Required Backstop Commitment Parties, as applicable;

(vi)             the Company or any of the other Debtors files any motion, application or adversary proceeding (or any of the Company or any of the other Debtors supports any such motion, application, or adversary proceeding filed or commenced by any third party) challenging the validity or enforceability, or seeking avoidance or subordination, of the Senior Secured Notes Claims, provided, that, in the event that this Agreement is to be terminated by the Required Backstop Commitment Parties under this subsection upon written notice to the Debtors in accordance with this Section 9.2(b)(vi), the Company or any of the other Debtors shall have until 5:00 p.m., New York City time, on the fifth (5th) Business Day following receipt of such notice to withdraw such motion, application or adversary proceeding or otherwise cure before the Required Backstop Commitment Parties are permitted to terminate pursuant to this Section 9.2(b)(vi);

(vii)          (A) the Bankruptcy Court approves or authorizes an Alternative Restructuring Proposal; or (B) any Debtor enters into any Contract providing for the consummation of any Alternative Restructuring Proposal or files any motion or application seeking authority to propose, join in or participate in the formation of, any actual or proposed Alternative Restructuring Proposal;

(viii)        the acceleration of any obligations or termination of commitments under the DIP Facility or the DIP Financing Documents; or

(ix)             the Bankruptcy Court enters an order denying the Senior Secured Backstop Premium or Convertible Backstop Premium.

Section 9.3            Termination by the Debtors. This Agreement may be terminated immediately by the Debtors upon written notice to each Backstop Commitment Party upon the occurrence of any of the following Events, subject to the rights of the Debtors to fully and conditionally waive, in writing, on a prospective or retroactive basis the occurrence of such Event:

(a)               any Law or final and non-appealable Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan, the Direct Allocation or the Rights Offering or the transactions contemplated by this Agreement or the other Transaction Agreements, in each case, on substantially the terms provided for therein, in a way that cannot be remedied in all material respects by the Debtors in a manner satisfactory to the Required Backstop Commitment Parties;

(b)               subject to the right of the Backstop Commitment Parties to arrange a Commitment Party Replacement in accordance with Section 2.5(a) (which will be deemed to cure any breach by the replaced Backstop Commitment Party for purposes of this subsection (b), (i) any Backstop Commitment Party shall have breached any representation, warranty, covenant or other agreement made by such Backstop Commitment Party in this Agreement or any such representation or warranty shall have become inaccurate and such breach or inaccuracy would, individually or in the aggregate, cause a condition set forth in Section 7.3(i) (Representations and Warranties) or Section 7.3(j) (Covenants) not to be satisfied, (ii) the Debtors shall have delivered written notice of such breach or inaccuracy to such Backstop Commitment Party, (iii) such breach or inaccuracy is not cured by such Backstop Commitment Party by the tenth (10th) Business Day after receipt of such notice, and (iv) as a result of such failure to cure, any condition set forth in Section 7.3(j) (Representations and Warranties) or Section 7.3(k) (Covenants) is not capable of being satisfied; provided, that the Debtors shall not have the right to terminate this Agreement pursuant to this Section 9.3(b) if any Debtor is then in willful or intentional breach of this Agreement;

(c)               the Backstop Order, Disclosure Statement Order or Confirmation Order is terminated, reversed, stayed, dismissed, vacated, or reconsidered, or any such Order is modified or amended after entry without the prior acquiescence or written consent (not to be unreasonably withheld, conditioned or delayed) of the Debtors (and such action has not been reversed or vacated within eight (8) Business Days) in a manner that prevents or prohibits the consummation of the Restructuring Transactions contemplated in this Agreement or any of the Definitive Documents in a way that cannot be remedied in all material respects by the Backstop Commitment Parties subject to the reasonable satisfaction of the Debtors;

(d)               the Restructuring Support Agreement is terminated as to all parties in accordance with its terms; or

(e)               any of the Orders approving any Exit Financing Facility, this Agreement, the Rights Offering Procedures, the Plan or the Disclosure Statement or the Confirmation Order are reversed, stayed, dismissed, vacated or reconsidered or modified or amended without the acquiescence or consent (not to be unreasonably withheld, conditioned or delayed) of the Debtors (and such action has not been reversed or vacated within thirty (30) calendar days after its issuance) in a manner that prevents or prohibits the consummation of the Restructuring Transactions contemplated in this Agreement or any of the Definitive Documents in a way that cannot be remedied in all material respects by the Backstop Commitment Parties subject to the reasonable satisfaction of the Debtors.

Section 9.4            Effect of Termination.

(a)               Upon termination of this Agreement pursuant to this Article IX, this Agreement shall forthwith become void and there shall be no further obligations or liabilities on the part of the Parties; provided, that (i) the obligations of the Debtors to pay the Expense Reimbursement pursuant to Article III and to satisfy their indemnification obligations pursuant to Article VIII shall survive the termination of this Agreement and shall remain in full force and effect, in each case, until such obligations have been satisfied, (ii) the provisions set forth in Article VIII, this Section 9.4 and Article X shall survive the termination of this Agreement in accordance with their terms, (iii) subject to Section 10.11 (Damages), nothing in this Section 9.4 shall relieve any Party from liability for its fraud, gross negligence or any willful or intentional breach of this Agreement and (iv) all amounts deposited by the Backstop Commitment Parties in the Escrow Account shall be returned to the Backstop Commitment Parties in accordance with the terms of the Escrow Agreement. For purposes of this Agreement, “willful or intentional breach” means a breach of this Agreement that is a consequence of an act undertaken by the breaching Party with the knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

(b)               If this Agreement is terminated in connection with a termination of the Restructuring Support Agreement, then the Backstop Cash Premium (in satisfaction of the Backstop Premium) will become payable by the Debtors on the date of termination in cash to the Backstop Commitment Parties or their designees based upon their respective Commitment Percentage, and the Debtors will pay the Backstop Cash Premium by wire transfer of immediately available funds to such accounts as the Backstop Commitment Parties may designate within three (3) Business Days following such termination. If this Agreement is terminated (1) pursuant to Section 9.3(b) or (2) as a result of a termination of the Restructuring Support Agreement due to the breach of the Restructuring Support Agreement by any Consenting Stakeholder (any Backstop Commitment Party or Consenting Stakeholder whose breach resulted in such termination pursuant to clause (1) or (2), a “Breaching Consenting Stakeholder”), then the Backstop Cash Premium will become payable by the Debtors on the date of termination in cash to the Backstop Commitment Parties (other than the Breaching Consenting Stakeholder(s)), or their designees, based upon their respective Commitment Percentage and the Debtors shall pay the Backstop Cash Premium by wire transfer of immediately available funds to such accounts as the Backstop Commitment Parties (other than the Breaching Consenting Stakeholder(s)) may designate within three (3) Business Days following such termination.

(c)               To the extent that all amounts due in respect of the Backstop Cash Premium pursuant to Section 9.4(b) have actually been paid by the Debtors to the Backstop Commitment Parties in connection with a termination of this Agreement, then (without limitation of any rights or remedies under the Restructuring Support Agreement), the Backstop Commitment Parties shall not have any additional recourse, including with respect to the Backstop Premium against the Debtors for any obligations or liabilities relating to or arising from this Agreement (other than obligations and liabilities pursuant to Section 8.1, any Expense Reimbursement and any other obligation or liability that expressly survives the termination of this Agreement) except for liability for intentional fraud, gross negligence or willful or intentional breach of this Agreement pursuant to Section 9.4(a). The Backstop Cash Premium payable pursuant to this Section 9.4 shall constitute an allowed administrative expense claim of the Debtors’ estates pursuant to sections 503(b) and 507 of the Bankruptcy Code and shall not be subject to set-off, recharacterization, avoidance or disallowance.

Article X
GENERAL PROVISIONS

Section 10.1        Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as may be specified by like notice):

(a)            If to the Company or any of the other Debtors:

Spirit Airlines, Inc.

2800 Executive Way

Miramar, FL 33025

Attn: Thomas Canfield

Email: thomas.canfield@Spirit.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attn:      Marshall Huebner

Darren Klein

Christopher Robertson

Email:      marshall.huebner@davispolk.com

darren.klein@davispolk.com       christopher.robertson@davispolk.com

If to the Backstop Commitment Parties:

To each Backstop Commitment Party at the addresses or e-mail addresses set forth below the Backstop Commitment Party’s signature in its signature page to this Agreement.

If to a Senior Secured Backstop Commitment Party, with a copy to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attn: Michael Stamer

Jason P. Rubin

Stephen B. Kuhn

Email: mstamer@akingump.com

jrubin@akingump.com

skuhn@akingump.com

If to a Convertible Backstop Commitment Party, with a copy to:

Paul Hastings LLP

71 S. Wacker Drive

Chicago, IL 60606

Attn: Matthew L. Warren

           Geoffrey M. King

Email: mattwarren@paulhastings.com;
                            geoffking@paulhastings.com

                                                Paul Hastings LLP
                                               1170 Peachtree Street N.E.

Suite 100

Atlanta, GA 30309
Attn: Zach Cochran
Email: zachcochran@paulhastings.com

Section 10.2        Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the Debtors and the Required Backstop Commitment Parties, other than an assignment by a Backstop Commitment Party expressly permitted by Section 2.3, and any purported assignment in violation of this Section 10.2 shall be void ab initio. Except as provided in Article VIII with respect to the Indemnified Persons, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person any rights or remedies under this Agreement other than the Parties. Notwithstanding anything to the contrary herein, each Party recognizes, acknowledges and agrees that this Agreement binds only the desk or business unit that executes this Agreement and shall not be binding on any other desk, business unit or Affiliate, unless such desk, business unit or Affiliate separately becomes a Party hereto.

Section 10.3        Prior Negotiations; Entire Agreement.

(a)               This Agreement (including the Schedules attached hereto and the documents and instruments referred to in this Agreement) and the Restructuring Support Agreement constitute the entire agreement of the Parties and supersede all prior agreements, arrangements or understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement, except that the Parties hereto acknowledge that any confidentiality agreements heretofore executed among the Parties will each continue in full force and effect.

(b)               Notwithstanding anything to the contrary in the Plan (including any amendments, supplements or modifications thereto) or the Confirmation Order (and any amendments, supplements or modifications thereto) or an affirmative vote to accept the Plan submitted by any Backstop Commitment Party, nothing contained in the Plan (including any amendments, supplements or modifications thereto) or Confirmation Order (including any amendments, supplements or modifications thereto) shall alter, amend or modify the rights of the Backstop Commitment Parties under this Agreement unless such alteration, amendment or modification has been made in accordance with Section 10.8.

Section 10.4        Governing Law; Venue. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

Section 10.5        Binding Agreement. Each Party agrees that this Agreement is a binding and enforceable agreement with respect to the subject matter contained herein or therein (including an obligation to negotiate in good faith). With respect to any Debtor that becomes a party to this Agreement after the date of this Agreement hereof, this Agreement shall become effective as to and fully binding upon such Debtor at the time it executes and delivers a Company Acknowledgment in accordance with the terms hereof, and such Debtor, as of such time and without further action, shall be deemed to have made to the other Parties all representations and warranties in Article IV of this Agreement. Prior to the date that the Debtors set forth on Exhibit D become a party to this Agreement, references to “Debtors” in this Agreement shall be deemed to be a reference to the Company.

Section 10.6        Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.7        Counterparts. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery (including by .pdf), each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

Section 10.8        Waivers and Amendments; Rights Cumulative; Consent. This Agreement may be amended, restated, modified or changed only by a written instrument signed by the Debtors and the Required Backstop Commitment Parties (other than a Defaulting Commitment Party); provided, that, in addition, each Backstop Commitment Party’s prior written consent shall be required for any amendment that would have the effect of directly or indirectly: (a) modifying such Backstop Commitment Party’s Direct Allocation Amount or Commitment Amount, (b) increasing the Funding Amount to be paid by such Backstop Commitment Party in respect of such Backstop Commitment Party’s Rights Offering Shares, Backstop Shares and Direct Allocation Shares (c) amending the definition of Outside Date, (d) increasing the Senior Secured

Rights Offering Amount or the Convertible Rights Offering Amount without each Commitment Party having the opportunity (but not the obligation) to participate pro rata in such increase, (e) amending any of the following: (1)  Section 3.2 (Payment of Backstop Premium), (2) this Section 10.8 (Waivers and Amendments; Rights Cumulative; Consent); (3) Article VIII (Indemnification and Contribution); or (4) Article IX (Termination); or (f) otherwise having a materially adverse and disproportionate effect on such Backstop Commitment Party. The terms and conditions of this Agreement may be waived (i) by the Debtors only by a written instrument executed by the Debtors and (ii) by the Backstop Commitment Parties only by a written instrument executed by the Required Backstop Commitment Parties (provided, that each Backstop Commitment Party’s prior written consent shall be required for any waiver having the direct or indirect effects referred to in the proviso to the first sentence of this Section 10.8). No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further wavier or exercise thereof or the waiver or exercise of any other right, power or privilege pursuant to this Agreement. Except as otherwise provided in this Agreement, the rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any Party otherwise may have at law or in equity. For the avoidance of doubt, nothing in this Agreement shall affect or otherwise impair the rights, including consent rights, of the Backstop Commitment Parties under the Restructuring Support Agreement or any other Definitive Document. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

Section 10.9        Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Section 10.10    Specific Performance. The Parties agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled, whether at law, in equity or otherwise. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law, in equity or otherwise.

Section 10.11    Damages. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect or consequential damages or damages for lost profits as a result of any breach of or other claim or cause of action arising out of or in connection with this Agreement.

Section 10.12    No Reliance. No Backstop Commitment Party or any of its Related Parties shall have any duties or obligations to the other Backstop Commitment Parties in respect of this Agreement, the Plan or the transactions contemplated hereby or thereby, except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Backstop Commitment Party or any of its Related Parties shall be subject to any fiduciary or other implied duties to the other Backstop Commitment Parties or to the Company or the other Debtors, (b) no Backstop Commitment Party or any of its Related Parties shall have any duty to take any discretionary action or exercise any discretionary powers on behalf of any other Backstop Commitment Party, (c) no Backstop Commitment Party or any of its Related Parties shall have any duty to the other Backstop Commitment Parties to obtain, through the exercise of diligence or otherwise, to investigate, confirm or disclose to the other Backstop Commitment Parties any information relating to Company or any of its Subsidiaries that may have been communicated to or obtained by such Backstop Commitment Party or any of its Affiliates in any capacity, (d) no Backstop Commitment Party may rely, and each Backstop Commitment Party confirms that it has not relied, on any due diligence investigation that any other Backstop Commitment Party or any Person acting on behalf of such other Backstop Commitment Party may have conducted with respect to the Company or any of its Affiliates or any of their respective securities, and (e) each Backstop Commitment Party acknowledges that no other Backstop Commitment Party is acting as a placement agent, initial purchaser, underwriter, broker or finder with respect to its Backstop Shares, Direct Allocation Shares or Backstop Premium Shares.

Section 10.13    Publicity. Except as required by applicable Laws or by any listing authority or stock exchange or any regulatory or governmental body, at all times prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Debtors and the Backstop Commitment Parties shall consult with each other prior to issuing any press releases (and provide each other a reasonable opportunity to review and comment upon such release) or otherwise making public announcements with respect to the transactions contemplated by this Agreement, it being understood that nothing in this Section 10.13 shall prohibit any Party from filing any motions or other pleadings or documents with the Bankruptcy Court in connection with the Chapter 11 Cases. Except as required by applicable Law, by any listing authority or stock exchange or any regulatory or governmental body, or as ordered by the Bankruptcy Court or other court of competent jurisdiction, no Party or its advisors shall (a) use the name of any Commitment Party in any public manner (including in any press release) with respect to this Agreement, the transaction contemplated hereby or the Restructuring Transactions or (b) disclose to any Person (including, for the avoidance of doubt, any other Party) the Direct Allocation Amount and/or the Commitment Amount of any Backstop Commitment Party as determined pursuant to this Agreement without such Backstop Commitment Party’s prior written consent, and if the Company determines that it is required to attach a copy of this Agreement to any Definitive Documents or any other filing or similar document relating to the transactions contemplated hereby, it will redact any reference to or concerning a specific Backstop Commitment Party’s name, Direct Allocation Amount, Commitment Amount, and Pro Rata Share of the Rights Offering Shares, if applicable.

Section 10.14    Settlement Discussions. This Agreement and the transactions contemplated herein are part of a proposed settlement of a dispute between the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Section 408 of the U.S. Federal Rules of Evidence and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any Legal Proceeding, except to the extent filed with, or disclosed to, the Bankruptcy Court in connection with the Chapter 11 Cases (other than a Legal Proceeding to approve or enforce the terms of this Agreement).

Section 10.15    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Parties may be partnerships or limited liability companies, each Party covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Party’s Affiliates, or any of such Party’s Affiliates’ or respective Related Parties in each case other than the Parties to this Agreement and each of their respective successors and permitted assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any Party under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, nothing in this Section 10.15 shall relieve or otherwise limit the liability of any Party hereto, any Related Purchaser party to this Agreement, or any of their respective successors or permitted assigns for any breach or violation of its obligations under this Agreement or such other documents or instruments.  For the avoidance of doubt, prior to the Plan Effective Date, none of the Parties will have any recourse, be entitled to commence any proceeding or make any claim under this Agreement or in connection with the transactions contemplated hereby except against any of the Parties, any Related Purchaser party to this Agreement, or their respective successors and permitted assigns, as applicable.

Section 10.16    Specific Execution. The Parties understand that the Consenting Stakeholders are engaged in a wide range of financial services and businesses. In furtherance of the foregoing, the Parties acknowledge and agree that, to the extent a Consenting Stakeholder expressly indicates on its signature page hereto that it is executing this Agreement on behalf of specific trading desk(s) and/or business group(s) of the Consenting Stakeholder, the obligations set forth in this Agreement shall only apply to such trading desk(s) and/or business group(s) and shall not apply to any other trading desk or business group of the Consenting Stakeholder so long as they are not acting at the direction or for the benefit of such Consenting Stakeholder or such Consenting Stakeholder’s investment in the Company; provided, that the foregoing shall not diminish or otherwise affect the obligations and liability therefor of any legal entity that (i) executes this Agreement or (ii) on whose behalf this Agreement is executed by a Consenting

Stakeholder. The Company acknowledges that the Consenting Stakeholder may have engaged an investment manager or advisor which acts as (i) the sole investment manager or advisor for certain single-manager accounts, and (ii) investment manager or adviser solely to a designated pool of assets of certain multi-manager accounts. In respect of the multi-manager accounts, to the extent a Consenting Stakeholder expressly indicates on its signature page hereto that such investment advisor or manager (A) is its discretionary advisor with respect to the accounts of the Consenting Stakeholder or (B) has executed the Agreement on Consenting Stakeholder’s behalf (“Investment Advisor”), the Investment Advisor has no visibility, control or oversight in respect of the trading of other investment managers or advisers to such multi-manager accounts of the Consenting Stakeholder. As such, notwithstanding anything to the contrary herein, all agreements, covenants, representations or warranties herein that relate to any Consenting Stakeholder shall, with respect to any multi-manager accounts, solely apply to the portion of the account over which such Investment Advisor has discretion and not the Consenting Stakeholder as a whole.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Parties have duly executed this Agreement as of the date first above written.

SPIRIT AIRLINES INC.

By:	/s/ Fred Cromer
Name: Fred Cromer
Title: Chief Financial Officer

[Signature Page to Backstop Commitment Agreement]

[Backstop Commitment Parties’ signature pages on file with the Company]

[Signature Page to Backstop Commitment Agreement]

SCHEDULE 1

Senior Secured Commitment Schedule

[Intentionally omitted]

SCHEDULE 2

Convertible Commitment Schedule

[Intentionally omitted]

EXHIBIT A

Form of Joinder Agreement

JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”) to the Backstop Commitment Agreement dated as of November 18, 2024 (as amended, supplemented or otherwise modified from time to time, the “Backstop Agreement”), among the Company and the Backstop Commitment Parties is executed and delivered by the undersigned (the “Joining Party”) as of [●] (the “Joinder Date”). Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Backstop Agreement.

Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Backstop Agreement, a copy of which is attached to this Joinder Agreement as Annex 1 (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions hereof). The Joining Party shall hereafter be deemed to be a “Backstop Commitment Party” and as a “Backstop Commitment Party” for all purposes under the Backstop Agreement.

Representations and Warranties. The Joining Party hereby severally, and not jointly and severally, makes the representations and warranties of the Backstop Commitment Parties as set forth in Article V of the Backstop Agreement to the Company as of the date hereof.

Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the Laws of the State of New York, but without giving effect to applicable principals of conflicts of law to the extent that the application of the Law of another jurisdiction would be required thereby.

[Signature pages to follow]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[JOINING PARTY]

By:
Name:
Title:

EXHIBIT B

Form of Commitment Party Transfer Form

Reference is hereby made to that certain Backstop Commitment Agreement, dated as of November 18, 2024, (the “Backstop Commitment Agreement”), by and among the Company, the other Debtors, and the Backstop Commitment Parties. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Backstop Commitment Agreement.

The purpose of this notice (“Notice”) is to advise you, pursuant to Section 2.3(a) of the Backstop Commitment Agreement, of the proposed transfer by [●] (the “Transferor”) to [●] (the “Transferee”) of [●] amount of the Transferor’s (A) rights and obligations to participate in the Direct Allocation and purchase the Direct Allocation Shares and (B) rights and obligations to provide the Rights Offering Backstop Commitment and to purchase any Backstop Shares and receive Backstop Premium Shares.

This Notice shall serve as a Commitment Party Transfer Form in accordance with the terms of the Backstop Commitment Agreement, including Section 2.3(a) thereof. Please acknowledge receipt of this Notice delivered in accordance with Section 2.3(a) by returning a countersigned copy of this Notice to the Transferor, the Transferee, and the applicable advisors.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Notice to be executed and delivered as of the date first written above.

[TRANSFEROR]

By:
Name:
Title:

[TRANSFEREE]

By:
Name:
Title:

Acknowledged and accepted by

SPIRIT AIRLINES, INC.

By:
Name:
Title:

EXHIBIT C

FORM OF Company Acknowledgment

With respect to the Backstop Commitment Agreement, dated as of November 18, 2024, as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions thereof (the “Agreement”), the undersigned (the “Debtor”) hereby acknowledges, agrees and confirms that, by its execution of this Agreement, from and after the Effective Date (as defined below), the Debtor:

(1)	becomes and shall be treated for all purposes under the Agreement as a Debtor;

(2)	agrees to be subject to and bound by all of the terms of the Agreement; and

(3)	is deemed, without further action, to make to the other Parties as of the Effective Date the representations and warranties that the Parties make in Article IV of the Agreement.

The Company Acknowledgment shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

Capitalized terms used in this Company Acknowledgment but not otherwise defined shall have the respective meanings set forth in the Agreement.  The Agreement shall control over any provision in this Company Acknowledgment that is inconsistent with the Agreement.

[Signature page to follow]

Date Executed: [                     ] (the “Effective Date”)

By: _____________________

Name:

Authorized Signatory

EXHIBIT D

DEBTORS TO SIGN COMPANY ACKNOWLEDGMENT

Spirit Finance Cayman 1 Ltd.

Spirit Finance Cayman 2 Ltd.

Spirit IP Cayman Ltd.

Spirit Loyalty Cayman Ltd.